UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

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A NOTE FROM MAJDI ABULABAN

April 15, 2021

Dear Superior Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Superior Industries International, Inc. (the “Annual Meeting”). The meeting will be held on May 25, 2021 at 10:00 a.m. Eastern Daylight Time. Due to ongoing concerns related to COVID-19, and to support the health and well-being of our stockholders, employees, and partners, the Annual Meeting will be a completely “virtual meeting,” conducted via live audio webcast on the Internet. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live audio webcast of the meeting by visiting www.virtualshareholdermeeting.com/SUP2021 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials.

During 2020, we responded to the challenging operating environment created by COVID-19. Throughout the year, we actively managed what was in our control, including ensuring the health of our employees, aligning costs to OEM production, executing on our portfolio of differentiating technologies, and managing cash flow. These efforts resulted in $1.1 billion in net sales, $648 million of Value-Added Sales(1), representing growth over market of 7%(2), Content Per Wheel(1) growth of 7%, cash flow from operations of $150 million, and Free Cash Flow of $87 million(1). Additional highlights of our 2020 performance can be found in the “2020 Performance & Business Highlights” section of the attached Proxy Statement.

2020 proved to be an inflection point for Superior as a growth above market company(2) with a differentiated technology portfolio. While the ongoing impact of COVID-19 on the automotive industry continues to evolve, we saw a significant rebound in industry production beginning in mid-2020 that has continued into early 2021. Looking forward I am confident we have the systems and processes in place to appropriately respond to the evolving market and continue to ensure the health and safety of our employees, align costs to OEM production, and sustain our cash flow generation.

Investor Engagement. During 2020, we actively engaged with you, our investors, to hear your feedback, a significant priority of management and the Board. Management participated in more than 12 investor conferences and investor non-deal roadshows during 2020. We also contacted our top stockholders to solicit feedback regarding the 2020 proxy and have implemented changes in response to that feedback.

Your Vote is Important. I, and the rest of the Board, invite you to attend the Annual Meeting via audio webcast. If you are not able to attend via the live audio webcast, we encourage you to vote by proxy. The proxy statement contains detailed information about the matters on which we are asking you to vote. Whether or not you plan to attend the Annual Meeting via the live audio webcast, your vote is important, and we encourage you to vote promptly. You can vote your shares over the telephone, via the Internet or by completing, dating, signing and returning the enclosed proxy card or voting instruction form provided by your broker, as described in the enclosed Proxy Statement.

Thank you for your ongoing support of Superior.

A Note in Recognition of our Departing Directors

On February 18, 2021, we announced Jim McElya’s decision to retire from Superior’s Board of Directors effective upon the Annual Meeting. We wish to thank Jim for his eight years of service and contributions to Superior. Jim was instrumental in Superior’s transformation from a regional automotive wheel manufacturer to a global leader in the design and manufacture of premium aluminum wheels to the automotive industry. During his service, Jim led Superior’s Compensation and Benefits Committee and, more recently, its Nominating and Corporate Governance Committee.

(1)	Value-Added Sales, Content per Wheel, and Free Cash Flow are non-GAAP financial measures. See Appendix A to this Proxy Statement for a reconciliation to the most comparable GAAP measures.
(2)	Based on Value-Added Sales excluding Foreign Exchange compared to North America and Western and Central Europe industry production as reported by IHS on February 16, 2021.

In this Proxy Statement, you will note that Francisco (Pancho) Uranga has also chosen not to run for reelection as a member of our Board. Joining Superior’s Board in 2007, Pancho played a significant role in helping Superior navigate our start-up of operations in Chihuahua, Mexico, as well as supporting our ongoing operations based on his extensive experience with business and governmental affairs in Mexico. During his 14 years of service with Superior’s Board, Pancho served on both the Compensation and Benefits Committee as well as the Nominating and Corporate Governance Committee.

Jim and Pancho will both be greatly missed. Please join me, the other Board members, and employees of Superior in wishing them the best in both their personal and professional pursuits.

Majdi Abulaban

President and Chief Executive Officer

This Proxy Statement is dated April 15, 2021 and is first being made available to stockholders via the Internet on or about April 15, 2021.

If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

+ 1 (212) 297-0720 (Main)

+ 1 (855) 305-0856 (Toll-Free)

Email: info@okapipartners.com

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	May 25, 2021, at 10:00 a.m. Eastern Daylight Time, via a live audio webcast that is available at www.virtualshareholdermeeting.com/SUP2021. There will be no physical meeting location and the meeting will only be conducted via the live audio webcast. To participate in the meeting, you must have your 16-digit control number that is shown on your proxy card.

Record Date:

March 31, 2021 (the “Record Date”)

Each holder of Superior Industries International, Inc. (“Superior” or the “Company”) common stock and Series A Preferred Stock as of the Record Date will be entitled to one vote on each matter for each share of common stock held, or into which such holder’s Series A Preferred Stock is convertible, on the Record Date.

Items to Be Voted On:

1.  To elect eight nominees to the Board of Directors (the “Board”), each to serve until Superior’s 2022 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2.  To approve, in a non-binding advisory vote, the executive compensation of the Company’s named executive officers for the fiscal year ended December 31, 2020;

3.  To approve an amendment to the 2018 Equity Plan of the Company to, among other things, increase the number of shares of common stock available for issuance under the 2018 Equity Plan by 2,000,000 shares;

4.  To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

5.  To act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

How to Vote:	YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING VIA THE LIVE AUDIO WEBCAST, PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING, DATING, SIGNING, AND RETURNING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM. INSTRUCTIONS FOR VOTING YOUR SHARES OVER THE TELEPHONE OR VIA THE INTERNET AS DESCRIBED IN THE PROXY STATEMENT ARE PROVIDED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM.

Contact Information:	If you have any questions about the attached Proxy Statement or require assistance in voting your shares on the proxy card or voting instruction form, or need additional copies of Superior’s proxy materials, please contact Okapi Partners LLC, our proxy solicitor assisting us with the Annual Meeting, toll free at (855) 305-0856.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Joanne M. Finnorn
Joanne M. Finnorn
Senior Vice President, General Counsel and Corporate Secretary

Southfield, Michigan

April 15, 2021

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders to be held on May 25, 2021

Our Proxy Statement is attached. Financial and other information concerning our Company is contained in our Annual Report to Stockholders for the year ended December 31, 2020. Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including the Proxy Statement, annual report, letter to stockholders, and proxy card, and by notifying you of the availability of these proxy materials on the Internet. This Proxy Statement and our annual report are available at www.proxyvote.com. All stockholders are invited to attend the Annual Meeting via the live audio webcast.

Superior Industries International, Inc.  •  Table of Contents

2021 Proxy Statement  |  i

Superior Industries International, Inc.  •  Table of Contents

Potential Payments upon Termination of Employment or Change in Control	65
AUDIT COMMITTEE REPORT	67

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	68

PROXY SOLICITATION AND COSTS	76

STOCKHOLDERS SHARING THE SAME ADDRESS	77

ii  |  Superior Industries International, Inc.

Proxy Summary  •  2021 Annual Meeting of Stockholders

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding our 2020 performance, please review our 2020 Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 5, 2021.

The 2020 annual report to stockholders, including financial statements, is being made available to stockholders together with these proxy materials on or about April 15, 2021.

2021 Annual Meeting of Stockholders – Annual Meeting Information

Time and Date:

May 25, 2021 at 10:00 a.m. Eastern Daylight Time, via a live audio webcast that is available at www.virtualshareholdermeeting.com/SUP2021. There will be no physical meeting location and the meeting will only be conducted via the live audio webcast. To participate in the meeting, you must have your 16-digit control number that is shown on your proxy card.

Record Date:	March 31, 2021 (the “Record Date”)
Voting:

You are entitled to vote at the meeting if you were a stockholder of record of Superior’s common stock or Series A Preferred Stock at the close of business on the Record Date. Each holder of Superior common stock or Series A Preferred Stock as of the Record Date will be entitled to one vote on each matter for each share of common stock held, or into which such holder’s Series A Preferred Stock is convertible, on the Record Date.

For more information regarding the Annual Meeting and voting, please see our “Information About the Annual Meeting and Voting” Section, found on page 68.

2021 Proxy Statement  |  1

Proxy Summary  •  2021 Annual Meeting of Stockholders

2021 Annual Meeting of Stockholders – Agenda and Voting Recommendations

Proposals:		Board Voting Recommendation:	Page Reference for More Detail:

1.	Election of eight Directors	“FOR” all nominees	7

2.	To approve, in a non-binding advisory vote, executive compensation of the Company’s named executive officers for the fiscal year ended December 31, 2020	“FOR”	30

3.	To approve an amendment to the 2018 Equity Plan of the Company to, among other things, increase the number of shares of common stock available for issuance under the 2018 Equity Plan by 2,000,000 shares	“FOR”	32

4.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021	“FOR”	42

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting via the live audio webcast, your vote is important, and we encourage you to vote promptly. You can vote your shares over the telephone, via the Internet or by completing, dating, signing and returning a proxy card or voting instruction form, as described in the Proxy Statement. Your prompt cooperation is greatly appreciated.

2  |  Superior Industries International, Inc.

Proxy Summary  •  2020 Performance & Business Highlights

2020 Performance & Business Highlights

The following chart highlights key metrics of our financial and operating performance in 2019 and 2020:

Key Metric ($ in Millions except per wheel data, Units in Thousands)	2019 Full Year Results	2020 Full Year Results	2019 Q4 Results	2020 Q4 Results

Units Shipped	19,246	15,194	4,466	4,457

Net Sales	$1,373	$1,101	$310	$338

Value-Added Sales(1)	$755	$648	$173	$202

Content per Wheel(1)	$39.25	$42.06	$38.84	$43.50

Net Income (Loss)(2)	($97)	($244)	($99)	($21)

Adjusted EBITDA(1)	$169	$129	$38	$47

Adjusted EBITDA(1) % of Value-Added Sales(3)	22.3%	20.0%	21.6%	23.2%

Cash Provided by Operating Activities	$163	$150	$61	$58

Free Cash Flow(1)	$79	$87	$38	$42

•	We effectively responded to the challenging operating environment brought on by COVID-19:

•	Established health and safety protocols and safely restarted production

•	Enhanced our liquidity and cash flow position

•	Effectively utilized production to deliver margin growth in the fourth quarter of 2020

•	Reduced costs through permanent and temporary cost saving initiatives

•	Successfully met volatile customer schedules

•	We executed on the shift to higher-content wheels despite the effects of the COVID-19 pandemic:

•	Achieved record level of product complexity in our facilities; 2020 Content per Wheel grew 7%(1)

•	Ramped up production and received an award from Ford for launch of PVD, a new finishing technology

•	Grew Value-Added Sales(2) above market by 7%(3)
•	Increased large diameter wheels (19-inch and greater) to above 40% of Superior shipments in 2020 from approximately 20% in 2018

•	We delivered significant cash flow and strengthened the balance sheet:

•	Increased Free Cash Flow(1) to $87 million

•	Decreased working capital by 53%, lowest level since acquisition of European operations

•	Increased cash to $152 million and decreased Net Debt(1) to $491M, lowest level since the acquisition of the European operations

•	We enhanced manufacturing competitiveness and continued integration between our North American and European regions:

•	Exceeded our safety targets, further reducing recordable incident rate by 22% compared to 2019

•	Reduced employee turnover by more than 50%

•	Improved Adjusted EBITDA(1) margins in Q4 2020 by 160 basis points compared to the prior year

(1)

Value-Added Sales, Adjusted EBITDA, Content per Wheel, Free Cash Flow, and Net Debt are non-GAAP financial measures. We are including 2019 and 2020 results of these measures to show an aspect of performance. See Appendix A to this Proxy Statement for a reconciliation to the most comparable GAAP measures.

(2)

Full year 2019 and Q4 2019 results include Fayetteville restructuring costs of $13 million and goodwill and intangible impairment of $102 million. Full year 2020 results include goodwill and intangible asset impairments of $194 million.

(3)	Based on Value-Added Sales excluding Foreign Exchange compared to North America and Western and Central Europe industry production as reported by IHS on February 16, 2021.

2021 Proxy Statement  |  3

Proxy Summary  •  2020 Performance & Business Highlights

•	We expanded our portfolio of technologies:

•	Developed and launched wheels for Ford with patent pending Deco Tech™ technology

•	Launched Superior’s first in-house paint masking program on 2021 Chevy Silverado

•	Successfully launched aerodynamic technology for North America market

•	Launched wheels for multiple electric vehicle platforms

Executive Compensation Highlights

Key highlights of our 2020 executive compensation program are summarized as follows:

Annual Incentive Performance Plan (“AIPP”) Payout 73%	2018-2020 PRSU Payout 0%	2019-2020 CEO PRSU Inducement Grant Payout 87%	CEO Base Salary Reduction 50% (April-August 2020)

•

Base Salaries. To help preserve financial flexibility in response to the challenges posed by the Covid-19 pandemic, our CEO took a voluntary salary reduction of 100% during the months of April and May and an additional voluntary salary reduction of 20% in the months of July and August. Additionally, our CEO decided to forego the salary increase that the Board approved three weeks prior to the pandemic, and all other Board approved pay increases were suspended. Each of our other NEOs participated in a variety of temporary salary reductions and furloughs based on regional initiatives in the second and third quarters of 2020.

•

AIPP Achievement. In response to the COVID-19 pandemic, the Compensation and Benefits Committee modified the AIPP Adjusted EBITDA performance calculation for 2020, with a commensurate reduction of 25% in NEO target bonus opportunity. The Compensation and Benefits Committee substituted the Company’s actual second quarter 2020 performance with budgeted performance to calculate AIPP achievement in recognition of vehicle production largely ceasing in North America and Europe during that time. Executive annual incentive bonus targets were then reduced 25%. The Company performed close to target in the first, third and fourth quarters of 2020. On this basis, and with the adjustment for the second quarter of 2020, the Company’s AIPP Adjusted EBITDA was 98% of the target. Following the 25% bonus opportunity reductions, the 2020 AIPP bonus pool for our NEO’s was 73% of the original target.(A)

•

Long-Term Incentive Plan (“LTIP”) Awards. One third of the NEO’s long-term incentive compensation is awarded in the form of time-based restricted stock units (“RSUs”) that fluctuate with Superior’s share price. Two-thirds of the NEO’s long-term incentive compensation consists of performance-based restricted stock units (“PRSUs”), which can be earned based on achievement of the following three performance measures as calculated over a three year period:(B)

Return on Invested Capital (“ROIC”) 40% weighting	Cumulative Earnings Per Share (“Cumulative EPS”) 40% weighting	Relative Total Stockholder Return (“Relative TSR”) 20% weighting

(A)

Please see the “Annual Incentive Compensation and Bonuses” portion of the “Narrative Disclosure Regarding Compensation” section of this Proxy Statement for a discussion of how AIPP Adjusted EBITDA is calculated.

(B)

Please see the “Long-Term Equity Incentive Compensation” portion of the “Narrative Disclosure Regarding Compensation” section of this Proxy Statement for a discussion of how each of these performance measures are calculated.

The Company did not achieve the performance thresholds for the PRSUs granted in 2018 that vest based on the Company’s achievement of ROIC, Cumulative EPS and Relative TSR during 2018-2020, resulting in a payout at 0% for our NEOs.

4  |  Superior Industries International, Inc.

Proxy Summary  •  Executive Compensation Highlights

For the PRSUs that payout based on the Company’s performance in 2019 – 2021 and 2020 – 2022, the Compensation and Benefits Committee modified the performance calculation by substituting the Company’s actual 2020 second quarter performance with budgeted 2020 second quarter performance. No changes were made to the PRSU performance targets. The Compensation and Benefits Committee saw this adjustment as appropriate in recognition of vehicle production largely ceasing in Europe and North America during the second quarter of 2020 due to the unforeseen COVID-19 pandemic, which made performance achievement highly unlikely, even at the threshold level. In addition, the Compensation and Benefits Committee considered the Company’s strong performance in the first, third and fourth quarters for 2020 and the fact the 2019-2021 grant was performing at 111% prior to the second quarter of 2020. This modification impacts one quarter of twelve in the respective performance periods, and the awards are currently forecasted to be earned below target. In the event that awards are earned above target, as a result of this modification, the Compensation and Benefits Committee will consider whether to apply downward discretion in the context of overall Company performance. A similar adjustment was made in respect of the 2020 tranche of Mr.  Abulaban’s Inducement Grant that vested based on the Company’s performance in 2019-2020, resulting in a payout of 87%.

Corporate Governance Highlights

Our Board is committed to having a sound governance structure that promotes the best interests of our stockholders. Highlights of our governance practices include:

•	Requirement that at least a majority of the Board be independent

•	“Plurality-plus vote” policy in uncontested elections of directors with a director resignation policy

•	Availability of proxy access

•	Separation of the Chairperson of the Board and Chief Executive Officer roles (independent Chairperson of the Board)

•	Annual election of all directors (no classified board)

•	Audit, Compensation and Benefits, and Nominating and Corporate Governance Committees (each a “Committee” and collectively, the “Committees”) are comprised entirely of independent directors

•	Annual Board and Committee self-evaluations
•	Limitation on the number of a director’s additional public board memberships to three for non-management directors and one for management directors

•	Independent directors meet regularly without the presence of management

•	Stock ownership and retention requirement for non-management directors and executive officers

•	No waivers of code of conduct policy for any director or executive officer

•	Risk oversight by the full Board and Committees

•	The charters of the Committees of the Board clearly establish the Committees’ respective roles and responsibilities, including the authority to hire outside advisors independently of management

•	Stockholders have the right to call special meetings

•	No poison pill in place

•	Clear and robust corporate governance guidelines

2021 Proxy Statement  |  5

Proxy Summary  •  Director Nominee Highlights

Director Nominee Highlights

Name	Age	Director Since	Principal Occupation	Independent	Board Committees

Majdi B. Abulaban	57	2019	President and Chief Executive Officer of the Company

Raynard D. Benvenuti	65	2020	Founder of Concord Investment Partners	X	• Nominating & Corporate Governance Committee

Michael R. Bruynesteyn	57	2015	Chief Financial Officer of Raistone Capital	X	• Audit Committee • Nominating & Corporate Governance Committee

Richard J. Giromini	68	2018	Retired Chief Executive Officer and Director of Wabash National Corporation (NYSE: WNC)	X	• Audit Committee • Compensation & Benefits Committee

Paul J. Humphries	66	2014	Senior Executive of High Reliability Solution (a business group of Flex LTD)	X	• Audit Committee • Compensation & Benefits Committee (Chair)

Ransom A. Langford	49	2017	Partner, TPG Growth	X

Timothy C. McQuay	69	2011	Retired Managing Director, Investment Banking, Noble Financial Markets	X

Ellen B. Richstone	69	2016	Retired Chief Financial Officer, Rohr Aerospace	X	• Audit Committee (Chair) • Nominating & Corporate Governance Committee

6  |  Superior Industries International, Inc.

Proposal No. 1  •  General

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

On June 22, 2020, the Board resolved to increase the size of the Board from nine to ten directors and appointed Raynard D. Benvenuti to fill the newly-created vacancy on the Board. On March 3, 2021 the Board resolved to decrease the size of the Board from ten to eight directors to be effective immediately upon the expiration of James McElya’s and Francisco Uranga’s terms as directors at the Annual Meeting and upon the election by the stockholders of the director nominees set forth in this Proxy Statement.

Upon the recommendation of our Nominating and Corporate Governance Committee, the Board has nominated the eight individuals listed below to stand for election at the Annual Meeting for a one-year term ending at the annual meeting of stockholders in 2022 or until their successors, if any, are elected or appointed. All of our nominees have consented to be named in this Proxy Statement and to serve as directors, if elected by the Company’s stockholders. In the event that any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies returned to us will be voted for the election of a substitute nominee(s) designated by the Board upon the recommendation of its Nominating and Corporate Governance Committee. If any such substitute nominee(s) are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominee(s), discloses that such nominees have consented to being named in the amended proxy statement and to serve as directors if elected, and provide information about such nominees required by the rules of the SEC. As of the date of this Proxy Statement, the Board is not aware that any of its nominees is unable or will decline to serve as a director.

The Board, through the Nominating and Corporate Governance Committee, considers the following experience, qualifications, attributes and skills of both potential director nominees as well as existing members of the Board:

For more information regarding director nominations and qualifications, see the sections titled “Information about Director Nominees” (beginning on page 8) and “Director Selection” (beginning on page 19).

2021 Proxy Statement  |  7

Proposal No. 1  •  Information about Director Nominees

Information about Director Nominees

Set forth below is information about our nominees, including their names and ages, recent employment or principal occupation, their period of service as a Superior director, the names of other public companies for which they currently serve as a director or have served as a director within the last five years and a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director. Mr. Langford was appointed and is being nominated to the Board pursuant to the Investor Rights Agreement, dated as of May 22, 2017, by and between the Company and TPG Growth III Sidewall, L.P.

Each of the nominees for director has been nominated for election by the Board upon recommendation by the Nominating and Corporate Governance Committee and has consented to serve if elected. When a member of the Nominating and Corporate Governance Committee is under consideration for nomination, the nominee typically recuses himself or herself from the discussion and abstains from the voting on the recommendation.

MAJDI ABULABAN

Superior Industries International, Inc. President and Chief Executive Officer

Age: 57

Director since: 2019

Board Committees:

None

Education:

Mr. Abulaban holds a Bachelor of Applied Science in Mechanical Engineering from the University of Pittsburgh and a Master of Business Administration from Weatherhead School of Management at Case Western Reserve University.

Current Directorships:

SPX Flow (NYSE: FLOW)

Former Directorships:

None

Qualifications: Mr. Abulaban has more than 30 years of leadership experience in global automotive supplier operations. Mr. Abulaban was appointed to the Board based on his experience and skills, including his significant experience in the automotive industry and strong operational background. He led three global product business units and over 120,000 employees to transfer Delphi into a world-class provider of electrical architecture. He has a proven track record of implementing successful strategies, operating systems and organizational structures that drive performance. In addition, he was instrumental in establishing Delphi as an automotive leader in China.

Mr. Abulaban was appointed as the Company’s President and Chief Executive Officer effective May 15, 2019. He was Senior Vice President & Group President, Global Signal and Power Solutions at Aptiv PLC (formerly Delphi Automotive), a technology company that develops connected solutions from 2017 to 2019. He previously was Senior Vice President and Group President, Global Electrical and Electronic Architecture Segment and President of Aptiv Asia Pacific. He also held various business unit leadership positions with Delphi in China, Singapore and the United States, having joined the company in 1985.

8  |  Superior Industries International, Inc.

Proposal No. 1  •  Information about Director Nominees

RAYNARD BENVENUTI

Founder & Managing Member, Concord Investment Partners

Independent

Age: 65

Director since: 2020

Board Committees:

Nominating and Corporate Governance

Education:

Mr. Benvenuti earned a Bachelor of Engineering in Mechanical Engineering from Manhattan College with Highest Distinction, a Master of Science in Mechanical and Aerospace Engineering from Princeton University, and a Masters of Business Administration from the Harvard Graduate School of Business Administration where he graduated a Baker Scholar.

Current Directorships:

NN, Inc. (Nasdaq NNBR), The Whitcraft Group

Former Directorships:

EDAC Technologies, Inc., Muth Mirror Systems, Align Aerospace, Princeton Alumni Association of New England, AmSafe Partners, Stellex Aerostructures, Inc.

Qualifications: Mr. Benvenuti has extensive experience as a senior executive, director and advisor to various aerospace, automotive and manufacturing companies, including in turnaround and highly leveraged situations. He has valuable strategic, financial, operational and corporate governance expertise.

Mr. Benvenuti founded Concord Investment Partners, a boutique investment and advisory firm that invests in engineering-centric industries including aerospace, automotive and industrial manufacturing/distribution companies in 1996. From 2007 to 2015, he served as a Managing Partner, Managing Director and an operational practice leader for the aerospace and automotive/truck sectors at Greenbriar Equity Group, L.P. (“Greenbriar”), a private equity group focused on transportation-related enterprises. While at Greenbriar, Mr. Benvenuti served as a director on five boards, three as Chairman, including as Chairman and interim CEO of Align Aerospace, LLC, an aerospace hardware distribution company. From 2002 until its sale to GKN plc in 2006, Mr. Benvenuti served as the President and CEO of Stellex Aerostructures, Inc., a manufacturer of large structural components for commercial and military aircraft. Prior to 2002, he worked at Forstmann Little & Co., a private equity firm, and McKinsey & Company, a global management consulting firm, where he advised high technology and industrial sector clients in the areas of strategic planning and operational improvement.

2021 Proxy Statement  |  9

Proposal No. 1  •  Information about Director Nominees

MICHAEL R. BRUYNESTEYN

Chief Financial Officer, Raistone Capital

Independent

Age: 57

Director since: 2015

Board Committees:

Audit

Nominating and Corporate Governance

Education:

Mr. Bruynesteyn holds a Bachelor of Applied Science in Mechanical Engineering from the University of British Columbia and a Master of Business Administration from the London Business School. Mr. Bruynesteyn is a National Association of Corporate Directors Governance Fellow.

Current Directorships:

None

Former Directorships:

None

Qualifications: Mr. Bruynesteyn has developed a deep understanding of capital markets from hands-on experience over the last 20 years. He cultivated a firm grasp of the investor’s perspective from the vantage points of directing investor relations for General Motors Company (NYSE: GM), leading the award-winning sell-side research team covering the automotive industry for Prudential Equity Group, and investing on the buy-side as part of a $6 billion hedge fund owned by Lehman Brothers. Mr. Bruynesteyn built on this knowledge base by providing deal-making advice to automotive and energy storage companies with boutique investment bank Strauss Capital. He remained active in the capital markets in his role as Treasurer of Turner Construction, where he led a team focused on cash generation and was responsible for investing more than $1 billion of the company’s funds. Mr. Bruynesteyn continues his engagement in the automotive industry as a member of the Advisory Board of ClearMotion, Inc., a developer of breakthrough active suspension technology.

Mr. Bruynesteyn is Chief Financial Officer of Raistone Capital, a leader in providing working capital solutions. Previously, he was Treasurer and Vice President, Strategic Finance of Turner Construction Company, the largest non-residential commercial construction company in the United States, a position he held from 2013-2018. He also was a Managing Director at the investment banking firm Strauss Capital Partners, where he served middle-market clients by raising capital, providing board-level financial advisory services and executing M&A transactions from 2008 to 2012. Prior to that, Mr. Bruynesteyn was a Managing Director in the asset management division of Lehman Brothers, where he focused on transportation-related investments from 2006 to 2008. From 1999 to 2006, Mr. Bruynesteyn was the Senior Equity Research Analyst at Prudential Equity Group in the Automotive Group, where he acted as a sell-side analyst. Prior to his position at Prudential Equity Group, Mr. Bruynesteyn worked at General Motors, where he held various finance positions until he departed as Director of Investor Relations in 1998.

10  |  Superior Industries International, Inc.

Proposal No. 1  •  Information about Director Nominees

RICHARD J. GIROMINI

Retired Chief Executive Officer and Director of Wabash National Corporation (NYSE: WNC)

Independent

Age: 68

Director since: 2018

Board Committee:

Audit

Compensation & Benefits

Education:

Mr. Giromini holds a Master of Science degree in Industrial Management and a Bachelor of Science degree in Mechanical Engineering, both from Clarkson University. He is also a graduate of the Advanced Management Program at the Duke University Fuqua School of Management

Current Directorships:

None

Former Directorships:

Wabash National Corporation (NYSE: WNC), Robbins & Myers (formerly traded NYSE: RBN)

Qualifications: Mr. Giromini brings over eleven years of experience as former Chief Executive Officer of a transportation equipment public company, providing key strategic growth, sales, and operational expertise that led to a doubling of revenues and record operating performance under his leadership. This, combined with his extensive automotive industry experience working as a Tier 1 supplier, including five years in leadership positions within the automotive aluminum wheel industry, make Mr. Giromini a key member of the Board.

Mr. Giromini served as Executive Advisor and Director of Wabash National Corporation (NYSE: WNC), an industrial manufacturing company until May 2019. Mr. Giromini previously served in several positions with WNC, most recently as Chief Executive Officer and Director from January 2007 to June 2018, President, Chief Operating Officer and Director (December 2005 – December 2006), and Chief Operating Officer (July 2002 – November 2005). Earlier experience includes 26 years in the automotive industry, having begun his career with General Motors Company (1976-1985), serving in a variety of positions of increasing responsibility, then continuing service within the Tier 1 automotive sector, most recently with Accuride Corporation (Senior Vice President and General Manager), AKW LP (President and CEO), ITT Automotive (Director of Manufacturing), Hayes Wheels (Vice President of Operations), and Doehler-Jarvis (Plant Manager).

2021 Proxy Statement  |  11

Proposal No. 1  •  Information about Director Nominees

PAUL J. HUMPHRIES

Senior Executive of High Reliability Solutions, a business group at Flex LTD

Independent

Director since: 2014

Age: 66

Board Committees:

Audit

Compensation and Benefits (Chair)

Education:

Mr. Humphries has a B.A. in applied social studies from Lanchester Polytechnic (now Coventry University) and post-graduate certification in human resources management from West Glamorgan Institute of Higher Education.

Current Directorships:

ALearn Silicon Valley Education Foundation

Former Directorships:

None

Qualifications: Mr. Humphries has extensive experience in the automotive supplier industry and senior level management experience with multinational public companies, providing valuable expertise in strategy, growth, human resources and global operations. Further, Mr. Humphries has extensive experience in planning, implementing and integrating mergers and acquisitions.

Mr. Humphries currently serves as a senior executive of Flex LTD (NASDAQ: FLEX) (“Flex”), a global end-to-end supply chain solutions company that serves the medical, automotive and aerospace and defense markets. From 2011 until December 2020, Mr. Humphries served as the President of High Reliability Solutions, a business group at Flex. From 2006 to 2011, Mr. Humphries served as Executive Vice President of Human Resources at Flex. In that capacity, he led Flex’s global human resources organization, programs and related functions including global loss prevention, environmental compliance and management systems. Mr. Humphries joined Flex with the acquisition of Chatham Technologies Incorporated in April 2000. While at Chatham Technologies, he served as Senior Vice President of Global Operations. Prior to that, Mr. Humphries held several senior management positions at Allied Signal, Inc. (NYSE: ALD) and its successor Honeywell Inc. (NYSE: HON), BorgWarner Inc. (NYSE: BWA) and Ford Motor Company (NYSE: F).

12  |  Superior Industries International, Inc.

Proposal No. 1  •  Information about Director Nominees

RANSOM A. LANGFORD

Partner, TPG Growth

Independent

Director since: 2017

Age: 49

Board Committees:

None

Education:

Mr. Langford earned a B.A. with Highest Distinction from University of North Carolina, Chapel Hill and an M.B.A. from the Wharton School at University of Pennsylvania.

Current Directorships:

Finders TopCo Limited, The Private Suite Holdings, LLC, Seasoned Holdco, LLC, Artel, LLC, Denali Water Solutions, LLC, Halo Branded Solutions, Inc., and RLG Holdings, LLC, TopTech Holdings, LLC, Frank Recruitment Group, Inc.,

Former Directorships:

Microgame S.p.A., Gavin de Becker & Associates, LP, Apollo Towers Pte. Ltd., Novolex (f/k/a Hilex Poly Co., LLC), HotSchedules Holdings, Inc. (f/k/a Red Book Connect, LLC), Ride Group Parent, Inc., Ride Group, Inc., vRide Holdings, LLC, NVLX Holdings, LLC

Qualifications: Mr. Langford is a Partner of TPG Growth based in New York, where he leads the platform’s investments in industrial and business services. Mr. Langford has extensive experience as a board member, serving on boards of directors for several TPG portfolio companies, including Finders TopCo Limited, The Private Suite Holdings, LLC, Seasoned Holdco, LLC, Artel, LLC, Denali Water Solutions, LLC, Halo Branded Solutions, Inc. and RLG Holdings, LLC. Mr. Langford’s substantial board and investment experience make him a valuable contributor to the Board.

Prior to joining TPG in 2009, Mr. Langford was a Managing Director and Partner with J.H. Whitney & Co., where he was a senior member of the investment team responsible for investing several private equity partnerships and was a member of the firm’s Investment Committee. Prior to his tenure at J.H. Whitney, Mr. Langford was an Associate at Brentwood Associates, representing a number of portfolio companies as a member of the investment team. Mr. Langford has also spent time as an analyst in the Mergers & Acquisitions group at New York-based investment bank Donaldson, Lufkin & Jenrette.

2021 Proxy Statement  |  13

Proposal No. 1  •  Information about Director Nominees

TIMOTHY C. MCQUAY

Retired Managing Director, Investment Banking, Noble Financial Markets

Independent

Director since: 2011

Age: 69

Board Committees:

None

Education:

Mr. McQuay received an A.B. degree in economics from Princeton University and an M.B.A. degree in finance from the University of California at Los Angeles.

Current Directorships:

None.

Former Directorships:

Keystone Automotive Industries, Inc. (Chair, Audit Committee) (formerly NASDAQ: KEYS); Meade Instruments Corp. (NASDAQ: MEAD) (Chairman); Perseon Corp. (fka BSD Medical Corp.) (NASDAQ: PRSN) (Chairman)

Qualifications: Mr. McQuay provides, among other qualifications, his extensive business and financial experience and his public company board experience, which includes extensive experience on compensation and audit committees. Having served on the Board since 2011, Mr. McQuay has a deep knowledge of Superior’s business. Mr. McQuay provides a deep knowledge of the capital markets and significant investment banking experience, having been involved in mergers and acquisitions representing in aggregate more than $4 billion. Mr. McQuay also brings to the Board valuable insight into corporate strategy and risk management that he has gained from his 37 years of experience in the investment banking and financial services industries. Of particular relevance to his service on our Board, while Mr. McQuay served on Keystone’s board, the company made eight strategic acquisitions between 1996 and 2007 representing more than $400 million in aggregate value. Mr. McQuay served on Keystone’s special committee in connection with the company’s sale to LKQ Corporation in 2007 for $800 million.

Mr. McQuay brings with him nearly 40 years of financial advisory experience to the Board. From November 2011 until his retirement in December 2015, he served as Managing Director, Investment Banking with Noble Financial Capital Markets, an investment banking firm. Previously, he served as Managing Director, Investment Banking with B. Riley & Co., an investment banking firm, from September 2008 to November 2011. From August 1997 to December 2007, he served as Managing Director – Investment Banking at A.G. Edwards & Sons, Inc. From May 1995 to August 1997, Mr. McQuay was a Partner at Crowell, Weedon & Co. and from October 1994 to August 1997, he also served as Managing Director of Corporate Finance. From May 1993 to October 1994, Mr. McQuay served as Vice President, Corporate Development with Kerr Group, Inc., a plastics manufacturing company. From May 1990 to May 1993, Mr. McQuay served as Managing Director of Merchant Banking with Union Bank.

14  |  Superior Industries International, Inc.

Proposal No. 1  •  Information about Director Nominees

ELLEN B. RICHSTONE

Retired Chief Financial Officer, Rohr Aerospace

Independent

Director since: 2016

Age: 69

Board Committees:

Audit (Chair)

Nominating and Corporate Governance

Education:

Ms. Richstone received a bachelor’s degree from Scripps College in Claremont California and holds graduate degrees from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Richstone also completed the Advanced Professional Certificate in Finance at New York University’s Graduate School of Business Administration and attended the Executive Development program at Cornell University’s Business School. Ms. Richstone holds an Executive Master’s Certification in Director Governance from the American College of Corporate Directors – Platinum Level.

Current Directorships:

eMagin Corp. (NYSE: EMAN); Orion Energy Systems, Inc. (NASDAQ: OESX)

Former Directorships:

Parnell Pharmaceutical Inc.; American Power Conversion (formerly traded NASDAQ: APCC); BioAmber Inc. (NYSE: BIOA); The Oneida Group (fka EveryWare Global)

Qualifications: Ms. Richstone provides, among other qualifications, her extensive business and financial experience as Chief Financial Officer of public and private companies ranging in size up to $4 billion in revenue over a 24-year period and her public company board experience, which includes being awarded the first annual Distinguished Director Award from the American College of Corporate Directors. As a public company director, Ms. Richstone’s board experience has been at companies ranging in size from microcap to Fortune 500.

Ms. Richstone has served as the Chief Financial Officer of several public and private companies between 1989 and 2012, including Rohr Aerospace, a Fortune 500 company. From 2002 to 2004, Ms. Richstone was the President and Chief Executive Officer of the Entrepreneurial Resources Group. From 2004 until its sale in 2007, Ms. Richstone served as the financial expert on the board of directors of American Power Conversion, an S&P 500 company. Ms. Richstone currently sits on the board of the National Association of Corporate Directors (NACD) in New England, as well as other non-profit organizations. In January 2018, Ms. Richstone was named as an NACD Board Leadership Fellow and in 2020 she was named a Top 100 Director, signifying that she has demonstrated her commitment to the highest level of leadership in the boardroom.

Vote Required

Each director nominee must receive the affirmative vote of a plurality of the votes cast to be elected, meaning that the eight persons receiving the largest number of “yes” votes will be elected as directors. You may vote in favor of any or all of the nominees or you may withhold your vote as to any or all of the nominees. The nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting will be elected as directors. Proxies may not be voted for more than the eight

2021 Proxy Statement  |  15

Proposal No. 1  •  Vote Required

directors and stockholders may not cumulate votes in the election of directors. In an uncontested election, our Corporate Governance Guidelines provide that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee and the Board must then decide whether or not to accept the tendered resignation, culminating with a public disclosure explaining the Board’s decision and decision-making process.

Recommendation of the Board

We believe each of our eight director nominees has the professional and leadership experience, industry knowledge, commitment, diversity of skills and ability to work in a collaborative manner necessary to execute our strategic plans. We believe the election of the Company’s eight nominees named in Proposal 1 and on the proxy card best positions the Company to deliver value to and represent the interests of all Company stockholders.

The Board unanimously recommends a vote “FOR” its eight nominees for election as Director named in this Proxy Statement and on the proxy card. Proxies solicited by the Board will be voted “FOR” all of Superior’s eight nominees unless stockholders specify a contrary vote.

16  |  Superior Industries International, Inc.

Board Structure and Committee Composition  •  Board Structure and Leadership

BOARD STRUCTURE AND COMMITTEE COMPOSITION

Board Structure and Leadership

The roles of Chairman of the Board and Chief Executive Officer are separate, with Timothy C. McQuay serving as Chairman of the Board. The Board believes separating the roles of Chairman and Chief Executive Officer allows our Chief Executive Officer to focus on developing and implementing the Company’s strategic business plans and managing the Company’s day-to-day business operations and allows our Chairman to lead the Board in its oversight and advisory roles. As a result of the many responsibilities of the Board and the significant amount of time and effort required by each of the Chairman and Chief Executive Officer to perform their respective duties, the Company believes that having separate persons in these roles enhances the ability of each to discharge those duties effectively and enhances the Company’s prospects for success.

Superior’s Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure depending on then-current circumstances. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of Superior’s stockholders. If the Board appoints a Chairperson who is an independent director, pursuant to the terms of Superior’s Corporate Governance Guidelines, the Chairperson also serves as the “Lead Director.” If the Chairperson is not an independent director, on an annual basis, one of the independent directors is designated by a majority of the independent directors to be the Lead Director.

Director Independence

On an annual basis, the Board, with the assistance of the Nominating and Corporate Governance Committee, makes a determination as to the independence of each director considering the current standards for “independence” established by the New York Stock Exchange (the “NYSE”), additional criteria set forth in Superior’s Corporate Governance Guidelines and consideration of any other material relationship a director may have with Superior as disclosed in annual director and officer questionnaires. Our Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation and Benefits and Nominating and Corporate Governance Committees of the Board will be independent.

The Board has determined that all of its current directors are independent under these standards, except for Majdi Abulaban, our Chief Executive Officer. All members of each of Superior’s Audit, Compensation and Benefits, and Nominating and Corporate Governance Committees are independent directors. In addition, upon recommendation of the Nominating and Corporate Governance Committee, the Board has determined that the members of the Audit Committee and Compensation and Benefits Committee meet the additional independence criteria required for audit committee and compensation committee membership under the applicable NYSE listing standards.

2021 Proxy Statement  |  17

Board Structure and Committee Composition  •  Board Composition

Board Composition

The following matrix provides information regarding our director nominees, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business or industry. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular type of knowledge, skill, experience, or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among members of the Board.

Functional Expertise
Automotive Industry	●	●	●	●	●	●	●	●
Global /International	●	●	●	●	●	●	●	●
Strategic Transactions	●	●	●	●	●	●	●	●
Qualified Financial Expert	●	●	●	●		●	●	●
Capital Markets		●	●			●	●	●
CEO or Division President	●	●		●	●			●
Public Company Experience (« CEO)	«	●	●	«	●			●
Supply Chain/Manufacturing	●	●	●	●	●
Aluminum	●			●

Personal/Demographics
Diversity	●							●
Age as of May 25, 2021	57	65	57	68	66	49	69	69

18  |  Superior Industries International, Inc.

Board Structure and Committee Composition  •  Board Composition

INDEPENDENCE	TENURE
The Board has determined that all director nominees, other than Mr. Abulaban (87.5%), meet the independence standards set by the NYSE.	The median tenure of the director nominees is approximately four years, which reflects a balance of experience and new perspectives.

Meetings and Attendance

During 2020, the Board held twelve meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which each such director served, during the period for which each such director served. All of Superior’s directors who were directors at the time of last year’s annual meeting of stockholders on June 22, 2020 attended the annual meeting of stockholders. Superior’s directors are not required, but are invited, to attend the annual meeting of stockholders.

The Board and its Committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2020. Additionally, the independent directors met in executive session regularly without the presence of management. Mr. McQuay, in his capacity as Chairman of the Board, presided over executive sessions of the independent directors in 2020.

Director Selection

Our Nominating and Corporate Governance Committee seeks to build and maintain an effective, well-rounded, financially literate and diverse Board that represents all of our stockholders.

Process for Identification and Review of Director Candidates to Join the Board

2021 Proxy Statement  |  19

Board Structure and Committee Composition  •  Director Selection

Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our Nominating and Corporate Governance Committee. This Committee carries out this function through an ongoing, year-round process, which includes the annual Board and Committee evaluation process. Each director and director candidate is evaluated by the Nominating and Corporate Governance Committee based on his or her individual merits, taking into account Superior’s needs and the composition of our Board.

In an effort to enhance overall Board performance, the Nominating and Corporate Governance Committee engaged the services of Russell Reynolds Associates in the fourth quarter of 2020 to conduct a focused Board evaluation, including individual director assessments and a review of critical competencies and experiences in relation to the Company’s long-term strategy. As a result of this review, among other things, the Board decided to decrease the size of the Board, adopt strategy-based board composition criteria, and focus on selecting new board members from a diverse candidate pool.

To assist in its evaluation of directors and director candidates, the Nominating and Corporate Governance Committee looks for certain experiences, qualifications, attributes and skills that would be beneficial to have represented on the Board and on our committees at any particular point in time. Nominees for the Board should be committed to enhancing long-term stockholder value and must possess relevant experience and skills, good business judgment and personal and professional integrity. The Nominating and Corporate Governance Committee considers experience in the automotive industry, finance, operational management, international business, capital markets, legal and regulatory compliance, sales and marketing, strategic transactions, manufacturing, and supply chain management as well as roles in senior executive management and public company boards. The Nominating and Corporate Governance Committee seeks diversity of race, ethnicity, gender, age, education, cultural background, business experience, and viewpoints, and diversity of skills in finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board.

In recommending candidates for election to the Board, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Stockholder recommendations of director nominees should be sent to the attention of our corporate secretary at the following address: Superior Industries International, Inc., Attention: Corporate Secretary, 26600 Telegraph Rd., Southfield, MI 48033. The Nominating and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Proxy Access Bylaw

Our Bylaws include a proxy access provision that allows a stockholder, or group of no more than 20 eligible stockholders, that has maintained continuous ownership of 3% or more of our common stock for at least three years to include in our proxy materials for an annual meeting of stockholders a number of director nominees for up to 20% of the directors then in office as of the last day on which a notice of proxy access nomination may be delivered to the Company (if such an amount is not a whole number, then the closest whole number below 20%). An eligible stockholder must maintain the 3% ownership requirement at least until the annual meeting at which the proponent’s nominee will be considered. Proxy access nominees who withdraw, become ineligible or unavailable or who do not receive at least a 25% vote in favor of election will be ineligible as a nominee for the following two years.

The proponent is required to provide the information about itself and the proposed nominee(s) that is specified in the proxy access provision of our Bylaws. The required information must be in writing and provided to the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the date that the Company first distributed its proxy statement to stockholders for the immediately preceding annual meeting of stockholders. We are not required to include any proxy access nominee in our proxy statement if the nomination does not comply with the proxy access requirements of our Bylaws.

Any stockholder considering utilizing proxy access should refer to the specific requirements set forth in our Bylaws. If any stockholder notifies us of its intent to nominate one or more director nominees under the advance notice provision in our Bylaws, we are not required to include any such nominee in our proxy statement for the annual meeting.

20  |  Superior Industries International, Inc.

Board Structure and Committee Composition  •  Committees of the Board

Committees of the Board

Superior has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee. Each of these Committees has a written charter approved by the Board. A copy of each charter can be found by clicking on “Corporate Governance” in the “Investor Relations” section of our website at www.supind.com. This website address is included for reference only. The information contained on the

Company’s website is not incorporated by reference into this Proxy Statement. On March 3, 2021, assuming the election of the eight director nominees set forth in this Proxy Statement, the Board appointed the following directors to the Committees effective as of the date of the Annual Meeting:

AUDIT COMMITTEE:	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE:	COMPENSATION AND BENEFITS COMMITTEE:
Ellen B. Richstone, Chairperson Michael R. Bruynesteyn Paul J. Humphries	Richard J. Giromini, Chairperson Raynard D. Benvenuti Michael R. Bruynesteyn Ellen B. Richstone	Paul J. Humphries, Chairperson Raynard D. Benvenuti Richard J. Giromini

The information below includes the membership for each of the standing committees since January 1, 2020.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members prior to March 15, 2020:

Timothy C. McQuay, Chairperson

Michael R. Bruynesteyn

James S. McElya

Ellen B. Richstone

Francisco S. Uranga

Members from March 15, 2020 to June 22, 2020:

James S. McElya, Chairperson

Michael R. Bruynesteyn

Ellen B. Richstone

Francisco S. Uranga

Members as of June 22, 2020:

James S. McElya, Chairperson

Raynard D. Benvenuti

Michael R. Bruynesteyn

Ellen B. Richstone

Francisco S. Uranga

Meetings in 2020: 9

Independence:

Each member of this Committee is an independent director under applicable NYSE listing standards.

Key Responsibilities:

The Nominating and Corporate Governance Committee establishes criteria for Board membership based on skills, experience, and diversity, assists the Board in identifying qualified individuals to become directors, recommends to the Board increases or decreases in the size of the Board, qualified director nominees for election at the stockholders’ annual meeting, and membership on the Board committees. The Nominating and Corporate Governance Committee conducts an annual review of the Corporate Governance Guidelines and Code of Conduct and recommends any changes to the Board. The Committee oversees the annual self-evaluation by the Board, conducts an annual self-evaluation of the Committee’s performance, oversees new director orientation and director continuing education programs, and maintains an informed status and makes recommendations to the Board, as appropriate, on best practices and regulatory developments in corporate governance.

2021 Proxy Statement  |  21

Board Structure and Committee Composition  •  Committees of the Board

AUDIT COMMITTEE
Members: Ellen B. Richstone, Chairperson Michael R. Bruynesteyn Richard J. Giromini Paul J. Humphries Meetings in 2020: 8

Independence:

The Board has determined that each member of the Audit Committee is “independent” under the NYSE listing standards and satisfies the other requirements under the NYSE listing standards and SEC rules regarding audit committee membership, that each of Ms. Richstone and Messrs. Bruynesteyn and Giromini qualifies as an “audit committee financial expert” and that each member of the Audit Committee satisfies the “financial literacy” requirements of the NYSE listing standards.

Key Responsibilities:

The Audit Committee is responsible for overseeing and monitoring the integrity of the financial statements and the other financial information that will be provided to stockholders and others, reviewing the system of internal controls which management and the Board have established, including oversight of the Internal Audit function, appointing, retaining and overseeing the performance of the independent registered public accounting firm, overseeing Superior’s accounting and financial reporting processes and the audits of Superior’s financial statements, pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm, overseeing and monitoring treasury and tax matters, enterprise risk management (including evaluation of supply chain risks), environmental, social, and governance (“ESG”) practices (including corporate social responsibility, environmental sustainability, privacy, and data security), employee reports made through the ethics line and other reporting channels, and compliance with legal, regulatory and public disclosure requirements. The Committee conducts an annual self-evaluation of its performance.

The report of the Audit Committee is on page 67 of this Proxy Statement.

22  |  Superior Industries International, Inc.

Board Structure and Committee Composition  •  Committees of the Board

Compensation and Benefits Committee

provides appropriate rewards and incentives for management and employees through administration of the Company’s 2018 Equity Plan (as hereinafter defined), compensation agreements, perquisites and benefits, and review of compensation-related risk management. For 2020, the Compensation and Benefits Committee performed these oversight responsibilities and duties by, among other things, directing a review of our compensation practices and policies generally, including conducting an evaluation of the design of our executive compensation program, in light of our risk management policies and programs. Additional information regarding the Compensation and Benefits Committee’s risk management review appears in the “Compensation Philosophy and Objectives” portion of the “Narrative Disclosure Regarding Compensation” section of this Proxy Statement.

On an annual basis, the Compensation and Benefits Committee reviews and makes recommendations to the Board regarding the compensation of non-employee directors, non-employee chairpersons, lead directors and Board committee members. In 2020, the Compensation and Benefits Committee engaged Willis Towers Watson to compile compensation surveys for review by the Compensation and Benefits Committee and to compare compensation paid to Superior’s directors with compensation paid to directors at companies included in the surveys.

The Compensation and Benefits Committee is responsible for conducting an annual review of management development, retention programs, succession planning, and diversity and inclusion efforts. The Committee is also responsible for overseeing the Company’s policies on clawbacks, hedging and pledging of Company stock, and director and officer stock ownership requirements. The Committee conducts an annual self-evaluation of its performance.

For additional description of the Compensation and Benefits Committee’s processes and procedures for consideration and determination of executive officer compensation, see the “Narrative Disclosure Regarding Compensation” section of this Proxy Statement.

Members prior to March 15, 2020:

James S. McElya, Chairperson

Paul J. Humphries

Ransom A. Langford

Francisco S. Uranga

Members as of March 15, 2020

Paul J. Humphries, Chairperson

Richard J. Giromini

James S. McElya

Francisco S. Uranga

Meetings in 2020: 8

Independence:

The Board has determined that each member of the Compensation and Benefits Committee is “independent” under the NYSE listing standards and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code, and is a “non-employee director” within the meaning of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Key Responsibilities:

The Compensation and Benefits Committee’s responsibility is to review the performance and development of Superior’s management in achieving corporate goals and objectives and to assure that Superior’s executive officers are compensated effectively in a manner consistent with Superior’s strategy, competitive practice, sound corporate governance principles and stockholder interests. The Compensation and Benefits Committee reviews and recommends to the Board the compensation of our Chief Executive Officer and reports annually to the Board on the Chief Executive Officer succession plan. It also reviews and approves Superior’s compensation to other officers and key employees based upon compensation and benefit proposals presented to the Compensation and Benefits Committee by the Chief Executive Officer and our Human Resources Department.

The Compensation and Benefits Committee’s responsibilities and duties include an annual review and approval of Superior’s compensation strategy to ensure that it promotes stockholder interests, supports Superior’s strategic and tactical objectives, and

2021 Proxy Statement  |  23

Corporate Governance Principles and Board Matters  •  Corporate Governance Principles

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Superior is committed to implementing and maintaining sound corporate governance principles. Key information regarding Superior’s corporate governance initiatives can be found on our website, including Superior’s Corporate Governance Guidelines, Superior’s Code of Conduct and the charter for each Committee of the Board. The corporate governance pages can be found by clicking on “Corporate Governance” in the “Investor Relations” section of our website at www.supind.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.

Corporate Governance Principles

Superior is committed to excellence in corporate governance and maintains clear policies and practices that promote good corporate governance, including:

•	Requirement that at least a majority of the Board be independent (with 9 out of 10 current directors being independent).

•	“Plurality-plus vote” policy in uncontested elections of directors with a director resignation policy.

•	Availability of proxy access.

•	Separation of the Chairperson of the Board and Chief Executive Officer roles (independent Chairperson of the Board)

•	Annual election of directors (no classified board).

•	All members of the Audit Committee, the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee are independent.

•	Limit on the number of additional public directorships to three for non-management directors and one for management directors.

•	The independent members of the Board meet regularly without the presence of management.

•	Superior has stock ownership and retention requirements for its non-employee directors and executive officers.

•	The charters of the Committees of the Board clearly establish the Committees’ respective roles and responsibilities, including the authority to hire outside advisors independently of management.

•	Superior maintains clear and robust corporate governance guidelines that are reviewed annually by the Board.
•	Superior has a clear Code of Conduct that is reviewed annually by the Nominating and Corporate Governance Committee and the Board, monitored by Superior’s management and affirmed annually by its employees and directors.

•	Superior has a conflict of interest policy that requires all employees to report annually on any conflicts of interest they have or certify that they do not have any conflicts of interest.

•	Superior has an ethics line available for all employees to submit reports of activity they believe to violate the Company’s Code of Conduct or policies, and Superior’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls or auditing matters.

•	Superior’s internal audit function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Superior’s Audit Committee. The full Board and Committees share responsibility for risk oversight. See “— The Role of the Board in Risk Oversight.”

•	Superior has anti-hedging and anti-pledging policies in place for officers and directors.

•	Superior’s stockholders have the right to call special meetings.

•	Superior does not have a poison pill in place.

•	Superior has not provided any waivers of its Code of Conduct for any director or executive officer.

•	The Board and each Committee conduct annual self-evaluations.

24  |  Superior Industries International, Inc.

Corporate Governance Principles and Board Matters  •  Annual Board and Committee Self-Evaluations

Annual Board and Committee Self-Evaluations

Each year, the directors undertake a self-evaluation of the Board and each Committee on which they serve that elicits feedback on the performance and effectiveness of the Board and its Committees. As part of this self-evaluation, the directors are asked to consider the Board’s role, relations with management, composition and meetings. Each Committee is asked to consider its role and the responsibilities articulated in the Committee charter, the composition of the Committee and the Committee meetings. Each Committee and the full Board reviews such self-evaluations and considers areas that can benefit from change. These opportunities, as well as proposed action plans, are shared with the full Board and, if supported, the plan is implemented and re-assessed at the time of the next annual self-evaluation.

To assist with the annual self-evaluation process, the Nominating and Corporate Governance Committee engaged Russell Reynolds Associates in 2020 to conduct a full evaluation of the Board, including reviews of the Board and management’s alignment on purpose, strategy and risk, Board and Committee process and structure, Board culture, individual director assessments, and Board composition. This review resulted in a variety of recommendations that the Board and management are evaluating and implementing as merited, such as the changes discussed on page 19 under “Board Structure and Committee Composition – Director Selection.”

Succession Planning

Our Board, in coordination with the Compensation and Benefits Committee, oversees and is actively engaged in Chief Executive Officer and senior management succession planning, which is reviewed at least annually. As part of its succession planning process, the Board reviews the senior management team’s experience, skills, competence and potential, in order to assess which executives have the ability to develop the attributes that the Board believes are necessary to lead and achieve the Company’s goals. Directors personally assess candidates by engaging with potential successors at Board and Committee meetings, as well as less formal settings.

The Role of the Board in Risk Oversight

Superior’s management is responsible for day-to-day risk management activities. The Board, acting directly and through its Committees, is responsible for the oversight of Superior’s risk management. Superior and the Board approach risk management by integrating and communicating strategic planning, operational decision-making and risk oversight. The Board commits extensive time and effort every year to discussing and agreeing upon Superior’s strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the review of the strategic plan, as well as in evaluating events and opportunities that occur during the year, the Board and management focus on the primary success factors and risks for Superior. With such oversight of the Board, Superior has implemented practices and programs designed to help manage the risks to which Superior is exposed in its business and to align risk-taking appropriately with its efforts to increase stockholder value. Superior’s internal audit department provides both management and the Audit Committee, which oversees our financial and risk management policies, with ongoing assessments of Superior’s risk management processes and system of internal control and the specific risks facing Superior.

While the Board has primary responsibility for oversight of the Company’s risk management, the Board’s standing Committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee identifies and requires reporting on the Company’s environmental, social and governance activities and areas perceived as potential risks to Superior’s business (including supply chain risks, privacy and data security). As provided in its Committee charter, the Audit Committee reports regularly to the Board. As part of the overall risk oversight framework, other Committees of the Board also oversee certain categories of risk associated with their respective areas of responsibility. For example, the

2021 Proxy Statement  |  25

Corporate Governance Principles and Board Matters  •  The Role of the Board in Risk Oversight

Compensation and Benefits Committee oversees compensation-related risk management, as discussed further under “Compensation and Benefits Committee” and in the “Compensation Philosophy and Objectives” portion of the “Narrative Disclosure Regarding Compensation” section of this proxy.

Each Committee reports regularly to the full Board on its activities. In addition, the Board participates in regular discussions among the Board and with Superior’s senior management of many core subjects, including strategy, operations (such as information technology and cybersecurity), finance, legal and public policy matters, in which risk oversight is an inherent element. The Board believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, working through its Committees, including the independent Audit Committee, to participate actively in the oversight of management’s actions.

Stockholder Communications with the Board

Stockholders and third parties may communicate with Superior’s Board, or any individual member or members of the Board, through Superior’s Corporate Secretary at Superior Industries International, Inc., 26600 Telegraph Rd., Southfield, MI 48033, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to Superior for forwarding to the Board or specified director or directors will be forwarded in accordance with the stockholder’s instructions. However, the Company reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

Corporate Governance Guidelines

The Board believes in sound corporate governance practices and has adopted formal Corporate Governance Guidelines to enhance its effectiveness. Our Board has adopted these Corporate Governance Guidelines to ensure that it has the necessary authority and practices in place to fulfill its role of management oversight and monitoring for the benefit of our stockholders. The Corporate Governance Guidelines set forth the practices our Board will follow with respect to, among other areas, director qualification and independence, Board and

Committee meetings, involvement of and access to management, and Chief Executive Officer performance evaluation and succession planning. The Corporate Governance Guidelines can be found by clicking on “Corporate Governance” in the “Investor Relations” section of our website at www.supind.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.

Code of Conduct

Superior’s Code of Conduct outlines the Company’s key policies and standards of expected business conduct, consistent with legal and ethical practices, including expectations on maintaining a diverse and harassment-free workplace, health and safety, employee data privacy, conflicts of interest, anti-corruption, anti-bribery, trade compliance, supporting our communities, protecting the environment, and not making political contributions or utilizing Company funds, assets, or facilities for political activities. All Superior employees, including the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, all other executive officers, and the Board are required to comply with the Code of

Conduct. The Nominating and Corporate Governance Committee reviews the Code of Conduct annually and recommends changes, as appropriate, to the Board. The Audit Committee oversees compliance with the Code of Conduct. Our Code of Conduct is included on our website, www.supind.com, under “Corporate Governance” in the “Investor Relations” tab. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement. Upon request to Superior Industries International, Inc., Investor Relations, 26600 Telegraph Rd., Southfield, MI 48033, copies of our Code of Conduct are available, without charge.

26  |  Superior Industries International, Inc.

Corporate Governance Principles and Board Matters  •  Corporate Social Responsibility

Corporate Social Responsibility

Superior is committed to environmental sustainability, social responsibility, and good governance practices. This commitment enables us to serve the needs of our customers, employees, and communities, while building long-term value in the Company and addressing the interests of our investors. Superior’s commitment is reflected in our Company values of Integrity, Teamwork, Customer Focus, Continuous Improvement, and Diversity and Inclusion.

Our global corporate social responsibility and sustainability activities are overseen by the Audit Committee and, on a management level, by an Executive Steering Committee comprised of Executive Officers. These activities are carried out by resources in each of our plant facilities under the direction of our Global Director of Employee Health & Safety, Corporate Social Responsibility and Sustainability.

We believe in providing transparent information about our corporate social responsibility practices. Superior is a signatory to the UN Global Compact, demonstrating our commitment to support human rights, labor standards, environmental protection and the fight against corruption. In connection with our participation in the UN Global Compact, we expect to publish our first global sustainability report in 2021. In addition, Superior participates in CDP reporting for our global operations in the categories of climate change and water security.

We continue to assess our corporate social responsibility practices and will evaluate implementation of appropriate key performance indicators (“KPIs”) as one of our areas of focus in 2021.

Environmental Sustainability

All Superior manufacturing plants have implemented Environmental Management Systems that are ISO14001 certified and are subject to annual audits by an independent third party. In 2019, we assessed the product carbon footprint of our European operations for the first time based on the Greenhouse Gas Protocol, and in 2021, we expect to assess the carbon footprint for our operations globally in connection with our first corporate sustainability report. These assessments can help us identify potential opportunities to reduce fuel consumption and greenhouse gas emissions. In this regard, we are focused on developing automotive lightweighting solutions such as our patented Alulite technology. Superior is committed to reducing natural gas, electricity, water, solid waste and air emissions at all of our facilities globally. We also hold our suppliers accountable for sustainability practices and have shifted our aluminum purchasing volume primarily to “green” suppliers who use renewable energy to produce the raw materials we purchase. At the end of 2020, we appointed a Vice President of Continuous Improvement, and established a continuous improvement organization with the mission to implement lean initiatives throughout the business globally.

Social Responsibility

The health and safety of our employees is our first priority at Superior. As of December 31, 2020, we employed approximately 7,500 people, of which approximately 6,400 were production employees located in Mexico, Poland and Germany. We operate primarily in non-union environments, although our facility in Werdohl, Germany is party to an industry tariff with employers and unions. We have consistently outperformed the private industry Total Recordable Incident Rate as defined by OSHA (“TRIR”) average for the U.S. manufacturing sector, which was 3.3 in 2019. Superior finished 2020 with a TRIR of 0.76. In response to the COVID-19 pandemic, we implemented a comprehensive Safe Work Playbook which detailed and defined numerous steps taken to ensure the health and safety of employees working in our facilities and working remotely. We implemented a successful restart of operations following the economic shutdowns in Europe and North America. Superior is also committed to respecting human rights through adherence to sound and respectful policies for our global workforce, including anti-harassment and fair compensation policies, and providing a global reporting channel for any ethical concerns or violations for our employees and our supply chain. We are also committed to diversity and inclusion, adopting this as a Core Value in 2020 and becoming a signatory to CEO Action for Diversity & Inclusion and launching our first Global Roundtable for Diversity & Inclusion. This roundtable included a cross-functional team of management and employees that works collaboratively to drive diversity and inclusion in the workplace.

2021 Proxy Statement  |  27

Compensation of Directors  •  General

COMPENSATION OF DIRECTORS

General

Superior uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Superior does not provide any perquisites to its non-employee Board members. In setting the compensation of non-employee directors, Superior considers the significant amount of time that the Board members expend in fulfilling their duties to Superior as well as the experience level required to serve on the Board. The Board, through its Compensation and Benefits Committee, annually reviews the compensation arrangements and compensation policies for non-employee directors, non-employee chairpersons, lead directors and Board Committee members. The

Compensation and Benefits Committee reviewed in June 2020 market data compiled by Willis Towers Watson to assist in assessing total non-employee director compensation. Pursuant to our Corporate Governance Guidelines, in recommending director compensation, our Compensation and Benefits Committee is guided by three goals: (i) compensation should fairly pay directors for work required in a company of Superior’s size and scope; (ii) compensation should align directors’ interests with the long-term interests of Superior’s stockholders; and (iii) the structure of the compensation should be clearly disclosed to Superior’s stockholders.

2020 Cash Compensation

Our non-employee director cash compensation program during 2020 consisted of the following:

•	Annual retainer of $60,000 for each non-employee director except for the Chairperson of the Board, who receives a total $150,000 retainer in lieu of any other Lead Director, Committee membership or Committee chair fees;

•	Additional annual retainer fee of $12,000 for serving on the Audit Committee and $15,000 as chair of the Audit Committee;
•	Additional annual retainer fee of $8,000 for serving on the Compensation and Benefits Committee and $10,000 as chair of the Compensation and Benefits Committee; and

•	Additional annual retainer fee of $6,000 for serving on the Nominating and Corporate Governance Committee and $8,000 as chair of the Nominating and Corporate Governance Committee.

Due to the impact of the COVID-19 pandemic in 2020, the Board suspended its pay for the months of April 2020 and May 2020, then applied a 25% reduction for fees from June 2020 through December 2020.

2020 Equity Compensation and Restricted Cash Awards

Under the Superior Industries International, Inc. 2018 Equity Incentive Plan (the “2018 Equity Plan”), members of the Board who were not also Superior employees were granted 20,000 RSUs on June 22, 2020 which had a grant date fair value of $34,400. Pursuant to the terms of the 2018 Equity Plan, non-employee directors may not receive more than 20,000 RSUs annually. All RSUs granted to non-employee directors in 2020 vest in full on the first anniversary of the grant date.

Historically, non-employee directors annually receive RSUs with a grant date fair value equal to $100,000. Because the fair market value of the 20,000 RSUs granted to each non-employee director in 2020 was less than $100,000, each non-employee director received a restricted cash award equal to $65,600 on June 22, 2020 in lieu of additional RSUs. The restricted cash awards vest in full on the first anniversary of the grant date.

Non-employee directors typically do not receive additional forms of remuneration, including perquisites or benefits, but are reimbursed for their expenses in attending meetings. No cash fees are payable for attendance at Board or Committee meetings.

28  |  Superior Industries International, Inc.

Compensation of Directors  •  2020 Total Compensation

2020 Total Compensation

The following table provides information as to compensation for services of the non-employee directors during 2020.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Total ($)
Raynard D. Benvenuti(4)	90,350	34,400	124,750
Michael R. Bruynesteyn	119,225	34,400	153,625
Richard J. Giromini	119,267	34,400	153,667
Paul J. Humphries	121,642	34,400	156,042
Ransom A. Langford(5)	—	—	—
James S. McElya(6)	117,808	34,400	152,208
Timothy C. McQuay	168,725	34,400	203,125
Ellen B. Richstone	121,288	34,400	155,688
Francisco S. Uranga(7)	116,475	34,400	150,875
(1)

For a description of the annual non-employee director retainer fees and retainer fees for chair positions and for service as Chairperson of the Board, see the disclosure above under “2020 Cash Compensation.” Due to the impact of the COVID-19 pandemic, in 2020 the Board suspended its pay for the months of April and May, then applied a 25% reduction for fees from June through December.

(2)	Includes restricted cash awards granted to each non-employee director on June 22, 2020 in lieu of additional RSUs. The restricted cash awards vest in full on the first anniversary of the grant date.
(3)

Reflects the aggregate grant date fair value of RSUs granted to each non-employee director computed in accordance with FASB ASC 718 and based on the fair market value of Superior’s common stock on the date of grant. As of the last day in fiscal year 2020, our non-employee directors each held 20,000 unvested RSUs, with the exception of Mr. Langford who did not have any unvested RSUs.

(4)	Mr. Benvenuti joined the Board on June 22, 2020.
(5)	Mr. Langford does not receive compensation from the Company for his service on the Board or any committees of the Board.
(6)	On February 11, 2021, Mr. McElya notified the Company of his decision to retire and not stand for reelection to the Board at the Annual Meeting. Mr. McElya will serve the remainder of his term.
(7)	Mr. Uranga will not stand for reelection to the Board at the Annual Meeting.

Non-Employee Director Stock Ownership

The Board has adopted an amended and restated stock ownership policy (the “Stock Ownership Policy”) for members of the Board. The Stock Ownership Policy requires each non-employee director to own shares of Superior’s common stock having a value equal to at least three times the non-employee director’s regular annual cash retainer, with a three-year period to attain that ownership level. For 2020, all non-employee directors were in compliance with the Stock Ownership Policy. Mr. Langford, who does not receive compensation from Superior for his service on the Board, is not subject to the stock ownership policy. As noted in the Voting Securities and Principal Ownership table below, Mr. Langford, a Partner in TPG, disclaims beneficial ownership of the shares of Series A Preferred Stock reported as beneficially owned by TPG Group Holdings (SBS) Advisors, Inc.

2021 Proxy Statement  |  29

Proposal No. 2  •  Executive Compensation Program Best Practices

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Superior provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “Say-on-Pay” proposal). At Superior’s 2020 annual meeting of stockholders, approximately 77% of the votes cast on the Say-on-Pay proposal were voted in favor of the compensation of Superior’s named executive officers (“NEOs”). Our executive compensation program follows the best practices discussed beginning on page 52 in the “Narrative Disclosure Regarding Compensation,” some of which are summarized as follows:

Executive Compensation Program Best Practices

✓

Significant Performance-Based Pay: Performance-based compensation comprised approximately 62% of the target total direct compensation of our Chief Executive Officer and, on average, approximately 47% of the target total direct compensation for our other NEOs for fiscal year 2020, in accordance with our pay for performance philosophy.

✓

Alignment of Executive Pay with the Stockholder Experience: Our overall compensation design has a significant portion of executive pay in the form of equity, a large part of which is performance-related, so that our executives’ realized pay parallels the stockholder experience.

✓	Multiple Performance Measures: We use multiple performance measures that include short and long-term objectives to evaluate executive performance.

✓

Stock Ownership and Holding Requirements: We have stock ownership requirements for our directors and officers to ensure they are meaningfully invested in our stock and have personal financial interests strongly aligned with those of our stockholders. Until directors and officers are in compliance with such requirements, they generally must hold 100% of shares already owned by them and 100% of shares acquired by them, including net shares acquired upon vesting or exercise of equity awards.

✓	No Repricing: Our outstanding stock options cannot be repriced, reset or exchanged for cash without stockholder approval.

✓	Anti-Pledging: Superior’s insider trading policy expressly prohibits Section 16 persons and designated insiders from pledging Superior securities in margin accounts or as collateral for a loan.
✓	Double Trigger: We require a double trigger (change in control and termination of employment) for accelerated vesting of equity upon a change in control.

✓	Clawback: Superior has a formal clawback policy that applies to all incentive-based cash and equity compensation awards granted to any current or former executive officer of the Company.

✓	No Gross-Ups: We do not provide excise tax gross-up payments to our executives.

✓

Anti-Hedging Policy: Superior’s insider trading policy expressly prohibits Section 16 persons and designated insiders from engaging in hedging activities involving Superior common stock, such as collars, forward sales, equity swaps or other similar arrangements.

✓	Performance-Based Metrics: Our incentive plans are performance-based and have appropriate caps on payouts.

✓	No “Liberal” Change in Control Definition: Our equity plan and change in control plan require the consummation of a change in control transaction to trigger any change in control benefits thereunder.

✓

Compensation Programs Designed to Reduce Risk: We have designed our compensation programs so that they do not encourage unreasonable risk taking. We monitor this by performing an annual compensation risk assessment.

✓	Regular Engagement with Stockholders: We regularly engage with our stockholders to strengthen our understanding of stockholder concerns, especially as it relates to executive compensation matters.

30  |  Superior Industries International, Inc.

Proposal No. 2  •  Executive Compensation Program Best Practices

The Compensation and Benefits Committee will continue to consider the results of future Say-on-Pay votes when making future compensation decisions for Superior’s named executive officers.

As shown above, the core of Superior’s executive compensation philosophy and practice continues to be an emphasis on pay for performance, with two-thirds of annual equity grants being subject to attainment of performance goals. Superior’s executive officers are compensated in a manner consistent with Superior’s strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the

“Narrative Disclosure Regarding Compensation,” the compensation tables and the narrative discussion set forth on pages 47 to 63 of this Proxy Statement for additional details on Superior’s executive compensation program.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the stockholders approve the compensation of Superior’s named executive officers for the year ended December 31, 2020 as disclosed pursuant to the SEC’s compensation disclosure rules, including the “Narrative Disclosure Regarding Compensation,” the compensation tables and narrative discussion.

Vote Required

Approval of this proposal requires (i) a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the non-binding advisory resolution to approve executive compensation of the Company’s named executive officers for the year ended December 31, 2020.

2021 Proxy Statement  |  31

Proposal No. 3  •  Introduction

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO THE SUPERIOR INDUSTRIES INTERNATIONAL, INC. 2018 EQUITY INCENTIVE PLAN

Introduction

The Superior Industries International, Inc. 2018 Equity Incentive Plan (the “2018 Equity Plan”) was originally approved by our stockholders on May 7, 2018, replacing our 2008 Amended and Restated Equity Incentive Plan.

The 2018 Equity Plan has been effective in attracting and retaining highly-qualified employees and non-employee directors and has provided an incentive that aligns the economic interests of plan participants with those of our stockholders. The 2018 Equity Plan currently authorizes the issuance pursuant to equity-based incentive compensation awards of up to 4,350,000 shares of our common stock. As of March 31, 2021, the record date for the Annual Meeting, there were approximately 287,688 shares of our common stock remaining available for future grants under the 2018 Equity Plan.

On March 3, 2021, the Board approved an amendment to the 2018 Equity Plan, subject to approval by the Company’s stockholders, to (1) increase the number of shares of our common stock available for issuance pursuant to awards granted thereunder, (2) change the limit on compensation that may be made to non-employee directors and (3) remove the limit on the number of shares that may be issued in the form of full value awards. The full text of the amended 2018 Equity Plan incorporating the amendment is attached as Appendix B.

Principal Changes to the Existing 2018 Equity Plan

The principal changes to the existing 2018 Equity Plan as reflected in the amendment are summarized as follows:

•	Increase in Pool of Shares Authorized for Issuance. Total cumulative and future shares that may be issued under the 2018 Equity Plan would be increased by 2,000,000 shares, for a total pool available of 2,287,688 shares.

•	Limit on Awards to Non-Employee Directors. Non-employee directors may not be granted overall compensation (inclusive of equity and cash compensation) in excess of $500,000 during any calendar year with the value of any equity awards determined as of the applicable grant date, a change from the limit of 20,000 shares that may be issued to each non-employee director in the aggregate in any 12-month period under the current 2018 Equity Plan. The Board may make exceptions to this limit for a non-executive chair of the Board, or in extraordinary circumstances, for other non-employee directors, provided that a non-employee director receiving the additional compensation may not participate in the decision to award such compensation.
•	Removal of Full Value Award Limitation: The limitation on the number of shares that may be issued in the form of full value awards over the life of the 2018 Equity Plan, which is currently 1,200,000 shares, is removed.

The 2018 Equity Plan will continue to incorporate the following compensation best practices:

•	No Liberal Share Recycling Provisions. Only shares covering awards that expire, or are forfeited, cancelled or settled in cash will again be available for issuance under the 2018 Equity Plan. The following shares will not be added back to the aggregate plan reserve: (i) the number of shares with respect to which an award is granted (except as previously noted); (ii) shares not issued or delivered as a result of the net settlement of an outstanding option or SAR, (iii) shares used to pay the exercise price or withholding taxes related to an outstanding option or SAR, (iv) shares repurchased on the open market with the proceeds of the exercise price of an option, or (v) shares surrendered or withheld to cover taxes due upon the vesting of an award.

32  |  Superior Industries International, Inc.

Proposal No. 3  •  Principal Changes to the Existing 2018 Equity Plan

•	No Repricing. Repricing of stock options and SARs (including reduction in the exercise price of stock options or replacement of an award with cash or another award type) is prohibited without prior stockholder approval.

•	Option Exercise Price. The exercise price of stock options and SARs may not be less than 100% of fair market value on the date of grant, except for stock options and SARs assumed in connection with the acquisition of another company.

•	Limitation on Amendments. No material amendments to the 2018 Equity Plan can be made without stockholder approval as required by applicable NYSE rules, such as any such amendment that would materially increase the number of shares reserved or the per-participant award limitations under the 2018 Equity Plan, or that would diminish the prohibitions on repricing stock options or SARs granted under the 2018 Equity Plan.

•	Compensation Recovery Policy. Awards under the 2018 Equity Plan are subject to “claw-back” compensation recovery policies adopted by our Board or the Compensation and Benefits Committee from time to time.

When considering the number of shares to add to the 2018 Equity Plan, the Compensation and Benefits Committee reviewed, among other things, the potential dilution to the Company’s current stockholders. The Compensation and Benefits Committee anticipates that the 2,000,000 additional shares requested for the 2018 Equity Plan (together with the shares available for new award grants under the 2018 Equity Plan as of December 31, 2020 and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards) will provide the Company with flexibility to continue to grant equity awards under the 2018 Equity Plan through at least 2022. However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants from year-to-year may change based on a number of variables, including, without limitation, the value of our common stock, changes in compensation practices, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, the need to attract, retain and incentivize key employees, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards. The Compensation and Benefits Committee is committed to effectively managing the number of shares reserved for issuance under the 2018 Equity Plan while minimizing stockholder dilution.

Update as of March 31, 2021

As of March 31, 2021, there were approximately 25,947,462 shares of our common stock outstanding, and there were 2,465,171 shares of our common stock outstanding subject to outstanding awards (approximately 9.5% of our outstanding shares of our common stock, reflecting simple dilution). The total shares subject to awards include:

1.	24,000 stock options – less than 0.1% of outstanding shares with a weighted average exercise price of $20.39 and a weighted average remaining term of 0.7 years.

2.

2,441,171 outstanding Full Value Awards – both time-based RSUs and performance-based RSUs based on target performance (approximately 9.4% of outstanding shares). This amount excludes 215,782 Full Value Awards that will be settled in cash.

As of March 31, 2021, there are 287,688 shares of our common stock available for future awards under the 2018 Equity Plan, or approximately 1.1% of outstanding shares of common stock. There are no available shares under any other equity plan, including the Inducement Plan. The 287,688 available shares under the 2018 Equity Plan plus the 2,465,171 shares subject to outstanding awards represents a current overhang percentage of ~10.6%.

The proposed 2,000,000 additional shares of our common stock available for awards under the amended 2018 Equity Plan, represents ~7.7% of our outstanding shares of common stock. This reflects simple dilution if the amendment to the 2018 Equity Plan is approved. The 2,465,171 total shares of our common stock subject to outstanding awards, plus the 287,688 shares of our common stock that remain available, plus the 2,000,000 additional shares, represent an approximate total overhang of 4,752,859 shares (approximately 15.5% reflecting the total fully diluted overhang).

2021 Proxy Statement  |  33

Proposal No. 3  •  Principal Changes to the Existing 2018 Equity Plan

The following table summarizes information regarding stock settled, time-vested equity awards, and performance-based equity awards earned, over the last three fiscal years:

	2018	2019		2020
Stock Options/SARs Granted	0	0		0
Stock-Settled Time-Vested Restricted Shares/Units Granted	204,003	868,217	*	763,674
Stock-Settled Performance-Based Shares/Units Earned	0	31,081		245,713
Weighted-Average Basic Common Shares Outstanding	24,994,000	25,099,000		25,498,000	3-Year Average
Weighted Average Basic Share Usage Rate	0.82%	3.58		3.96%	2.79%
*	Does not include 215,782 units that were granted in 2019 that will be settled in cash in 2022.

The increase in our burn rate in 2019 and 2020 was due, in large part, to the changes in our management team as well as a decrease in our stock price during that time. Our stock price was $4.09 as of December 31, 2020 and $5.68 on March 31, 2021.

The Compensation and Benefits Committee believes that it has demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

Authorized Shares and Stock Price

Our restated articles of incorporation authorize the issuance of 100,000,000 shares of common stock. There were 25,947,462 shares of our common stock issued and outstanding as of March 31, 2021, the record date for the Annual Meeting, and the closing price of a share of our common stock as of that date was $5.68.

Summary of the 2018 Equity Plan

The major features of the 2018 Equity Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the amended 2018 Equity Plan, which is attached to this Proxy Statement as Appendix B.

Plan Purpose

The 2018 Equity Plan is intended to advance the interests of our stockholders by encouraging officers, directors, employees and consultants to acquire an ownership interest in the Company, enable the Company to attract and retain qualified individuals to serve as officers, directors, employees and consultants through opportunities for equity participation in the Company, reward those individuals who contribute to the achievement of our financial and strategic business goals and create long-term stockholder value through equity-based compensation.

The Company believes that equity is a key element of the Company’s compensation package because equity awards encourage loyalty to the Company and align the interests of officers, directors, employees and consultants directly with those of the Company’s stockholders. The amendment to the 2018 Equity Plan will allow the Company to continue to provide these individuals with equity incentives that are competitive with those companies with which the Company competes for talent. Without the approval of the amendment to the 2018 Equity Plan, the Company will not, without stockholder approval, be able to meet its future anticipated needs for stock incentive awards.

Administration

The 2018 Equity Plan is administered by the Compensation and Benefits Committee of our Board, also referred to as the “Committee” or the administrator. However, our full Board of Directors may at any time act on behalf of the Committee and serve as the administrator. The administrator has the authority to interpret the provisions of the 2018 Equity Plan; to make, change and rescind rules and regulations relating to the 2018 Equity Plan; and to

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change or reconcile any inconsistency in any award or agreement covering an award. To the extent consistent with applicable law, the Board has discretion to delegate its authority under the 2018 Equity Plan to a Board sub-committee consisting of one or more executive officers (with respect to awards to participants other than executive officers) or, in connection with nondiscretionary administrative duties, to other parties as it deems appropriate.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2018 Equity Plan prohibits the administrator from repricing any outstanding “underwater” stock option or SAR without prior approval of our stockholders. For these purposes, “repricing” includes amending the terms of an underwater option or SAR to lower the exercise price, canceling an underwater option or SAR and granting exchange replacement options or SARs having a lower exercise price or other forms of awards, or repurchasing the underwater option or SAR for cash.

Eligible Participants

The administrator may grant awards to any employee, officer, consultant or non-employee director of the Company or its affiliates. The selection of participants will be based upon the administrator’s determination that the participant is in a position to contribute materially to our continued growth and development and to our long-term financial success. The number of eligible participants in the 2018 Equity Plan varies from year to year. Currently, there are approximately 7,830 persons employed by or otherwise in the service of the Company, including 8 executive officers and 9 non-employee directors, who would be eligible to receive awards under the 2018 Equity Plan at the discretion of the administrator. Although not necessarily indicative of future grants, approximately 41 of our employees, officers and non-employee directors have been granted awards under the 2018 Equity Plan through March 31, 2021. We have not to date granted any awards to consultants under the 2018 Equity Plan.

To assure the viability of awards granted to participants employed or residing in foreign countries, the administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the administrator may approve such supplements or amendments to, or subplans of, the 2018 Equity Plan as it determines is necessary or appropriate for such purposes. Any such supplement, or amendment or subplan that the administrator approves for purposes of using the 2018 Equity Plan in a foreign country will not affect the terms of the 2018 Equity Plan for any other country.

Available Shares

A maximum of 2,287,688 shares of our common stock are available for issuance under the 2018 Equity Plan, which includes the 2,000,000 shares added pursuant to the proposed amendment. This pool of shares may be used for all types of equity awards available under the 2018 Equity Plan. If the proposed amendment is approved, all shares available for issuance under the 2018 Equity Plan may be issued in the form of full-value awards, as described in more detail below. The shares of common stock covered by the 2018 Equity Plan are authorized but unissued shares or shares currently held (or subsequently acquired) by the Company as treasury shares.

Shares of common stock that are issued under the 2018 Equity Plan or that are potentially issuable pursuant to outstanding awards will reduce the maximum number of shares remaining for issuance under the 2018 Equity Plan by one share for each share issued or issuable pursuant to an Award.

In general, if an award granted under the 2018 Equity Plan expires, is canceled or terminates without the issuance of shares, or if shares are forfeited under an award, then such shares will again be available for issuance under the 2018 Equity Plan.

Types of Awards

Awards under the 2018 Equity Plan may include stock options, SARs, restricted stock, restricted stock units and other stock-based awards. The administrator may grant any type of award to any participant who is an employee, and only our and our subsidiaries’ employees may receive grants of incentive stock options. All awards granted under the 2018 Equity Plan are subject to a one-year minimum vesting period, provided that the administrator can permit acceleration of vesting in the event of a participant’s death, disability, retirement or a change in control. The administrator can grant awards covering no more than 5% of the total shares authorized for issuance under the 2018 Equity Plan without respect to the minimum vesting requirement.

Stock Options. The administrator may grant to a participant options to purchase our common stock that qualify as incentive stock options for purposes of

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Proposal No. 3  •  Summary of the 2018 Equity Plan

Section 422 of the Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the number of shares, exercise price, vesting periods, and other conditions on exercise, will be determined by the administrator.

The per share exercise price for stock options will be determined by the administrator in its discretion, but may not be less than the fair market value of the common stock on the date when the stock option is granted. Stock options must be exercised within a period fixed by the administrator that may not exceed ten years from the date of grant.

At the administrator’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, in shares of common stock held by the participant (including by attestation), by withholding a number of shares otherwise deliverable upon exercise of the option, or in any manner acceptable to the administrator (including one or more forms of broker-assisted “cashless” exercise).

Stock Appreciation Rights. The administrator may grant to a participant an award of SARs, which entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the SAR exercise price, times (ii) the number of shares of common stock with respect to which the SAR is exercised. The payment upon exercise of a SAR may be made in cash, shares of common stock, or any combination thereof, as approved by the administrator in its sole discretion.

The per share exercise price of an SAR will be determined by the administrator in its discretion, but may not be less than 100% of the fair market value of one share of our common stock on the date when the SAR is granted. SARs must be exercised within the period fixed by the administrator that may not exceed ten years from the date of grant.

Restricted Stock and Restricted Stock Units. The administrator may award to a participant shares of common stock subject to specified restrictions (“restricted stock”). Shares of restricted stock are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified vesting period and/or attainment of specified Company performance objectives over a specified performance period.

The administrator may also award to a participant restricted stock units (“RSUs”), each representing the right to receive in the future, in cash and/or shares of our common stock as determined by the administrator, the fair market value of a share of common stock subject to the achievement of one or more goals relating to the completion of a specified period of service by the participant and/or the achievement of specified performance or other objectives.

Other Stock-Based Awards. The administrator may make grants of other-stock based awards to participants and may determine the terms and conditions of such awards, consistent with the 2018 Equity Plan.

Performance Awards. Any option, SAR, award of restricted stock or RSUs or other stock-based award may be granted with performance-based vesting conditions.

Dividend and Dividend Equivalents. The administrator may provide for the payment of dividends on restricted stock awards or dividend equivalents with respect to RSUs under the 2018 Equity Plan. Dividend equivalents are not permitted in connection with stock options and SARs. Dividends, distributions and comparable dividend equivalents paid with respect to unvested awards will be subject to the same restrictions as the underlying awards and will only be paid if and when the awards vest.

Award Limits

Over the lifetime of the 2018 Equity Plan (subject to adjustment as described below), no more than (i) 3,000,000 shares may be granted in the form of incentive stock options. Additionally, under the current 2018 Equity Plan, only 1,200,000 shares may be settled in the form of full-value awards. If the amendment to the 2018 Equity Plan is approved, the limitation on the number of shares that may be settled in the form of full-value awards will be removed. Without this removal, any shares that vest beyond the 1,200,000 limitation must be settled in cash and not shares.

Under the current 2018 Equity Plan, no non-employee directors may be granted awards with respect to more than 20,000 shares in the aggregate in any 12-month period. If the amendment to the 2018 Equity Plan is approved, the limitation on the number of shares that can be issued to non-employee directors will be

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replaced with a limitation that non-employee directors may not be granted overall compensation (inclusive of equity and cash compensation) in excess of $500,000 during any calendar year with the value of any equity awards determined as of the applicable grant date. The Board may make exceptions to this limit for a non-executive chair of the Board, or in extraordinary circumstances, for other non-employee directors, provided that a non-employee director receiving the additional compensation may not participate in the decision to award such compensation.

Transferability

Awards generally are not transferable other than by will or the laws of descent and distribution, unless the administrator allows a participant to designate in writing a beneficiary to exercise the award or receive payment under an award after the participant’s death. However, participants may make limited transfers in connection with qualified domestic relations orders or certain gifts to immediate family members or related trusts or foundations. Transfers of awards for value are not permitted.

Adjustments

The number and kind of shares authorized for grant under the 2018 Equity Plan, the award limits, the number and kind of shares covered by each outstanding award, and the per share exercise price of each such option or SAR, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, recapitalization, combination, reclassification, spin-off, stock dividend, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by the Company, other than a conversion of convertible securities. The Board shall make such adjustments as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction, and its determination in that respect shall be final, binding and conclusive.

Change in Control of the Company

If a change in control of our Company occurs that involves a corporate transaction, the consequences will be as described in this paragraph unless the administrator provides otherwise in an applicable employment, retention, change in control, severance, award or similar agreement.

The successor or purchaser in the change in control transaction may assume an award or provide a substitute award with similar terms and conditions, and preserving the same benefits, as the award it is replacing. If the awards are not so assumed or replaced, then, as of the date of the change in control, (i) each outstanding stock option or SAR will become fully vested and exercisable; (ii) all service-based restrictions and conditions on any outstanding awards will lapse; and (iii) performance-based awards will be deemed to have been earned as of the date of the change in control based upon an assumed achievement of all relevant performance goals at the target level.

If an award is assumed or substituted by the successor or purchaser in the change in control, and if, within two years after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason, then as of the date of employment termination, (i) all of that participant’s outstanding options and SARs will become fully vested and exercisable, (ii) all service-based vesting restrictions on his or her outstanding awards will lapse, and (iii) the payout level under all of that participant’s performance-based awards will be deemed to have been earned as of the date of employment termination based upon an assumed achievement of all relevant performance goals at the “target” level.

For purposes of the 2018 Equity Plan, a change in control generally occurs if (i) a person or group acquires 50% or more of the Company’s outstanding voting power, (ii) certain significant changes occur to the composition of the Company’s board of directors, (iii) a sale of all or substantially all of the Company’s assets occurs, or (iv) a corporate merger or consolidation of the Company is consummated (unless our voting securities immediately prior to the transaction continue to represent over 50% of the voting power of the surviving entity immediately after the transaction).

Amendment and Termination

The Board may at any time amend, suspend or terminate the 2018 Equity Plan, but no such action may be taken that adversely affects in any material way any award previously granted under the 2018 Equity Plan without the consent of the participant, except for amendments necessary to comply with applicable laws or stock exchange rules. In addition, no material amendment of the 2018 Equity Plan may

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Proposal No. 3  •  Summary of the 2018 Equity Plan

be made without stockholder approval if stockholder approval is required by law, regulation or stock exchange rules, and no “underwater” option or SAR may be repriced in any manner (except for anti-dilution adjustments) without prior stockholder approval (see “Administration” above). In no event may any awards be made under the 2018 Equity Plan after May 7, 2028.

Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2018 Equity Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside. Plan participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and/or exercise of the awards, and the ownership and disposition of any underlying securities.

Incentive Stock Options. A participant who is granted an incentive stock option, or ISO, will not recognize any taxable income for federal income tax purposes either on the grant or exercise of the ISO. If the participant disposes of the shares purchased pursuant to the ISO more than two years after the date of grant and more than one year after the issuance of the shares to the participant (the required statutory “holding period”), (a) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option price; and (b) we will not be entitled to a deduction with respect to the shares of stock so issued. If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the excess of the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the option price, and (ii) the gain on the sale. Also in that case, we will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the option price results in a capital loss. The excess of the fair market value of the shares on the date of exercise over the option price is, however, includable in the option holder’s income for alternative minimum tax purposes.

Nonqualified Stock Options. A participant who is granted a nonqualified stock option under the 2018 Equity Plan will not recognize any income for federal income tax purposes on the grant of the option.

Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount paid for the shares and the amount previously recognized by the participant as ordinary income.

Stock Appreciation Rights. A participant who is granted SARs will normally not recognize any taxable income on the receipt of the SARs. Upon the exercise of a SAR, the participant will recognize ordinary income equal to the amount received (the difference between the fair market value of one share of our common stock on the date of exercise and the exercise price per share of the SAR, multiplied by the number of shares as to which the SAR is being exercised).

Restricted Stock. A participant will not be taxed at the date of grant of an award of restricted stock, but will be taxed at ordinary income rates on the fair market value of any shares of restricted stock as of the date that the restrictions lapse and the shares vest, unless the participant elects under Section 83(b) of the Code to include in income the fair market value of the restricted stock as of the date of such grant. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the grant of the restricted shares, if the participant has made an election under Section 83(b) of the Code). To the extent unrestricted dividends are paid during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the company unless the participant has made a Section 83(b) election, in which case the dividends will thereafter be taxable to the participant as dividends and will not be deductible by the Company.

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Restricted Stock Units. A participant will normally not recognize taxable income upon an award of RSUs, but will generally recognize ordinary income at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable.

Performance Awards. Any option, SAR, award of restricted stock, award of restricted stock units or other stock-based award may be granted with performance vesting conditions. The federal income tax effects of such a performance award would be generally the same as described above for that type of award.

Company Tax Deduction. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or affiliate for which the participant performs services will generally be entitled to a corresponding federal income tax deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G, and is not disallowed by the $1,000,000 limitation on certain executive compensation under Code Section 162(m).

Deferred Compensation Limitations. If an award is subject to Section 409A of the Code, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Awards granted under the 2018 Equity Plan are designed to be exempt from the application of Code Section 409A. RSUs, whether or not performance-based, granted under the 2018 Equity Plan would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption. If not exempt, such awards must be specially designed to meet the requirements of Code Section 409A in order to avoid early taxation and penalties.

Other Considerations. Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Code Section 280G to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the participant.

Benefits to Directors, Named Executive Officers and Others

Awards under the 2018 Equity Plan are made at the discretion of the administrator. Accordingly, other than the awards of RSUs and PRSUs set forth in the table below that were approved by the Compensation and Benefits Committee on March 2, 2021 subject to our stockholders’ approval of the amendment to the 2018 Equity Plan, future awards under the 2018 Equity Plan are not determinable. The dollar value of the contingent awards is based on the closing price of our common stock on March 2, 2021.

New Plan Benefits

2018 Equity Plan

Name and Position	Dollar Value ($)	Number of Units(2)

Majdi Abulaban – President and Chief Executive Officer	2,889,999	472,222

Parveen Kakar – Senior Vice President – Sales, Marketing and Product Development	539,307	88,122

Andreas Meyer – Senior Vice President & President, Europe	390,474	63,803

All Current Executive Officers as a Group (8 persons)	5,802,543	948,128

All Current Non-Employee Directors as a Group (9 persons)	—	—

All Current Employees (other than Executive Officers) as a Group	—	—

(1)

This column corresponds to the number of RSUs and PRSUs (assuming target performance levels) awarded on March 2, 2021, contingent on stockholder approval of the amendment to the 2018 Equity Plan. Each RSU would vest in approximately three equal installments and, subject to the achievement of certain performance conditions, each PRSU will vest in full at the end of the three year performance period.

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Proposal No. 3  •  Summary of the 2018 Equity Plan

Aggregate Awards Granted Under the 2018 Equity Plan from Plan Inception

The following table lists each person named in the Summary Compensation Table, all director nominees, all current executive officers as a group, all current directors (other than executive officers) as a group, each associate of the foregoing persons, each other person currently providing services to the Company who received or is to receive at least five percent of the shares granted or issued under the 2018 Equity Plan, and all current employees of the Company (other than executive officers) as a group, indicating, as of March 31, 2021, the aggregate number and weighted average exercise price of options granted under the 2018 Equity Plan, time-based restricted stock and restricted stock units, and performance based restricted stock and restricted stock unit awards awarded under the 2018 Equity Plan to each of the foregoing since the inception of the 2018 Equity Plan. The number of shares subject to outstanding performance based restricted stock or unit awards is presented based on achieving the target level of performance. The following table does not include RSUs and PRSUs that were awarded on March 2, 2021, contingent on stockholder approval of the amendment to the 2018 Equity Plan.

NAME AND PRINCIPAL POSITION	OPTION GRANTS			TIME-BASED RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS	PERFORMANCE BASED RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS
	Option Shares Granted Under The 2018 Equity Plan From Plan Inception		Weighted Average Exercise Price ($)	Shares of Time-Based Restricted Stock and Restricted Stock Units Awarded under 2018 Equity Plan From Plan Inception	Shares of Performance-Based Restricted Stock and Restricted Stock Units Awarded under 2018 Equity Plan From Plan Inception

Majdi Abulaban – President and Chief Executive Officer	0		0	245,399	490,797

Parveen Kakar – Senior Vice President – Sales, Marketing and Product Development	38,000	(1)	17.45	137,633	198,584

Andreas Meyer – Senior Vice President & President, Europe	0		0	31,536	63,071

Timothy C. McQuay – Chairman of the Board, Director and Director Nominee	0		0	63,827	0

Raynard Benvenuti – Director and Director Nominee	0		0	20,000	0

Michael R. Bruynesteyn – Director and Director Nominee	0		0	50,858	0

Richard J. Giromini – Director and Director Nominee	0		0	36,779	0

Paul Humphries – Director and Director Nominee	0		0	54,827	0

Ransom A. Langford – Director and Director Nominee	0		0	0	0

James McElya – Director	0		0	59,827	0

Ellen B. Richstone – Director and Director Nominee	0		0	47,911	0

Francisco S. Uranga – Director	10,000	(2)	15.75	64,827	0

All Current Executive Officers as a Group (8 persons)	38,000		17.45	682,036	1,247,391

All Current Non-Employee Directors as a Group (9 persons)	10,000		15.75	398,856	0

All Current Employees (other than Executive Officers) as a Group	60,500	(3)	17.15	186,930	244,899

(1)	Options for 18,000 shares of our common stock granted to Mr. Kakar are fully vested and remain outstanding. Half of such options expire on May 13, 2021 and the remaining options expire on May 4, 2022.

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(2)	None of the options previously granted to Mr. Uranga are currently outstanding.
(3)	Options for 6,000 shares of our common stock granted to current employees (other than executive officers) as a group remain outstanding and are fully vested. All such options expire on May 13, 2021.

Vote Required

Approval of this proposal requires (i) a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the amendment to the Company’s 2018 Equity Incentive Plan.

Securities Authorized for Issuance under Equity Compensation Plans

The following table contains information about securities authorized for issuance under Superior’s equity compensation plans as of December 31, 2020. The features of these plans are described in Note 18, “Stock-Based Compensation” in Notes to the Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of the Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 5, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuances under equity compensation plans (#)

Equity Compensation Plans approved by security holders(1)	2,324,847	4.29	165,410

Equity Compensation Plans not approved by security holders(2)	1,089,110	5.05	0

Total	3,413,957	4.53	165,410

(1)

Includes information for the 2018 Equity Plan. The 2018 Equity Plan currently provides that a total of 1,200,000 full value awards granted under the 2018 Equity Plan can be settled in shares of our common stock. All other full value awards would be settled in cash. As of December 31, 2020, 972,327 full value awards granted under the 2018 Equity Incentive Plan have settled in shares of our common stock and 227,673 additional full value awards may be settled in shares of our common stock. If the amendment to the 2018 Equity Plan is approved by stockholders, the limitation on the number of full value awards that can be settled in shares of our common stock would be removed.

(2)

Includes information for the 2019 Inducement Plan. The 2019 Inducement Plan was adopted by the Company effective as of May 15, 2019 to provide awards as an inducement to Mr. Abulaban entering into employment with the Company, and to encourage stock ownership by Mr. Abulaban, thereby aligning his interests with those of the Company’s stockholders. The 2019 Inducement Plan originally authorized us to issue up to 2,458,747 shares of common stock, along with restricted stock, restricted stock units and performance units to Mr. Abulaban. Once a grant was made under the 2019 Inducement Plan to Mr. Abulaban, no future awards are permitted under the 2019 Inducement Plan. On May 15, 2019, the Company granted awards to Mr. Abulaban under the 2019 Inducement Plan and, accordingly, no securities remain available for future issuance under the 2019 Inducement Plan. See “Narrative Disclosure Regarding Compensation – Employment Agreement with Majdi B. Abulaban, President and Chief Executive Officer” for additional information regarding the awards granted to Mr. Abulaban pursuant to the 2019 Inducement Plan.

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Proposal No. 4  •  General

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Superior is asking the stockholders to ratify the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as Superior’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Neither the Company’s Articles of Incorporation nor the Bylaws require that stockholders ratify the appointment of Deloitte as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Superior’s and its stockholders’ best interests.

Deloitte has audited Superior’s consolidated financial statements annually since 2009. Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Superior by its independent registered public accounting firm, Deloitte & Touche LLP, for professional services rendered for the years ended December 31, 2020 and December 31, 2019:

Fee Category (in Thousands)	Fiscal 2020 Fees	Fiscal 2019 Fees

Audit Fees	$2,510	$2,560

Audit-Related Fees	—	30

Tax Compliance/Preparation Fees	770	740

All Other Fees	—	—

Total Fees	$3,280	$3,330

Audit Fees. Consist of fees billed for professional services rendered for the integrated audit of Superior’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for the statutory audits for certain subsidiaries.

Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Superior’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with transactions, merger and acquisition due diligence, attest services that are not required to support the integrated audit of Superior’s consolidated financial statements and its internal controls over financial reporting and consultations concerning financial accounting and reporting standards.

Tax Compliance/Preparation Fees. Consist of fees billed for professional services for tax compliance and preparation as well as tax advice and tax planning. The services comprising tax compliance and preparation include the preparation of original and amended tax returns and refund claims and tax payment planning.

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Proposal No. 4  •  Principal Accountant Fees and Services

All Other Fees. Consist of fees for professional services other than the services reported above.

The Audit Committee determined that all non-audit services provided by Deloitte were compatible with maintaining such firm’s audit independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

Approval of this proposal requires (i) a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Deloitte to serve as Superior’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Proxies solicited by the Board will be voted for the proposal unless stockholders specify a contrary vote.

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Voting Securities and Principal Ownership  •  Beneficial Ownership Table

VOTING SECURITIES AND PRINCIPAL OWNERSHIP

The following table sets forth certain information with respect to beneficial ownership of Superior common stock as of March 31, 2021 for (i) the named executive officers (ii) each director and director nominee, (iii) all directors and executive officers as a group and (iv) all persons known to Superior to beneficially own 5% or more of Superior common stock.

Name and Address(1) of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Common Stock(1)(2)	Percentage of Total Voting Power(1)(2)

5% Beneficial Stockholders:

TPG Group Holdings (SBS) Advisors, Inc.(3)	5,326,326	17.0%	17.0%

Directors and Named Executive Officers:

Majdi B. Abulaban	602,821	2.3%	1.9%

Parveen Kakar(4)	20,232	*	*

Andreas Meyer	30,512	*	*

Timothy C. McQuay	51,826	*	*

Raynard Benvenuti	32,500	*	*

Michael R. Bruynesteyn	35,858	*	*

Richard J. Giromini	59,279	*	*

Paul Humphries	34,826	*	*

Ransom A. Langford(5)	—	*	*

James S. McElya	93,409	*	*

Ellen B. Richstone	55,911	*	*

Francisco S. Uranga	44,826	*	*

Superior’s Directors and Executive Officers as a Group (17 persons)(5)	1,145,609	4.4%	3.7%

*	Less than 1%.
(1)

All persons have the Company’s principal office as their address, except as otherwise indicated. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed have sole voting and investment power with respect to all shares of Superior’s common stock beneficially owned by them.

(2)

The percentage ownership of common stock is based on 25,947,462 shares of common stock outstanding as of March 31, 2021. The percentage of total voting power is based on 31,273,788 total votes represented by 25,947,462 shares of common stock outstanding and 5,326,326 shares of common stock underlying 150,000 shares of Series A Preferred Stock as of March 31, 2021. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. For the purpose of computing the number of shares beneficially owned, percentage ownership of common stock and voting power, derivative securities that are convertible into common stock are deemed to be outstanding and beneficially owned by the person holding such derivative securities, but are not deemed to be outstanding for the purpose of computing beneficial ownership of any other person.

(3)

Represents shares of common stock underlying the 150,000 shares of Series A Preferred Stock held by TPG Group Holdings (SBS) Advisors, Inc. (“Group Advisors”), which were convertible into common stock as of March 31, 2021. The information with respect to the holdings of Group Advisors is based solely on Amendment No. 1 to the Schedule 13D filed September 1, 2017 by Group Advisors, David Bonderman and James G. Coulter. Group Advisors is the sole member of TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which is the sole member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Holdings I, L.P., a Delaware limited partnership, which is the

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Voting Securities and Principal Ownership  •  Beneficial Ownership Table

sole member of TPG Growth GenPar III Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Growth GenPar III, L.P., a Delaware limited partnership, which is the general partner of TPG Growth III Sidewall, L.P., a Delaware limited partnership (“TPG Growth Sidewall”), which directly holds 150,000 shares of Series A Preferred Stock. David Bonderman is the President of Group Advisors and officer, director and/or manager of other affiliated entities. James G. Coulter is the Senior Vice President of Group Advisors and officer, director and/or manager of other affiliated entities. Group Advisors’ address is TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(4)

Includes stock options in the amount of 18,000 for Mr. Kakar that are currently or will become exercisable within 60 days of March 31, 2021. The total amount of shares beneficially owned by the Company’s directors and executive officers as a group includes 18,000 total stock options that are currently or will become exercisable within 60 days of March 31, 2021.

(5)

Does not include shares of common stock underlying the Series A Preferred Stock held by Group Advisors as described in footnote 3 above. Mr. Langford is a partner of TPG, an affiliate of Group Advisors. Mr. Langford disclaims beneficial ownership of the shares of common stock beneficially owned by Group Advisors.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, as well as those persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC rule to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of reports filed with the SEC and submitted to us and on written representations by certain of our directors and executive officers, we are not aware of any failure to file reports on a timely basis during the year ended December 31, 2020 under the reporting requirements of Section 16(a) of the Exchange Act, except that a Form 4 filing by Mr. Abulaban reporting the purchase of 99,331 shares of our common stock due on November 10, 2020 was not filed until November 13, 2020 due to an administrative oversight.

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Certain Relationships and Related Transactions  •  Review, Approval or Ratification of Transactions with Related Persons

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

As provided in its Committee charter, the Audit Committee is primarily responsible for the review, approval and ratification of related party transactions. As mandated by the Company’s Related Party Transactions Policy, Superior’s management is required to refer all related party transactions to the Audit Committee, including relationships and dollar values, for review and approval or ratification. Additionally, the Nominating and Corporate Governance Committee annually reviews any related party transactions involving a director when determining director independence.

The Related Party Transaction Policy defines “Related Party Transactions” as transactions between Superior and related parties in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest and any material amendment or modification to an existing Related Party Transaction regardless of whether such transaction has previously been approved in accordance with the policy. A “Related Party” is a director, executive officer, nominee for director or a person known to Superior to beneficially own 5% or more of Superior common stock, in each case since the beginning of the last fiscal year, and their immediate family members.

Hedging Policy

Superior’s insider trading policy expressly prohibits Section 16 persons and designated insiders from engaging in hedging activities involving Superior common stock, such as collars, forward sales, equity swaps exchange funds or other similar arrangements. Superior does not prohibit employees other than Section 16 persons and designated insiders from engaging in hedging activities involving Superior common stock, such as collars, forward sales, equity swaps exchange funds or other similar arrangements. Therefore, Superior’s employees who are not Section 16 persons or designated insiders are free to enter into such arrangements.

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Executive Compensation and Related Information  •  Narrative Disclosure Regarding Compensation

EXECUTIVE COMPENSATION AND RELATED INFORMATION

NARRATIVE DISCLOSURE REGARDING COMPENSATION

Introduction

This Narrative Disclosure Regarding Compensation provides insight into Superior’s executive compensation structure, philosophy, decisions and results primarily for 2020 (and other relevant periods) and is organized into the following sections:

•	The Impact of the COVID-19 Pandemic on our Performance and Executive Compensation

•	Role of 2020 Say-on-Pay Vote in the Compensation Setting Process and Stockholder Outreach

•	Compensation Governance

•	2020 Executive Compensation Components

•	Risk Mitigation, Regulatory, and Other Considerations

Our senior management team has been assembled to drive our performance and accomplish the performance results discussed below. This discussion focuses on the compensation structure in effect for the named executive officers (who will be referred to as the “NEOs”) in 2020. The tenure of each NEO with Superior is noted in the following table:

Name and Title	With Superior Since
Majdi B. Abulaban, President and Chief Executive Officer	May 2019
Parveen Kakar, Senior Vice President, Sales, Marketing and Product Development	June 1989
Andreas Meyer, Senior Vice President & President, Europe	November 2019

The Impact of the COVID-19 Pandemic on our Performance and Executive Compensation

The Company started 2020 strong, delivering significant progress on various key metrics of our value-creation roadmap including Value-Added Sales growth, structural cost reductions and margin improvement. However, towards the end of the first quarter of 2020, COVID-19 was declared a global pandemic presenting unprecedented challenges as vehicle production largely ceased in Europe and North America. Our executive team responded to the COVID-19 pandemic by ensuring the health and safety of employees, aligning our costs to industry production, and closely managing cash flow. These actions supported a 22% improvement in our recordable safety incident rate, 10% growth in Free Cash Flow to $87M, and significant margin expansion in the second half of 2020 compared to the prior year period.

While we missed our financial targets set at the start of 2020, the immediate actions implemented by the executive team resulted in many notable achievements captured in our “2020 Performance & Business Highlights” section.

These achievements were evidenced in our financial performance in the second half of 2020, which relative to the second half of 2019 show improvements across our core metrics despite a decline of 5% in units shipped and the related challenges of the COVID-19 pandemic.

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Executive Compensation and Related Information  •  Narrative Disclosure Regarding Compensation

Metric ($ in Millions except per wheel data, Units in Thousands)	H2 2019	H2 2020	Change

Units Shipped	9,317	8,819	(5%)

Value-Added Sales (excluding Foreign Exchange)(1)	$369	$381	3%

Content per Wheel(1)	$39.59	$43.22	9%

Adjusted EBITDA(1)	$76	$94	24%

Adjusted EBITDA % of Value-Added Sales(1)	20.7%	23.7%	300 bps

Free Cash Flow(1)	$43	$128	$85

Net Debt(1)	$553	$491	($62)

(1)

Value-Added Sales excluding Foreign Exchange, Adjusted EBITDA, Value-Added Sales, Content per Wheel, Free Cash Flow, and Net Debt are non-GAAP financial measures. We are including H2 2019 and H2 2020 results of these measures to show an aspect of performance. See Appendix A to this Proxy Statement for a reconciliation to the most comparable GAAP measures.

In reaching decisions on executive compensation in 2020, the Compensation and Benefits Committee took into account a range of factors including the overall financial results of the Company, the broader achievements noted above, and a desire to retain our leadership team as we continue to build momentum in 2021. In particular, the Committee considered the following:

•	Voluntary salary reductions by the CEO in addition to NEO voluntary salary reductions and furloughs. Our CEO took a voluntary salary reduction of 100% during the months of April and May and an additional voluntary salary reduction of 20% in the months of July and August. Additionally, our CEO decided to forego the salary increase that the Board approved three weeks prior to the pandemic, and all other Board approved pay increases were suspended. Each of our other NEOs participated in a variety of temporary salary reductions and furloughs based on regional initiatives in the second and third quarter of 2020.

•	The 2018 – 2020 PRSUs failed to achieve the threshold performance requirements and were forfeited. The Company did not achieve the performance thresholds for the PRSUs granted in 2018 that payout based on the Company’s ROIC, Cumulative EPS and Relative TSR Performance during 2018-2020, resulting in a payout at 0% for our NEO’s.

The Compensation and Benefits Committee was cognizant of the Company’s position due to the unforeseen impacts of COVID-19 and the need to focus the executive team on sustaining the business by delivering Adjusted EBITDA and Free Cash Flow during the pandemic. In recognition of management’s actions to respond to the pandemic and achieve significant year-over-year financial results (as noted in the table above), the Compensation and Benefits Committee took the following actions:

•	The Compensation and Benefits Committee modified the AIPP Adjusted EBITDA performance calculation for 2020, with a commensurate reduction of 25% in NEO target bonus opportunity. The Compensation and Benefits Committee substituted the Company’s actual second quarter 2020 performance with budgeted performance to calculate AIPP achievement in recognition of vehicle production largely ceasing in North America and Europe during that time. Executive annual bonus targets were then reduced by 25%. The Company performed close to target in the first, third and fourth quarters of 2020. On this basis, and with the adjustment for the second quarter of 2020, the Company’s AIPP Adjusted EBITDA was 98% of the target. Following the 25% bonus opportunity reductions, the 2020 AIPP bonus pool for our NEO’s was 73% of the original target.

•

The Compensation and Benefits Committee modified the performance calculation for the PRSUs granted in 2019 and 2020 that are earned based on Company’s performance in 2019 – 2021 and 2020 – 2022. The Compensation and Benefits Committee substituted the Company’s actual second quarter 2020 performance with budgeted second quarter performance for the purpose of calculating PRSU performance. No changes were made to the PRSU performance targets. The Compensation and Benefits Committee saw this adjustment as appropriate in recognition of vehicle production largely ceasing in Europe and North America during the second quarter of 2020 due to the COVID-19 pandemic, which made performance achievement highly unlikely even at the threshold level. In addition, the Compensation and Benefits Committee considered the Company’s strong performance in the first, third and fourth quarters of

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Executive Compensation and Related Information  •  Narrative Disclosure Regarding Compensation

2020, and the fact the 2019-2021 grant was performing at 111% prior to the second quarter of 2020. This modification impacts one quarter of twelve in the respective performance periods, and the awards are currently forecasted to be earned below target. In the event that awards are earned above target as a result of this modification, the Compensation & Benefits Committee will consider whether or not to apply downward discretion in the context of the overall performance of the Company. A similar adjustment was made with respect to the 2020 tranche of Mr. Abulaban’s Inducement Grant that vested based on the Company’s performance in 2019-2020, resulting in a payout of 87%.
•	Retention awards were made to Mr. Abulaban and Mr. Meyer, with a portion of the CEO’s award contingent on net debt performance conditions. The Compensation and Benefits Committee determined that steps were needed to retain the CEO and other key executives following the loss of our previous Chief Financial Officer in August 2020, and given the substantial operational risks for the Company should there be any further unplanned departures, especially while the Company was emerging from the COVID-19 related economic shut downs. Given there were insufficient shares available for special equity awards under the 2018 Equity Plan, the awards were made in cash.

Certain information about the terms of these awards is set forth in the table below.

NEO	Target Value	Terms
Majdi Abulaban	$3,000,000

•  Two-thirds time-based and one-third performance-based

•  Time-based component ($2m) is earned in two equal tranches on July 31, 2021 and July 31, 2022

•  Performance-based component ($1m) can be earned at 0% – 150% of target based on net debt achievement as at June 30, 2023

Andreas Meyer	$300,000	• 100% time-based and is earned on August 21, 2022

For additional information on the terms of these awards see the “2020 Executive Compensation Components – 2020 Retention Awards” portion of the “Narrative Disclosure Regarding Compensation” section of this Proxy Statement.

Role of 2020 Say-on-Pay Vote in the Compensation Setting Process and Stockholder Outreach

At our 2020 annual meeting, stockholders representing approximately 77% of our outstanding shares supported Superior’s NEO compensation through the say-on-pay vote, an increase of 10% compared to the prior year. The increase in 2020 followed lower than anticipated results from the 2019 annual meeting due to a negative ISS recommendation on our NEO compensation as a result of a one-time compensation package provided to the former CEO in 2018. While we are pleased with the increase from the prior year and the recommendations from ISS and Glass Lewis for the approval of the executive compensation of our NEOs at our 2020 annual meeting, we continue to strive for a higher approval for our compensation program. At the request of the Board and the Compensation and Benefits Committee, our Chairman, Mr. McQuay, and the Chair of the Compensation and Benefits Committee, Mr. Humphries, led a stockholder outreach initiative during late 2020. This stockholder outreach was designed to assist us in fully understanding the perspectives of our stockholders, including those who did not support our say-on-pay vote in 2020, with respect to our executive compensation program and corporate governance.

During the stockholder outreach, the Company contacted our top stockholders beneficially owning approximately 80% of the institutionally held shares of our common stock, or more than 30% of the total outstanding shares of our common stock as of September 30, 2020. As part of this specific outreach, Mr. McQuay, Mr. Humphries, Joanne Finnorn, our Senior Vice President, General Counsel and Corporate Secretary, Kevin Burke, our Senior Vice President, Chief Human Resources Officer and Troy Ford, our Vice President of Corporate Finance, engaged with our largest stockholders representing

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Executive Compensation and Related Information  •  Narrative Disclosure Regarding Compensation

18% of the institutionally owned shares. We provided an open forum to each stockholder to discuss and comment on any aspects of the Company’s executive compensation program. Discussions covered matters such as our executive compensation program structure and metrics, retention and inducement awards, board composition, and environmental, social and governance integration. We outlined the Compensation and Benefits Committee’s pay-for-performance philosophy, and the importance of stockholder feedback in the compensation design and approval process. After this engagement with stockholders, we agreed to maintain open dialogue with them regarding ongoing feedback they may have on our corporate governance and executive compensation program. This effort supplemented the ongoing communications between our management and stockholders, as well as the outreach to stockholders prior to and in connection with our 2021 Annual Meeting, through various engagement channels including direct meetings, analyst conferences and road shows.

The table below is a summary of feedback we heard from our investors in 2020 on our executive compensation and governance strategy.

Topic	Stockholder Feedback	Board Response & Actions
Incentive Compensation Metrics	Investors expressed interest in Board’s rationale for metric selection and inquired about whether Superior is considering utilizing any additional metrics.	Superior confirmed that it remains committed to utilize metrics that appropriately incent management in executing the company’s priorities of improving profitability, delivering cash flow and reducing net debt.
Board Refreshment	Investors inquired about the Board composition and refreshment process.	The Board reviewed current processes for board refreshment and board composition in the context of stockholder feedback. The Board maintained governance practices including declassified board structure, annual director elections, separated Chair/CEO positions, annual board and committee evaluations, board independence requirements, and 5-year average director tenure. Additionally, the Board underwent a rigorous self-evaluation process utilizing Russell Reynolds Associates, resulting in a decision to decrease the size of the Board, adopt strategy-based board composition criteria, and focus on selecting new board members from a diverse candidate pool.

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Executive Compensation and Related Information  •  Narrative Disclosure Regarding Compensation

Topic	Stockholder Feedback	Board Response & Actions
Potential Revisions to LTIP Structure	Investors inquired about the background and structure of future potential revisions to the LTIP to provide restricted cash awards based on the value of the Company’s stock in lieu of shares (a “Phantom Stock” plan) and the impact to Superior’s cash flow should such a plan be authorized. In response to this approach, the Company received both positive feedback as well as feedback in preference of continued use of equity rather than cash-based incentives, and support for requesting from stockholders an increase in the number of shares available for grants to our Board and employees, including our NEOs.	Noting the preference for an equity-based incentive plan rather than a Phantom Stock (cash-based) plan, the Compensation and Benefits Committee has proposed to stockholders for vote in this Proxy Statement an increase in the number of shares available to grant under the 2018 Equity Plan.

Superior’s overall executive compensation program is based on rigorous, pre-established annual and long-term performance goals, accompanied by appropriate risk mitigation policies, which resulted in stockholder support in excess of 90% in previous years. Therefore, the Compensation and Benefits Committee retained the overall structure of our compensation program for 2020, adhering strictly to a pay-for-performance philosophy that will continue to evolve with stockholder feedback.

Our Compensation and Benefits Committee considered the results of our 2020 stockholder advisory approval of NEO compensation as one of many factors in connection with the discharge of its responsibilities. We believe that we have updated our compensation practices in a manner appropriate for a company of our size and stage of growth. We intend to continue engaging with our stockholders and reviewing our compensation and governance practices in the future.

Compensation Governance

Philosophy

The Compensation and Benefits Committee believes that Superior’s NEOs should be paid in a manner that attracts, motivates and retains the best-available talent and rewards them for driving successful results. This philosophy is achieved through the base salary, AIPP and LTIP being targeted at the 50th percentile of the benchmark for each position, with adjustments made to reflect the relative skills, experience and past performance of the NEOs and their respective roles and responsibilities within the organization, and judgments about the extent to which the NEOs can impact the company-wide performance and creation of stockholder value. Within this overall philosophy, the Compensation and Benefits Committee’s ongoing objectives are:

•	To offer a total compensation program that is flexible to adapt to evolving regulatory requirements and changing economic and social conditions, and takes into consideration the compensation practices of our peer companies identified based on an objective set of criteria;

•	To provide annual variable cash incentive awards based on Superior’s satisfaction of financial and, to a lesser degree, non-financial objectives; and

•	To align the financial interests of executive officers with those of stockholders by providing appropriate long-term, equity-based incentives and retention awards.

Superior’s executive officers are compensated in a manner consistent with Superior’s strategy, competitive practice, sound compensation governance principles and stockholder interests and concerns. In 2015, the Company implemented its current AIPP and LTIP compensation program, which emphasizes performance-based compensation and

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Executive Compensation and Related Information  •  Narrative Disclosure Regarding Compensation

which was developed after obtaining guidance from our independent compensation consultant and seeking and receiving feedback from some of our stockholders regarding desired plan design features.

Best Practices

The core of Superior’s executive compensation philosophy enables the Company to continue to attract and retain talent while driving performance. The Compensation and Benefits Committee continues to monitor and review the compensation program against our financial performance and continues to monitor the market to ensure competitive and performance driven plans.

Our programs continue to have many features that our stockholders widely consider best practices and that we view as consistent with our compensation and governance philosophy, including:

BEST PRACTICES

✓

Significant Performance-Based Pay: Performance-based compensation comprised approximately 62% of the target total direct compensation of our Chief Executive Officer and, on average, approximately 47% of the target total direct compensation for our other NEOs for fiscal year 2020, in accordance with our pay for performance philosophy.

✓

Alignment of Executive Pay with the Stockholder Experience: Our overall compensation design has a significant portion of executive pay in the form of equity, a large part of which is performance-related, so that our executives’ realized pay parallels the stockholder experience.

✓	Multiple Performance Measures: We use multiple performance measures that include short and long-term objectives to evaluate executive performance.

✓

Stock Ownership and Holding Requirements: We have stock ownership requirements for our directors and officers to ensure they are meaningfully invested in our stock and have personal financial interests strongly aligned with those of our stockholders. Until directors and officers are in compliance with such requirements, they generally must hold 100% of shares already owned by them and 100% of shares acquired by them, including net shares acquired upon vesting or exercise of equity awards.

✓	No Repricing: Our outstanding stock options cannot be repriced, reset or exchanged for cash without stockholder approval.

✓	Anti-Pledging: Superior’s insider trading policy expressly prohibits Section 16 persons and designated insiders from pledging Superior securities in margin accounts or as collateral for a loan.

✓	Double Trigger: We require a double trigger (change in control and termination of employment) for accelerated vesting of equity upon a change in control.

✓	Clawback: Superior has a formal clawback policy that applies to all incentive based cash and equity compensation awards granted to any current or former executive officer of the Company.

✓	No Gross-Ups: We do not provide excise tax gross-up payments to our executives.

✓

Anti-Hedging Policy: Superior’s insider trading policy expressly prohibits Section 16 persons and designated insiders from engaging in hedging activities involving Superior common stock, such as collars, forward sales, equity swaps or other similar arrangements.

✓	Performance-Based Metrics: Our incentive plans are performance-based and have appropriate caps on payouts.

✓	No “Liberal” Change in Control Definition: Our equity plan and change in control plan require the consummation of a change in control transaction to trigger any change in control benefits thereunder.

✓

Compensation Programs Designed to Reduce Risk: We have designed our compensation programs so that they do not encourage unreasonable risk taking. We monitor this by performing an annual compensation risk assessment.

✓	Regular Engagement with Stockholders: We regularly engage with our stockholders to strengthen our understanding of stockholder concerns, especially as it relates to executive compensation matters.

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Executive Compensation and Related Information  •  Narrative Disclosure Regarding Compensation

Compensation Risk Oversight

The Compensation and Benefits Committee’s annual review and approval of Superior’s compensation philosophy and strategy includes the review of compensation-related risk management. The Compensation and Benefits Committee believes that the following risk oversight and compensation design features described in greater detail elsewhere herein safeguard against excessive risk taking:

•	Prohibitions on Section 16 persons and designated insiders engaging in any speculative transactions in Superior’s common stock, like hedging, and prohibitions on pledging Superior securities in margin accounts or as collateral for a loan applicable to Section 16 persons and designated insiders;

•	Executive bonus payouts are based on financial performance metrics that drive stockholder value;

•	Equity awards for executive officers are also based on financial metrics that drive stockholder value and all equity awards have vesting requirements that align employees’ interests with stockholders’ interests; and

•	Superior maintains stock ownership guidelines as well as clawback provisions that further align executive and stockholder interests, mitigate risk and promote oversight.

Methodology for Establishing Compensation

In designing and administering the NEO compensation programs, the Compensation and Benefits Committee attempts to strike a balance among the above elements, which are discussed in more detail below. The Compensation and Benefits Committee considers the pay practices of comparable companies to determine the appropriate pay mix and compensation levels, as well as Superior’s own specific short and long-term strategic objectives. The following section describes the various methods the Compensation and Benefits Committee uses in its design, administration and oversight of the compensation programs for the NEOs.

The Compensation and Benefits Committee has direct responsibility for making recommendations to the independent members of the Board regarding the approval, amendment or termination of Superior’s executive compensation plans and programs, the annual compensation of Superior’s President and Chief Executive Officer, and the compensation for other executive officers.

Consistent with its charter, the Compensation and Benefits Committee is composed of four directors. Each member of the Committee is independent, as determined by the Board and based on the New York Stock Exchange listing standards. Their independence from management allows the Compensation and Benefits Committee members to apply independent judgment when designing and overseeing our compensation program and in making pay decisions.

The Compensation and Benefits Committee from time to time engages independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation programs and principles that are consistent with Superior’s business goals and pay philosophy. The Compensation and Benefits Committee has the final authority to hire and terminate any consultant, as well as the responsibility to consider the independence of the consultant. The Compensation and Benefits Committee continued to retain Willis Towers Watson in 2020 to assist with specific assignments. The Compensation and Benefits Committee has assessed the independence of Willis Towers Watson, and concluded that Willis Towers Watson’s work does not raise any conflict of interest under applicable SEC and New York Stock Exchange rules.

Setting Executive Pay (Benchmarking)

The Compensation and Benefits Committee is responsible for recommending to the Board the annual compensation of Superior’s CEO. For the remaining NEOs and other executives, Superior’s CEO recommends compensation levels and specific components of compensation. The Compensation and Benefits Committee reviews these recommendations and adjusts them as it deems appropriate before approving or recommending any changes to either the CEO or Board.

The Compensation and Benefits Committee typically reviews broad-based third-party compensation surveys covering a wide array of public companies, some larger and some smaller than we are, to obtain a general understanding of current compensation practices. These compensation surveys provide valuable data for subjective review and confirmation of the equanimity of the salaries paid to the NEOs. The data also gives the Compensation and Benefits Committee information concerning market pay practices regarding the pay mix among base salary, annual bonus and long-term incentives of companies

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Executive Compensation and Related Information  •  Narrative Disclosure Regarding Compensation

in the industry that compete with us for executive talent. The Compensation and Benefits Committee targets the compensation components at the 50th percentile range of the market data while taking into consideration the experience level and performance of each named executive officer.

Since 2016, Willis Towers Watson has been engaged to assist the Compensation and Benefits Committee in evaluating the competitiveness of Superior’s executive compensation program. Willis Towers Watson performs analysis using a comparable industry group with a revenue range around $1.4 billion. In June 2020, the Compensation and Benefits Committee relied upon the studies conducted by Willis Towers Watson to assess the selected peer group and competitive pay analysis for our NEOs. In 2020, Tower International was removed from the peer group because it was acquired by Autokiniton Global Group in September 2019. The remaining fifteen automotive part and equipment manufacturers were utilized to evaluate the compensation positioning of our NEO’s.

Company Name	Market	Symbol
Cooper-Standard Holdings Inc.	NYSE	CPS
Cooper Tire & Rubber Company	NYSE	CTB
Enerpac Tool Group Corp.*	NYSE	EPAC
Gentex Corporation	NASDAQ	GNTX
Gentherm, Inc.	NASDAQ	THRM
Horizon Global Corporation	NYSE	HZN
LCI Industries, Inc. (f/k/a Drew Industries, Inc.)	NYSE	LCII
Modine Manufacturing Corp	NYSE	MOD
Park-Ohio Holdings Corp.	NASDAQ	PKOH
Shiloh Industries, Inc.	NASDAQ	SHLO
SPX FLOW, Inc.	NYSE	FLOW
Standard Motor Products, Inc.	NYSE	SMP
Stoneridge Inc.	NYSE	SRI
The Timken Company	NYSE	TKR
Visteon Corporation	NYSE	VC

*	Actuant Corporation changed its name to Enerpac Tool Group in September 2019.

2020 Executive Compensation Components

Introduction – Elements of Pay

The following is a summary of the 2020 direct core compensation elements (base salary, annual incentives and long-term incentives, retention and inducement awards) of our executive compensation program.

Element	Purpose	Performance Measure(s)	Fixed vs. Variable	Cash vs. Equity	Payout Range
Base Salary	Provide a competitive rate of pay to attract, motivate and retain executive officers of the Company	Individual performance, experience, time in position and critical skills	Fixed	Cash	N/A
AIPP	Align a portion of annual pay to a key element of performance for the year	AIPP Adjusted EBITDA	Variable	Cash	0-250% of target for our CEO and 0-200% of target for our other NEOs
Performance- Based RSUs	Align executive pay with long-term stockholder interests through equity-based compensation tied to key performance metrics of the Company	Cumulative EPS (40%) ROIC (40%) Relative TSR (20%)	Variable	Cash or Equity	0-200% of target number of shares; PRSU value fluctuates with stock price movement
Time-Based RSUs	Directly align executive pay with long-term stockholder interests through equity-based compensation	Stock price alignment (3 yr. ratable vesting)	Variable	Cash or Equity	Fluctuates with stock price movement

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Executive Compensation and Related Information  •  2020 Executive Compensation Components

Element	Purpose	Performance Measure(s)	Fixed vs. Variable	Cash vs. Equity	Payout Range
Retention Awards	Maintain key leader stability to ensure an effective transition of several key leadership positions time based cash awards and directly align long-term stockholder interests through performance based cash awards	Timing requirement Net Debt of the Company	Fixed and Variable	Cash	N/A, except that the performance based cash retention award made to our CEO is 0%-150% of target.

In addition, Superior’s NEOs were provided with retirement benefits and certain other benefits. Narrative descriptions of the individual elements of compensation are set forth below.

The Compensation and Benefits Committee does not use a specific formula for allocating compensation among the various components. Instead, the Compensation and Benefits Committee considers market pay practices and whether the total compensation package is fair, reasonable and in accordance with the interests of our stockholders.

Base Salary

Base salary provides a fixed element of compensation that competitively rewards the executive’s skills, experience and contributions to Superior. The base salary of Mr. Abulaban, our current CEO, was established when he was appointed in May of 2019 and remained the same through fiscal years 2019 and 2020.

For NEOs other than the CEO, base salary adjustments are based on recommendations of the CEO to the Compensation and Benefits Committee,

taking into account the executive’s performance, scope of work, competitive benchmarks and Company performance. In setting 2020 salaries, our CEO and the Compensation and Benefits Committee reviewed the analysis and findings of our independent compensation consultant. Base salaries for NEOs other than the CEO are generally adjusted when deemed necessary to meet market competition or when appropriate to recognize increased responsibilities Prior to the onset of the COVID-19 pandemic, the Board had approved a 3% base salary increase for Mr. Abulaban. However, due to the impact of the COVID-19 pandemic which began shortly after the Board decision, Mr. Abulaban decided to forgo this increase and none of our other NEOs received a base salary increase in 2020. Furthermore, in response to the COVID-19 pandemic, Mr. Abulaban voluntarily agreed to forego 100% of his base salary from April 1, 2020 until May 31, 2020 and further agreed to an additional 20% reduction in base salary from July 1, 2020 to August 31, 2020. Each of our other NEOs also participated in a variety of temporary salary reductions and furloughs based on regional initiatives in the second and third quarter of 2020.

2020 NEO Base Salary Rates

Officer Name	Salary
Majdi Abulaban	$800,000
Parveen Kakar	$432,600
Andreas Meyer(1)	$420,900

(1)	Mr. Meyer’s base salary was paid in Euros and has been converted to U.S. dollars using the exchange rate as of December 31, 2020 (1.00 Euro to 1.22 U.S. dollars)

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Executive Compensation and Related Information  •  2020 Executive Compensation Components

Annual Incentive Compensation and Bonuses

We use annual incentive awards to motivate our CEO and other NEOs to achieve annual business results and create value for our stockholders. Annual incentive awards granted pursuant to the AIPP are expressed as a percentage of base salary and are designed to recognize and reward targeted financial performance. Attainment of the financial target may be adjusted based on an individual performance modifier that considers the individual’s performance rating under the Annual Performance Management Program, annual objectives and accomplishments. The Compensation and Benefits Committee believes that this design, combining an objective measurable financial goal with adjustments for individual performance, reinforces a Company culture that recognizes both team achievement and individual contributions.

The Compensation and Benefits Committee selected AIPP Adjusted EBITDA for 2020 as the financial performance component because it is an objective measure of core Company performance, without considering matters such as interest income or expense, taxes, depreciation, amortization and M&A activity costs, which generally do not impact operational efficiencies. The AIPP Adjusted EBITDA target for the AIPP was adopted after we conducted a rigorous bottom-up full range comprehensive business and financial planning analysis. As a result of this comprehensive process, the Compensation and Benefits Committee approved a performance goal level that is designed to be achieved if we meet our business plan.

Under the AIPP for 2020, the target bonus percentages for the NEOs, with the exception of our CEO, was 55% of base salary. The target bonus percentage for our CEO was 125% of base salary. For the NEOs, with the exception of our CEO, the Compensation and Benefits Committee can exercise its business judgment to increase or decrease the fixed portion of the non-equity incentive bonus a NEO otherwise earned within a range of 0% to 200% depending on the annual performance rating and pre-specified individual performance goals. Rather than an individual performance multiplier, our CEO has increased leverage for achievement of financial performance in excess of the financial performance target.

The following table illustrates the payout opportunities under the AIPP Adjusted EBITDA and individual performance components of the AIPP for 2020.

2020 AIPP Adjusted EBITDA ($)	% of AIPP Adjusted EBITDA Target	NEOs* Incentive as % of Target	NEOs* Individual Performance Multiplier	CEO* Incentive as % of Target
<154,700,000	<85.0%	0.0%	n/a	0.0%
154,700,000	85.0%	70.0%	0-200%	70.0%
163,800,000	90.0%	80.0%	0-200%	80.0%
168,800,000	92.7%	85.5%	0-200%	85.5%
172,900,000	95.0%	90.0%	0-200%	90.0%
179,100,000**	98.0%	97.0%	0-200%	97.0%
182,000,000	100.0%	100.0%	0-200%	100.0%
191,110,000	105.0%	120.0%	0-200%	130.0%
200,200,000	110.0%	140.0%	0-200%	160.0%
209,300,000	115.0%	160.0%	0-200%	190.0%
218,400,000	120.0%	180.0%	0-200%	220.0%
227,500,000	125.0%	200.0%	0-200%	250.0%
>227,500,000	>125%	200.0%	0-200%	250.0%

*

The individual performance multiplier is applicable to all NEOs, with the exception of the CEO, and allows for enhancement of an award up to 200% of the bonus target. The CEO is not eligible for the individual multiplier, but receives a higher leverage opportunity for achievement of financial performance in excess of the financial performance target.

**

2020 AIPP Adjusted EBITDA Attainment. See “Introduction - The Impact of the COVID-19 Pandemic on our Performance and Executive Compensation” portion of the “Narrative Disclosure Regarding Compensation” section of this Proxy Statement for additional information on the impact of COVID-19 on the 2020 AIPP.

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Executive Compensation and Related Information  •  2020 Executive Compensation Components

In recognition of management’s actions to respond to the COVID-19 pandemic, the Compensation and Benefits Committee modified the AIPP Adjusted EBITDA performance calculation for 2020. Specifically, the Compensation and Benefits Committee reduced the AIPP target awards for each NEO and all other participants by 25% and elected to use the Company’s budgeted 2020 second quarter Adjusted EBITDA rather than the Company’s actual 2020 second quarter Adjusted EBITDA for purposes of calculating AIPP Adjusted EBITDA.

The vesting of the annual incentive awards under the AIPP is based on the Company’s actual AIPP Adjusted EBITDA for the first, third and fourth quarters of 2020 and the Company’s budgeted (rather than actual) AIPP Adjusted EBITDA for the second quarter of 2020. The sum of these amounts resulted in a calculation of AIPP Adjusted EBIDTA, solely for purposes of the vesting of the annual incentive awards under the AIPP, of $179.1 million, which was below the AIPP Adjusted EBITDA target of $182 million. As a result, the 2020 AIPP bonus pool was funded at 97% of the target bonus pool amount. The following table shows the target award, AIPP Adjusted EBITDA performance multiplier, individual performance multiplier (if applicable), and amounts paid to the NEOs under the AIPP for 2020:

Name	AIPP Target (% of Base Salary)	Target Award	Pandemic Adjustment to AIPP Target Award	Target Award After Pandemic Adjustment	AIPP Adjusted EBITDA Performance Multiplier	Individual Performance Multiplier	Total Amount Earned
M. Abulaban	125%	$1,000,000	75%	$750,000	97%	N/A	$730,000
P. Kakar(1)	55%	$237,930	75%	$178,448	97%	107%	$185,847
A. Meyer(2)	55%	$231,495	75%	$173,621	97%	115%	$194,340

(1)

Mr. Kakar achieved his performance objectives for achieving commercial booking targets and key customer awards during the pandemic, and leading global engineering to support successful product launches and introduction of new product technologies.

(2)

Mr. Meyer achieved his performance objective for successfully leading European operations through the COVID-19 related shut downs while re-starting operations safely and efficiently for the remainder of the year.

2021 Update. The Compensation and Benefits Committee has approved the following target values for the 2021 AIPP awards for our NEOs, as a percentage of base salary, which are unchanged from 2020: Mr. Abulaban – 125%; Mr. Kakar – 55% and Mr. Meyer – 55%.

Long-Term Equity Incentive Compensation

2020 Long-Term Equity Incentive Awards. The Compensation and Benefits Committee has approved the grants of regular long-term equity incentive awards to all of our NEOs, that place a strong emphasis on pay for performance. In 2020, the annual LTIP awards were granted on March 3, 2020, with two-thirds of value allocated to PRSU awards and one-third to time-based RSU awards.

Performance criteria for the 2020 PRSU awards to all of our NEOs include the following (weighting in parentheses): (i) Cumulative EPS (40%), (ii) ROIC (40%) and (iii) Relative TSR (20%). The PRSU awards provide all the NEOs the opportunity to earn up to 200% of the target award value in Company stock.

Each of these three performance criteria are calculated as follows:

•	Cumulative EPS: “Cumulative EPS” is a performance measure that is equal to the sum of our net income divided by the weighted average of our common stock, issued and outstanding, for each of the fiscal years during the three-year period ending December 31, 2022 (the “Performance Period”).

•	ROIC: “ROIC” is a performance measure that is equal to our yearly average of our pre-tax net income divided by Invested Capital during the Performance Period. “Invested Capital” is equal to our accounts receivable, inventory, prepaid aluminum, net fixed assets and accounts payable.

•	Relative TSR: “Relative TSR” is a performance measure that is equal to the Company’s total stockholder return relative to the total stockholder return of our proxy peers (as listed in the “Setting Executive Pay (Benchmarking)” section of this Proxy Statement) during the Performance Period.

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Executive Compensation and Related Information  •  2020 Executive Compensation Components

The Compensation and Benefits Committee chose each criterion for the following reasons:

•	Cumulative EPS: The Compensation and Benefits Committee believes Cumulative EPS is an indicator of our profitability and represents our business’ ability to generate on-going stockholder value in successfully executing our business strategy.

•	ROIC: The Compensation and Benefits Committee believes ROIC is a measurement that indicates success in making long-term capital investment decisions that improve financial and operational performance and increase stockholder value.

•	Relative TSR: The Compensation and Benefits Committee believes Relative TSR is a key measurement that indicates overall stockholder value as compared to our proxy peers.

The target levels of these performance criteria were designed after a rigorous bottom up full range comprehensive business and financial planning analysis in several layers of the Company from middle management up through our Board. Because of this process, the Compensation and Benefits Committee approved performance goal levels that are designed to be met if we meet our business plan.

The annual time-based RSU awards for all NEOs, vest in equal annual installments over a three-year period.

In previous discussions with investors, we highlighted that our primary competitors are private companies and we do not disclose long-term performance targets as we would place ourselves at a competitive disadvantage to companies that are not required to disclose this information. Investors did not express concerns with the Board’s rationale that performance targets represent competitively sensitive information.

For 2020, the total target award opportunities for our NEOs, expressed as a percentage of each NEO’s annual base salary (at date of grant), is as follows: Mr. Abulaban – 300%, Mr. Kakar – 110% and Mr. Meyer – 80%.

The numbers of time-based RSUs and PRSUs awarded to our NEOs in 2020 are set forth in the following chart:

2020 NEO Long-Term Incentive Awards

Name	2020-2022 PRSUs (at target) (#)	2020 RSUs (#)
Majdi Abulaban	490,797	245,399
Parveen Kakar	97,313	48,656
Andreas Meyer	63,071	31,536

Vesting of PRSUs in 2020. PRSUs are generally earned based on the Company’s achievement over the three-year performance period based on the achievement of certain performance metrics (Cumulative EPS, ROIC and Relative TSR). For the grant issued to Mr. Kakar for the 2018-2020 performance period, the Company did not achieve metrics that met the required targets, yielding a 0% attainment level. Because Messrs. Abulaban and Meyer were not employed by the Company until 2019, no PRSUs had been granted to them for the 2018-2020 performance period.

Mr. Abulaban received a 2019-2021 PRSU award in connection with the commencement of his employment in May 2019 that vests in three tranches based on the achievement of certain performance metrics (Cumulative EPS, ROIC and Relative TSR). Prior to second quarter of 2020, the attainment level for the 2020 PRSU Tranche was performing at 111% of target. As a result of the impact of the COVID-19 pandemic on the Company’s 2020 performance, the Compensation and Benefits Committee modified the performance calculation for the second tranche of PRSUs issued to Mr. Abulaban that vested based on the Company’s performance in 2019 and 2020 (the “2020 PRSU Tranche”). The Compensation and Benefits Committee elected to use the Company’s budgeted 2020 second quarter financial performance, rather than the Company’s actual 2020 second quarter financial performance for purposes of calculating the payout for the 2020 PRSU Tranche as the Company was on track to deliver budgeted performance in the second quarter prior to

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the COVID-19 pandemic and delivered strong performance in the first, third and fourth quarter of 2020 as previously described. Thus, the vesting of the 2020 PRSU Tranche is based on the Company’s actual financial performance for all four quarters of 2019, and also the first, third and fourth quarters of 2020 and the Company’s budgeted (rather than actual) financial performance for the second quarter of 2020. Based on this calculation, with adjustment for one of eight quarters in the performance period, the 2020 PRSU Tranche vested on December 31, 2020 at an attainment level of 87%. The resulting shares earned by Mr. Abulaban are set forth in the table below.

2020 PRSU NEO Payouts

Name	PRSUs (at target) (#)	Performance (%)	Actual Shares Earned (#)
Majdi Abulaban	222,222	87%	193,778
Parveen Kakar	9,791	0%	—
Andreas Meyer	—	—	—

2021 Update. The Compensation and Benefits Committee has reviewed and benchmarked our LTIP performance measures compared to our peers and with special consideration to the Company’s capital structure objectives. Based on this review, the Compensation and Benefits Committee approved the use of LTIP Net Debt and Relative TSR for the 2021 LTIP awards, each weighted at 50%. Each of these two performance measures are calculated as follows:

•	LTIP Net Debt: “LTIP Net Debt” is a performance measure that is equal to the Company’s funded debt, less cash and cash equivalents, adjusted for currency, supply chain financing, accounts receivables factoring and refinancing expenses.

•	Relative TSR: “Relative TSR” is a performance measure that is equal to the Company’s total stockholder return relative to the total stockholder return of our proxy peers (as listed in the “Setting Executive Pay (Benchmarking)” section of this Proxy Statement) during the performance period.

The Compensation and Benefits Committee chose LTIP Net Debt as one of the performance measures because it believes deleveraging the balance sheet through sustainable operational and financial performance to deliver cash flow is essential to generate long-term stockholder value. Input obtained from stockholders during outreach calls confirmed support for reducing net debt as essential to creation of stockholder value. The Compensation and Benefits Committee chose to continue to use Relative TSR since it believes Relative TSR is a key measurement that indicates overall stockholder value as compared to our proxy peers.

Given the competitive nature of our business, and the fact many competitors are privately held and do not have the same disclosure requirements, we do not disclose LTIP performance targets for reasons of competition and confidentiality.

The target value for the 2021 LTIP awards for our NEOs as a percentage of base salary are as follows: Mr. Abulaban – 300%; Mr. Kakar – 110% and Mr. Meyer – 80%. The PRSU awards provide all the NEOs the opportunity to earn up to 200% of the target award value in Company stock.

Employment Agreement with Majdi B. Abulaban, President and Chief Executive Officer

Effective May 15, 2019, the Company entered into an employment agreement with Mr. Abulaban in connection with his appointment as the Company’s President and Chief Executive Officer. The employment agreement is subject to an initial two-year term, with one-year automatic renewals thereafter. The employment agreement provides Mr. Abulaban with an initial annual base salary of $800,000 and eligibility to receive annual cash performance bonuses with target and maximum opportunities of 125% and 250% of his annual base salary, respectively, subject to a minimum amount for the 2019 fiscal year of $625,000. In addition, Mr. Abulaban is eligible to receive severance payments and benefits upon certain terminations of his employment with the Company pursuant to the terms of the employment agreement as discussed in the “2020 Executive Compensation Components – Severance / Termination / Change in Control Benefits” section of this Proxy Statement.

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Executive Compensation and Related Information  •  2020 Executive Compensation Components

In connection with the commencement of Mr. Abulaban’s employment with the Company, Mr. Abulaban received the following equity awards pursuant to the Company’s 2019 Inducement Grant Plan (the “2019 Inducement Plan”): (i) the Inducement Award consisting of (A) 666,667 PRSUs at target, vesting in three approximately equal installments to the extent that the performance metrics are satisfied during each of three performance periods and (B) 333,333 time-based RSUs, vesting in approximately equal installments on February 28, 2020, 2021 and 2022; (ii) a regular 2019-2021 PRSU grant, with the target number of PRSUs to be equal to 316,832 which will vest to the extent that the performance metrics are satisfied; and (iii) a regular 2019 time-based RSU grant, with the number of RSUs to be equal to 158,416 vesting in approximately equal installments on February 28, 2020, 2021 and 2022. The Inducement Award is intended to replace certain equity awards that were forfeited by Mr. Abulaban upon his resignation from his former employer. The PRSU awards may be earned at up to 200% of target depending on the level of achievement of the performance metrics.

As a result of the impact of the COVID-19 pandemic on the Company’s 2020 performance, the Compensation and Benefits Committee modified the performance calculation for the second tranche of PRSUs issued to Mr. Abulaban as part of the Inducement Award that vested based on the Company’s performance in 2020. See “2020 Executive Compensation Components – Long-Term Equity Incentive Compensation” for additional information.

Management Board Member Service Contract with Andreas Meyer, Senior Vice President & President, Europe

On November 1, 2019, the Company entered into a management board member service contract with Mr. Meyer in connection with his appointment as the Company’s Senior Vice President & President, Europe, as amended on October 30, 2019. The management board member service contract is subject to an initial three-year term, with one-year automatic renewals thereafter. Pursuant to the management board member service contract, Mr. Meyer receives a fixed gross salary of €345,000 and employee benefits including a monthly allowance for health insurance benefits, use of a company car, paid time off and reimbursement of business expenses. Mr. Meyer is also eligible to receive annual incentive awards with a target of 55% of his base salary, and long-term equity incentive awards for each of 2020, 2021 and 2022 with a target of 80% of his base salary. At the Company’s option, Mr. Meyer will be subject to a non-competition provision lasting for one year following the termination of the management board member service contract, during which period Mr. Meyer would receive compensation equal to 50% of the most recent base salary paid to him prior to the termination thereof, subject to potential reduction for compensation received from a subsequent employer. In the event of a change of control of the Company (as defined in the 2018 Equity Plan), Mr. Meyer may terminate the management board member service contract within the three months thereafter and in such case, would be entitled to receive a payment equal to three months of his salary in exchange for a release of claims.

2020 Retention Agreements

On August 25, 2020, the Company entered into a Retention Bonus Agreement with Mr. Abulaban. Mr. Abulaban’s Retention Bonus Agreement has a three year term which is two thirds time-based and one third performance-based. The Retention Bonus Agreement provides for a restricted cash payment of $1 million on each of July 31, 2021 and July 31, 2022. On July 31, 2023, Mr. Abulaban has an opportunity to receive a performance cash payment with a target of $1 million and a range of $0 to $1.5 million, based on the Company’s net debt achievement as measured at June 30, 2023. Mr. Abulaban is required to be employed at the time of the vesting of the awards, except that if the Company terminates Mr. Abulaban’s employment before any vesting date other than for Cause, or if Mr. Abulaban terminates his employment for Good Reason (both Cause and Good Reason as defined in Mr. Abulaban’s employment agreement), the Company will pay Mr. Abulaban the remaining full amount of the retention bonus (with the 2023 payment attributable to net debt performance being paid at target). If Mr. Abulaban’s employment is terminated by the Company for Cause, or if Mr. Abulaban terminates his employment for any reason other than Good Reason, Mr. Abulaban will forfeit all remaining cash payments. Mr. Abulaban will also forfeit any payments if he violates certain restrictive covenants set forth in Exhibit A to Mr. Abulaban’s Retention Bonus Agreement.

On September 10, 2020, the Company entered into a Retention Bonus Agreement with Mr. Meyer. Mr. Meyer’s Retention Bonus Agreement has a two

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year term and is time-based. The Retention Bonus Agreement provides for a restricted cash payment of $300,000 on August 21, 2022. Mr. Meyer is required to be employed at the time of the vesting of the award, except that if the Company terminates Mr. Meyer’s employment before the vesting date other than for cause, the Company will pay Mr. Meyer the full amount. If Mr. Meyer’s employment is terminated by the Company for cause, or if Mr. Meyer terminates his employment for any reason, he will forfeit the cash payment. Mr. Meyer will also forfeit any payments if he violates certain restrictive covenants set forth in Exhibit A to Mr. Meyer’s Retention Bonus Agreement.

The Compensation and Benefits Committee determined that steps were needed to retain the CEO and other key executives following the loss of our previous Chief Financial Officer in August 2020, and given the substantial operational risks for the Company should there be any further unplanned departures, especially while the Company was emerging from the COVID-19 related economic shut downs. The Compensation and Benefits Committee further determined that cash awards granted to Messrs. Abulaban and Meyer pursuant to their Retention Bonus Agreements were appropriate given that there were insufficient shares available for special equity awards under the 2018 Equity Plan.

Retirement and Similar Benefits

Mr. Kakar is a participant in Superior’s Salary Continuation Plan, which provides a retirement benefit for participants who terminate employment after having reached specified vesting dates and after reaching the age of 65 (or in the event of death while in our employ prior to separation from service). Upon a qualifying termination, Superior will pay to the participant a time-limited annual benefit equal to 30% of his or her final average compensation over the preceding 36 months. For employee participants, final average compensation includes only base salary. The benefit is paid twice per month and continues for the longer of 10 years or until death. The Salary Continuation Plan was closed to new participants in 2011 and, as a result, none of our NEOs other than Mr. Kakar are participants.

All employees may participate in Superior’s tax-qualified Savings and Retirement Plan which is a 401(k) plan. For fiscal year 2020, Superior matched 100% of the first 1% of before-tax contributions made to the plan and 50% of such contributions over 1% and up to 6%. However, Superior did not match employee contributions in excess of the legal limit of $19,500 ($26,000 for individuals older than 50 years of age) in 2020. Additionally, due to the COVID-19 pandemic, the Company did not make 401(k) matching contributions for the month of June 2020. All Company contributions are vested 100% after two years of service.

Other Benefits

Superior provides NEOs with incidental benefits that the Compensation and Benefits Committee believes are reasonable and consistent with the competitive market. For example, the NEOs receive an automobile allowance (which is a similar benefit provided to some of our other employees). In addition, the NEOs may participate in Superior’s health and welfare benefit plans that are available to other executives and employees.

Severance / Termination / Change in Control Benefits

If Mr. Abulaban’s employment is terminated because of his death or “disability,” Mr. Abulaban’s Employment Agreement, provides him with severance compensation of a prorated amount of his current year annual bonus based on actual performance and the Inducement Award becomes vested in full, with the payout level under the performance-based portion of the Inducement Award determined and deemed to have been earned based upon an assumed achievement of all relevant performance goals at the “target” level. If Mr. Abulaban’s employment is terminated without “cause” or Mr. Abulaban resigns for “good reason,” other than within two years of a change of control of Superior, Mr. Abulaban’s Employment Agreement provides him with severance compensation of eighteen months’ base salary, a prorated amount of his current year annual bonus based on actual performance, and health care continuation ending on the earlier of (i) the eighteen (18) month anniversary of the termination date and (ii) the date as of which Mr. Abulaban becomes eligible to receive comparable benefits from a subsequent employer. If Mr. Abulaban’s employment is terminated by the Company other than for “cause” or “disability” or Mr. Abulaban resigns for “good reason,” in each case, within two years of a change of control of Superior, Mr. Abulaban’s Employment Agreement provides him with severance compensation of a lump-sum payment of two times his base salary, health care continuation ending on the earlier of (i) the eighteen (18) month anniversary

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Executive Compensation and Related Information  •  2020 Executive Compensation Components

of the termination date and (ii) the date as of which Mr. Abulaban becomes eligible to receive comparable benefits from a subsequent employer, and all time-based equity awards become vested in full, and the performance-based equity awards are deemed earned based upon an assumed achievement of all relevant performance goals at the “target” level.

Pursuant to the terms of his management board member services contract, at the Company’s option, Mr. Meyer will be subject to a non-competition provision lasting for one year following the termination of the management board member service contract, during which period Mr. Meyer would receive compensation equal to 50% of the most recent base salary paid to him prior to the termination thereof, subject to potential reduction for compensation received from a subsequent employer. In the event of a change of control of the Company (as defined in the 2018 Equity Plan), Mr. Meyer may terminate the management board member service contract within the three months thereafter and in such case, would be entitled to receive a payment equal to three months of his salary in exchange for a release of claims.

Pursuant to the terms of Mr. Kakar’s Retention Bonus Agreement entered into on December 13, 2019, Mr. Kakar received a retention award consisting of a cash award of $216,300 payable October 1, 2021 and a grant of 20,000 time-based RSUs with a vesting date of October 1, 2021. While Mr. Kakar is generally required to be employed at the time of vesting to receive the retention awards, the Company is required to pay the full amount of the cash award and the time-based RSUs become fully vested if the Company terminates the employment of Mr. Kakar other than for cause. Additionally, the Company is required to pay the full amount of the cash awards granted to Messrs. Abulaban and Meyer under their respective Retention Award Agreements if the Company terminates the employment of Messrs. Abulaban or Meyer, as applicable, other than for cause, and in the case of Mr. Abulaban, if he resigns for good reason.

Mr. Kakar currently participates in the Executive Change in Control Severance Plan. The plan is intended to encourage executive officers to remain employed with the Company during a time when prospects for continued employment are often uncertain and to provide some measure of financial security prior to and after a change of control. The amounts to be paid under the plan help ensure that the interests of Superior’s executives will be materially consistent with the interests of Superior’s stockholders when considering corporate transactions. Under the plan, if the employment of a participant is terminated by the Company without “cause” (other than by reason of the Participant’s death or “disability”) or the participant resigns for “good reason,” in either case within two years following a change in control, the participant will receive a two-times multiple of the sum of both the participant’s annual base salary and the participant’s target annual bonus, paid in a lump sum within 60 days after termination. The Compensation and Benefits Committee considers these protections to be an important part of the NEOs’ compensation and consistent with competitive market practices.

Other Termination or Change in Control Benefits

Upon a change of control of Superior, participants will fully vest in the benefits provided under the Salary Continuation Plan (Mr. Kakar is the only NEO who participates in this plan and is already fully vested in his benefits thereunder). Moreover, the 2018 Equity Plan and the 2019 Inducement Plan provide that all outstanding equity awards will become fully vested upon the occurrence of a change in control unless the award agreement provides otherwise or the award is assumed by the successor entity. If the awards are assumed by the successor entity, a “double-trigger” vesting applies, so that a participant’s awards vest if he or she incurs a qualifying termination within two years after the change of control.

Risk Mitigation, Regulatory, and Other Considerations

Executive Stock Ownership Guidelines

The Board has approved Stock Ownership Guidelines under the Company’s Stock Ownership Policy for its executive officers, including the NEOs. The CEO is required to own shares equal to 5 times his annual base salary and all other executive officers are required to own shares equal to 2 times his or her annual base salary. The applicable level of stock ownership must be attained within 5 years of becoming subject to the Stock Ownership Policy. In

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addition, participants must retain 100% of the net shares received upon exercise or vesting until in compliance with the required ownership level.

Messrs. Abulaban and Meyer are subject to the Stock Ownership Policy but are not required to meet the Stock Ownership Guidelines set forth in the Stock Ownership Policy because they have been employed by Superior for less than 5 years. Mr. Kakar is subject to the Stock Ownership Policy and has satisfied the applicable Stock Ownership Guidelines.

Clawback Policy

The Company has adopted a formal clawback policy (the “Clawback Policy”) that applies to all incentive-based cash and equity compensation awards granted on or after the effective date (“Incentive Compensation”) to any current or former executive officer of the Company (collectively, the “Covered Recipients”). In the event that the Company is required by applicable U.S. federal securities laws to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under such securities laws where such accounting restatement was caused or substantially caused by the intentional misconduct of the Covered Recipient, the Company will recover from such Covered Recipient who received Incentive Compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, the amount, if any, in excess of what would have been paid to the Covered Recipient under the accounting restatement.

Tax Deductibility of Executive Compensation

One of the factors that the Compensation and Benefits Committee considers when determining compensation is the anticipated tax treatment to Superior and to the executives of the various payments and benefits. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) generally places a limit of $1 million on the amount of compensation that Superior may deduct in any one year with respect to its certain covered executive officers. While the Compensation and Benefits Committee generally considers this limit when determining compensation, the Compensation and Benefits Committee reserves the right to use its business judgment to authorize compensation payments that may exceed the limitation on deductibility under Section 162(m) when the Compensation and Benefits Committee believes that such payments are appropriate. Furthermore, interpretations of and changes in the tax laws, and other factors beyond the Compensation and Benefit Committee’s control, also affect the deductibility of compensation.

Our compensation program, including the AIPP and the 2018 Equity Plan, was designed to allow the Compensation and Benefits Committee to grant certain incentive awards that were intended to be fully deductible for federal income tax purposes pursuant to the performance-based compensation exemption to the limit on deductibility under Section 162(m).

Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exception to the deduction limit for performance-based compensation, no assurance can be given that compensation intended to satisfy the requirements for exception from the Section 162(m) deduction limit will in fact satisfy the exception. Further, the Compensation and Benefits Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with Superior’s business needs.

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Compensation Tables  •  2020 Summary Compensation Table

COMPENSATION TABLES

2020 Summary Compensation Table

The following table provides summary information concerning the compensation earned for services rendered in all capacities to Superior by (i) all individuals serving as principal executive officer or acting in a similar capacity in 2020 and (ii) each of its other two most highly compensated executive officers whose total compensation for 2020 was in excess of $100,000 and who were serving as executive officers at the end of 2020.

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards(1) $	Option Awards $	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation(2) $	Total $
Majdi Abulaban	2020	621,539	—	2,394,109	—	730,000	—	20,583	3,766,231
President and Chief Executive Officer	2019	503,031	—	8,380,385	—	625,000	—	6,460	9,514,876
Parveen Kakar	2020	372,148	—	474,691	—	185,847	—	20,090	1,052,776
Senior Vice President – Sales, Marketing and Product Development	2019	426,303	—	577,355	—	193,259	—	17,290	1,214,207
Andreas Meyer(3)	2020	406,870	—	307,662	—	194,340	—	29,174	938,046
Senior Vice President & President, Europe

(1)

For 2020, reflects the aggregate grant date fair value of time-based RSUs and performance-based RSUs granted pursuant to Superior’s 2018 Equity Plan to each of the NEOs computed in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in Note 18, “Stock-Based Compensation” in Notes to the Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of the Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 5, 2021. The fair value of the RSU and PRSU awards at the date of grant is broken down as follows:

Name	Time-Based RSUs $	PRSUs (at Target) $	PRSUs (at Maximum) $
Mr. Abulaban	800,000	1,594,109	3,188,217
Mr. Kakar	158,618	316,073	632,146
Mr. Meyer	102,807	204,855	409,709

(2)

The amounts shown generally include matching contributions allocated by Superior to each NEO pursuant to the Savings and Retirement Plan, the value attributable to life insurance premiums paid by Superior on behalf of the NEOs, and a car allowance or lease for each of the NEOs.

(3)

Mr. Meyer joined the company effective November 1, 2019. Mr. Meyer’s cash compensation was paid in Euros and has been converted to U.S. dollars using the exchange rate as of December 31, 2020 (1.00 Euro to 1.22 U.S. dollars).

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Compensation Tables  •  Outstanding Equity Awards at 2020 Fiscal Year End

Outstanding Equity Awards at 2020 Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by the NEOs at December 31, 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: number of unearned shares, units or other rights that have not vested(3) (#)	Equity Incentive Plan Awards: market or payout value of unearned shares, units or other rights that have not vested(4) ($)
Majdi Abulaban		—	—	—	245,399	1,003,682	245,399	1,003,682
	—	—	—	—	327,833	1,340,837	316,832	1,295,843
	—	—	—	—	—	—	222,223	908,892
Parveen Kakar	9,000	—	16.76	5/4/2022	—	—	—	—
	9,000	—	22.57	5/13/2021	—	—	—	—
	—	—	—	—	20,000	81,800	—	—
	—	—	—	—	48,656	199,003	48,657	199,007
	—	—	—	—	18,977	77,616	28,466	116,426
	—	—	—	—	3,227	13,198	—	—
Andreas Meyer					31,536	128,982	31,536	128,982
(1)	All RSU awards vest in approximately equal annual installments over three years, except that 20,000 RSUs granted to Mr. Kakar pursuant to his retention bonus agreement vest on October 1, 2021.
(2)

Reflects the value calculated by multiplying the number of shares or units (RSUs) by $4.09, which was the closing price of Superior’s stock on December 31, 2020, the last trading day in our 2020 fiscal year.

(3)

The amounts reported in this column represent PRSU awards granted to our NEOs in 2019 and 2020. Based on performance through December 31, 2020, the PRSU amounts are reported at their threshold levels, except for PRSUs for Mr. Abulaban granted under the Inducement Plan which are reported at their target levels. These amounts exclude the PRSUs for the 2018-2020 performance period and the second tranche of the PRSU award granted to Mr. Abulaban in connection with the commencement of his employment in May 2019 that vested based on performance through December 31, 2020 and are described under “Narrative Disclosure Regarding Compensation – Long-Term Equity Incentive Compensation – Vesting of PRSUs in 2020.”

(4)

Reflects the value calculated by multiplying the number of shares or units (PRSUs) by $4.09, which was the closing price of Superior’s stock on December 31, 2020, the last trading day in our 2020 fiscal year.

Potential Payments upon Termination of Employment or Change in Control

For a description of benefits upon termination of employment or change of control, see the “2020 Executive Compensation Components – Severance / Termination / Change in Control Benefits” portion of the “Narrative Disclosure Regarding Compensation” section of this Proxy Statement.

Other Arrangements. Mr. Kakar is a participant in Superior’s Salary Continuation Plan, which provides a retirement benefit for participants who terminate their employment after having reached specified vesting dates and after reaching the age of 65. For a description of the benefits payable under the Salary Continuation Plan, see the “2020 Executive Compensation Components – Retirement and Similar Benefits” portion of the “Narrative Disclosure Regarding Compensation” section of this Proxy Statement.

Change in Control Provisions under Other Agreements. The 2018 Equity Plan and 2019 Inducement Plan provide that a change in control occurs upon the occurrence of any of the following: (1) any person becomes the beneficial owner of securities representing 50% or more of the total voting power of Superior’s outstanding voting securities; (2) consummation of a sale or disposition by Superior of all or substantially all of its assets; (3) consummation of a merger or consolidation of Superior with any other corporation, unless Superior’s

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Compensation Tables  •  Potential Payments upon Termination of Employment or Change in Control stockholders continue to control at least 50% of the total voting power of the successor entity; or (4) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, during any period of two consecutive years, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the number of directors of the Company.

The 2018 Equity Plan and the 2019 Inducement Plan provide that, unless otherwise provided in an applicable award agreement, all outstanding equity awards will immediately vest (at target for PRSUs) if (i) the participant is terminated without cause or resigns with good reason within two years following a change in control (“Double Trigger”) or (ii) upon a change in control if the awards are not assumed by the successor company.

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Audit Committee Report

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Superior specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with Superior’s management and Deloitte & Touche LLP the audited consolidated financial statements of Superior contained in Superior’s Annual Report on Form 10-K for the 2020 fiscal year. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed pursuant to applicable auditing standards.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from Superior.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Superior’s Annual Report on Form 10-K for its 2020 fiscal year for filing with the SEC.

Submitted by the Audit Committee

Ellen B. Richstone, Chairperson

Michael R. Bruynesteyn

Richard J. Giromini

Paul J. Humphries

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Information About the Annual Meeting and Voting

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this Proxy Statement and the proxy card because the Board is soliciting your proxy to vote at the Annual Meeting to be held on May 25, 2021, at 10:00 a.m. Eastern Daylight Time via live audio webcast, and at any postponements or adjournments of the Annual Meeting. This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this Proxy Statement.

What is the purpose of the Annual Meeting?

The Annual Meeting will be held for the following purposes:

•	To elect eight nominees to the Board;

•	To approve, in a non-binding advisory vote, executive compensation of the Company’s named executive officers for the year ended December 31, 2020 (Proposal No. 2);

•

To approve an amendment to the 2018 Equity Plan of the Company to, among other things, increase the number of shares of common stock available for issuance under the 2018 Equity Plan by 2,000,000 shares (Proposal No. 3);

•	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal No. 4); and

•	To act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” all eight nominees to the Board (Proposal No. 1) named in this Proxy Statement;

•	“FOR” the approval of Superior’s executive compensation for the year ended December 31, 2020 (Proposal No. 2);

•

“FOR” the approval of the amendment to the 2018 Equity Plan of the Company to, among other things, increase the number of shares of common stock available for issuance under the 2018 Equity Plan by 2,000,000 shares (Proposal No. 3); and

•	“FOR” ratification of the appointment of Deloitte & Touche LLP as Superior’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal No. 4).

Why is the Annual Meeting being webcast?

In light of public health and travel concerns our stockholders, employees, and directors may have, and the protocols that federal, state, and local governments may impose in response to the COVID-19 crisis, we will be hosting our Annual Meeting live via a webcast this year. You will not be able to attend the Annual Meeting in person.

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Information About the Annual Meeting and Voting

How do I access the virtual Annual Meeting?

Any stockholder can listen and participate in the Annual Meeting via a live audio webcast at www.virtualshareholdermeeting.com/SUP2021. The webcast will start at 10:00 a.m. Eastern Daylight Time. You will need your 16-digit control number that is shown on your proxy card or voting instruction form to vote and submit questions while attending the meeting online. Stockholders who attend the virtual meeting with their 16-digit control number will have the same rights and opportunities to participate as they would at an in-person meeting. If your voting instruction form does not include a 16-digit control number, you must contact your brokerage firm, bank, or other financial institution (“broker”) for instructions to access the meeting. If you do not have your 16-digit control number, you will still be able to attend the Annual Meeting as a “guest” and listen to the proceedings, but you will not be able to vote, ask questions, or otherwise participate.

The virtual meeting will be fully supported across browsers (Internet Explorer, Firefox, Chrome, Microsoft Edge, and Safari) and devices (desktops, laptops, tablets, and other mobile devices) running the most updated version of applicable software and plugins. We strongly recommend that you ensure that you have a strong Wi-Fi or cell phone connection wherever you intend to participate in the virtual Annual Meeting.

You may log in 30 minutes before the start of the Annual Meeting. Stockholders are encouraged to log into the webcast 15 minutes prior to the start of the meeting to provide time to register, test their internet or cell phone connectivity, and download the required software, if needed. We encourage you to access the meeting prior to the start time.

How do I ask questions at the Annual Meeting?

Stockholders have multiple opportunities to submit questions to the Company for the Annual Meeting. The Annual Meeting will include a question and answer session, during which we will answer questions submitted in accordance with the meeting rules posted on the meeting website www.virtualshareholdermeeting.com/SUP2021 and that are relevant to the Company and meeting matters. You will have an opportunity to submit written questions via the Internet at any time during the meeting by following the instructions that will be available on the meeting website. You may also submit written questions in advance of the Annual Meeting at www.proxyvote.com. In both cases, you must have your 16-digit control number included on your proxy card or voting information form.

There is no limit on the number of questions a stockholder can ask. The question and answer session will include both questions submitted in advance of and during the meeting. Substantially similar questions will be answered once to avoid repetition and allow more time for other questions. If time does not permit us to address each question received either before or during the Annual meeting, the Company’s answers will be posted to the “Investor Relations” section of our website at www.supind.com as soon as possible after the meeting.

What if I have technical or other “IT” problems logging into or participating in the Annual Meeting webcast?

A toll-free technical support “help line” will be available on the morning of the Annual Meeting for any stockholder who is having challenges logging into or participating in the meeting. If you encounter technical difficulties, please call the technical support line number that will be posted on the virtual Annual Meeting login page at www.virtualshareholdermeeting.com/SUP2021. The technical support will not be able to provide you with your 16-digit control number, however, so ensure that you have that number available prior to accessing the virtual Annual Meeting.

What does it mean if I receive more than one proxy card or voting instruction form?

You may receive more than one proxy card or voting instruction form. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction form that you receive.

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Information About the Annual Meeting and Voting

I share an address with another stockholder, and we received only one proxy card or voting instruction form. How may I obtain an additional copy of the proxy materials?

Superior has adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, Superior delivers one set of proxy materials to multiple stockholders who share the same address unless Superior has received contrary instructions from one or more of the stockholders.

This procedure potentially means extra convenience for stockholders and reduces Superior’s printing and mailing costs as well as the environmental impact of its Annual Meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, Superior will deliver promptly a separate copy of the proxy statement and annual report to any stockholder at a shared address to which Superior delivered a single copy of the proxy materials. If you are a stockholder who shares an address with another stockholder and would like only one copy of future proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or notify us if you are the stockholder of record.

To receive free of charge a separate copy of the proxy materials, stockholders may contact Okapi Partners LLC, toll free at (855) 305-0856.

Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

Superior’s proxy materials also are available at www.proxyvote.com. This website address is included for reference only. The information contained on this website is not incorporated by reference into this Proxy Statement.

Who is entitled to vote?

The record holders of the 25,947,462 shares of the Company’s common stock and 150,000 shares of Series A Preferred Stock outstanding on the close of business on March 31, 2021 are entitled to vote at the Annual Meeting.

How many votes do I have?

Each holder of Superior common stock and Series A Preferred Stock as of the Record Date will be entitled to one vote on each matter for each share of common stock held, or into which such holder’s Series A Preferred Stock is convertible, on the Record Date. As of the Record Date, there were 25,947,462 shares of common stock outstanding and the 150,000 shares of Series A Preferred Stock outstanding that would be convertible into 5,326,326 shares of common stock.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with Superior’s transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by Superior.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and the proxy materials were forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee or nominee how to vote your shares.

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Information About the Annual Meeting and Voting

If I am a stockholder of record of Superior’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•

At the Annual Meeting. While we encourage you to vote your shares prior to the Annual Meeting, you may vote online at the Annual Meeting by logging into the virtual platform at www.virtualshareholdermeeting.com/SUP2021 as a stockholder and following the voting link. You will need your 16-digit control number found on your proxy card or voting instruction form to do so.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions included on the proxy card or voting instruction form included with your materials.

•	By Telephone. You may vote by proxy by calling the toll free number found on the Notice, proxy card or voting instruction form included with your materials.

•	By Mail. You may vote by proxy by filling out the proxy card or voting instruction form and returning it in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are two ways to vote:

•

At the Annual Meeting. While we encourage you to vote your shares prior to the Annual Meeting, you may vote online at the Annual Meeting by logging into the virtual platform at www.virtualshareholdermeeting.com/SUP2021 as a stockholder and following the voting link. You will need your 16-digit control number found on your Notice, proxy card or voting instruction form to do so.

•

By Proxy. If you are a beneficial owner of shares held in street name, this Proxy Statement and accompanying materials have been forwarded to you by the organization that holds your shares. Such organization will vote your shares in accordance with your instructions using the methods set forth in the information provided to you by such organization. See “What is a broker non-vote?” below.

What is a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Each holder of Superior common stock and Series A Preferred Stock as of the Record Date will be entitled to one vote on each matter for each share of common stock held, or into which such holder’s Series A Preferred Stock is convertible, on the Record Date. As of the Record Date, there were 31,273,788 votes representing 25,947,462 common shares outstanding and the 150,000 shares of Series A Preferred Stock outstanding that would be convertible into 5,326,326 shares of common stock. Accordingly, shares representing 31,273,788 votes must be present in person or by proxy at the Annual Meeting to constitute a quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

An independent inspector of elections appointed for the Annual Meeting will determine whether a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. If a quorum is determined to not be present, the Annual Meeting will be adjourned until a quorum is obtained.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return the proxy card without giving specific voting instructions,

then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and, in accordance with applicable law, as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

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Information About the Annual Meeting and Voting

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

Typically, “non-routine” matters include the election of directors (Proposal No. 1) and the non-binding advisory vote on executive compensation (Proposal No. 2), and the approval of the amendment to the 2018 Equity Plan of the Company (Proposal No. 3) and “routine” matters include ratification of the appointment of independent auditors (Proposal No. 4).

What is a broker non-vote?

The term broker non-vote refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on the election of directors and on other certain non-routine matters, and accordingly may not vote on such matters absent instructions from the beneficial holder. If you hold your shares in “street name” or through a broker, it is important that you give your broker your voting instructions.

In order to minimize the number of broker non-votes, Superior encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the voting instruction form.

What is the voting requirement to approve each of the proposals and how are broker non-votes and abstentions treated?

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Election of directors	For or withhold with respect to each nominee.	Plurality voting; the eight persons receiving the greatest number of “for” votes will be elected as directors. Proxies may not be voted for more than eight directors. Stockholders may not cumulate votes for directors.*	No effect.	No effect; no broker discretion to vote.
Advisory vote to approve Superior’s executive compensation	For, against, or abstain.

Shares voted “for” the proposal must exceed the number of shares voted “against” the proposal.

Shares voting affirmatively must equal at least a majority of the quorum that is required to conduct business at the Annual Meeting (the “Quorum Majority”).**

			No effect. An abstention does not count as a vote cast, provided that the votes cast equal a Quorum Majority.	No effect; no broker discretion to vote.

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Information About the Annual Meeting and Voting

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Approval of the approve an amendment to the 2018 Equity Plan of the Company	For, against, or abstain.	Shares voted “for” the proposal must exceed the number of shares voted “against” the proposal. Shares voting affirmatively must equal a Quorum Majority.**	Same effect as a vote against the proposal. An abstention counts as a vote cast on this proposal pursuant to NYSE rules for voting on equity compensation plans.	No effect; no broker discretion to vote.
Ratification of selection of Deloitte & Touche LLP	For, against, or abstain.	Shares voted “for” the proposal must exceed the number of shares voted “against” the proposal. Shares voting affirmatively must equal a Quorum Majority.**	No effect. An abstention does not count as a vote cast, provided that the votes cast equal a Quorum Majority.	No broker non-votes; brokers have discretion to vote.
*

In an uncontested election, our Corporate Governance Guidelines provide that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee and the Board must then decide whether or not to accept the tendered resignation, culminating with a public disclosure explaining the Board’s decision and decision-making process.

**	This means that the shares voting affirmatively must be greater than 25 percent of the outstanding shares entitled to vote.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by voting online at the Annual Meeting. However, your virtual attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote online at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to Superior’s Corporate Secretary at 26600 Telegraph Rd., Southfield, MI 48033 prior to the Annual Meeting.

Who will serve as the inspector of election?

Broadridge will serve as the independent inspector of election.

Where can I find the voting results?

Final voting results will be tallied by the independent inspector of election after the taking of the vote at the Annual Meeting. Superior will publish the final voting results in a Current Report on Form 8-K, which Superior is required to file with the SEC within four business days following the Annual Meeting. If the final results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as practicable after they become available.

Who is paying the costs of this proxy solicitation?

Superior is paying the costs of the solicitation of proxies. Superior has retained Okapi Partners LLC to assist in obtaining proxies by mail, facsimile, telephone or email from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares for the Annual Meeting. We have agreed to pay such firm a fee of approximately $10,000 plus out-of-pocket expenses. Okapi Partners LLC may be contacted toll-free at (855) 305-0856. Superior may also reimburse brokerage firms, banks, broker-dealers or other similar

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Information About the Annual Meeting and Voting

organizations for the cost of forwarding proxy materials to beneficial owners. In addition, certain of Superior’s directors, officers and regular employees, without additional compensation, may solicit proxies on Superior’s behalf in person, by telephone, by fax or by electronic mail. See “Proxy Solicitation and Costs” in this Proxy Statement for further information.

Who will solicit proxies on behalf of the Board?

The Company has retained Okapi Partners LLC, a proxy solicitation firm, that may solicit proxies on the Board’s behalf.

The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail, text message, internet, and other electronic means and by personal solicitation by Okapi Partners LLC.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2022 Annual Meeting of stockholders?

Requirements for Stockholder Proposals to Be Considered for Inclusion in Superior’s Proxy Materials. Proposals that a stockholder intends to present at the 2022 Annual Meeting of stockholders and wishes to be considered for inclusion in Superior’s proxy statement and form of proxy relating to the 2022 Annual Meeting of stockholders must be received no later than December 16, 2021 (the date that is 120 calendar days before the one-year anniversary date of when Superior’s proxy statement was released to stockholders for this Annual Meeting). However, if the 2022 Annual Meeting date has changed more than 30 calendar days from this year’s meeting, then the deadline is a reasonable time before we begin to print and send out proxy materials. All proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to Superior’s Corporate Secretary by mail at 26600 Telegraph Rd., Southfield, MI 48033.

Requirements for Other Stockholder Proposals to Be Brought Before the 2022 Annual Meeting of Stockholders and Director Nominations. Our Amended and Restated Bylaws (the “Bylaws”) provide that any stockholder proposals (other than those made under Rule 14a-8 of the Exchange Act) and any nomination of one or more persons for election as a director be made not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the one-year anniversary of the date of the preceding year’s annual meeting. Accordingly, in order for a stockholder proposal or director nomination to be considered at the 2022 Annual Meeting, a written notice of the proposal or the nomination must be received by the Corporate Secretary of Superior no earlier than January 25, 2022 and no later than February 24, 2022. However, if the date of the 2022 Annual Meeting is advanced by more than 30 calendar days prior to or delayed by more than 60 calendar days after the one-year anniversary of the date of the 2021 Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary of Superior not earlier than the 120th day prior to the date of the 2022 Annual Meeting and not later than the close of business on the later of (i) the 90th calendar day prior to the 2022 Annual Meeting, or (ii) the tenth calendar day following the day on which public announcement of the date of the 2022 Annual Meeting is first made by Superior. In order for stockholder proposals that are submitted outside of SEC Rule 14a-8 and are intended to be considered by the stockholders at the 2022 Annual Meeting to be considered “timely” for purposes of SEC Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Corporate Secretary of Superior no later than December 16, 2021. The notice must set forth the information required by the Bylaws with respect to each director nomination and stockholder proposal that the stockholder intends to present at the 2022 Annual Meeting. The proxy solicited by the Board for the 2022 Annual Meeting will confer discretionary voting authority with respect to any proposal presented by a stockholder at that meeting for which Superior has not been provided with timely notice, or, even if there is timely notice, the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act. Notices must be delivered to Superior’s Corporate Secretary by mail at 26600 Telegraph Rd., Southfield, MI 48033.

Who can answer my questions?

Your vote at this year’s Annual Meeting is especially important, no matter how many or how few shares you own. Please sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope promptly or

74  |  Superior Industries International, Inc.

Information About the Annual Meeting and Voting

vote by Internet or telephone. If you have questions or require assistance in the voting of your shares, please call Okapi Partners LLC, the firm assisting the Company in its solicitation of proxies:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

+ 1 (212) 297-0720 (Main)

+ 1 (855) 305-0856 (Toll-Free)

Email: info@okapipartners.com

How can I obtain additional copies of these materials or copies of other documents?

Complete copies of this Proxy Statement and the 2020 Annual Report, which includes our Annual Report on

Form 10-K for the year ended December 31, 2020, are available on our website at www.supind.com.

You may also contact Okapi Partners LLC for additional copies.

2021 Proxy Statement  |  75

Proxy Solicitation and Costs

PROXY SOLICITATION AND COSTS

Superior will bear the entire cost of its solicitation of proxies on behalf of the Superior Board of Directors, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card and any additional solicitation material that Superior may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. If asked, Superior will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners. Further, the original solicitation of proxies by mail may be supplemented by solicitation by personal interview, mail, telephone, telegram, facsimile, email, text message, social media, postings on internet websites, advertisements in periodicals, and other means by directors, executive officers, and other employees of Superior. No additional compensation will be paid to these individuals for any such services. Superior may also solicit stockholders by advertisements in periodicals, press releases issued by us and postings on our corporate website or other websites. The Company will also post its proxy materials to its website under “Investor Relations.” Unless expressly indicated otherwise, information contained on Superior’s corporate website is not part of this Proxy Statement. In addition, none of the information on the other websites listed herein is part of this Proxy Statement. These website addresses are intended to be inactive textual references only.

76  |  Superior Industries International, Inc.

Stockholders Sharing the Same Address

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Once again this year, a number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials. A single set of our annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (866) 540-7095, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Superior will promptly deliver a separate set of the annual report and other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate set of the annual report and other proxy materials, you may write or call Superior’s Corporate Secretary at Superior Industries International, Inc., 26600 Telegraph Rd., Southfield, MI 48033, telephone (248) 352-7300.

Stockholders who share the same address and currently receive multiple copies of our annual report and other proxy materials, who wish to receive only one set in the future, can contact their bank, broker or other holder of record to request information about householding.

2021 Proxy Statement  |  77

Form 10-K

FORM 10-K

SUPERIOR WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF SUPERIOR’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: SUPERIOR INDUSTRIES INTERNATIONAL, INC., 26600 TELEGRAPH RD., SOUTHFIELD, MICHIGAN, ATTN: CORPORATE SECRETARY, OR CALL (248) 352-7300. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.SUPIND.COM. THIS PROXY STATEMENT AND THE 2020 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE ON WWW.PROXYVOTE.COM.

78  |  Superior Industries International, Inc.

Other Matters

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in their discretion and in accordance with their best judgment, subject to compliance with Rule 14a-4(c) of the Exchange Act.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Joanne M. Finnorn
Joanne M. Finnorn
Senior Vice President, General Counsel and Corporate Secretary

2021 Proxy Statement  |  79

APPENDIX A

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In this Proxy Statement under “A Letter From Majdi Abulaban,” “2020 Performance & Business Highlights,” and the “The Impact of the COVID-19 Pandemic on our Performance and Executive Compensation” portion of the “Narrative Disclosure Regarding Compensation” section we provide information regarding Adjusted EBITDA, Value-Added Sales, Value-Added Sales excluding Foreign Exchange, Content per Wheel, Free Cash Flow and Net Debt. These measures used in this section are key measures that are not calculated in accordance with GAAP. For reconciliations of these non-GAAP measures to the most directly comparable GAAP measure, see the tables set forth below. Management believes these non-GAAP financial measures are useful to management and may be useful to investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting purposes. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

“Adjusted EBITDA” is defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs, impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative, acquisition and integration costs, certain hiring and separation related costs, proxy contest fees, gains associated with early debt extinguishment and accounts receivable factoring fees. “Value-Added Sales” is defined as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales. “Value-Added Sales excluding Foreign Exchange,” is defined as Value-Added Sales adjusted for the impact of foreign exchange translation. “Content per Wheel” is defined as Value-Added Sales excluding Foreign Exchange on a per unit (wheel) shipment basis. “Free Cash Flow,” defined as the net cash from operations, investing activities, and non-debt components of financing activities. “Net Debt,” defined as total funded debt less cash and cash equivalents.

Adjusted EBITDA

(Millions of dollars)	FY 2020	FY 2019	H2 2020	H2 2019	4Q 2020	4Q 2019
Net Income (Loss) Attributable to Superior	$(243.6)	$(96.5)	$(10.3)	$(105.7)	$(21.4)	$(99.0)
Interest Expense, net	45.4	47.0	21.4	23.3	11.0	11.5
Income Tax Provision	14.9	3.4	22.1	(9.1)	26.0	(4.3)
Depreciation	72.8	75.8	36.7	42.6	18.4	18.4
Amortization	25.4	24.9	13.1	11.4	6.6	4.8
Acquisition, Integration, Hiring/Separation/Restructuring Costs, and Other	19.5	10.9	9.5	11.2	5.6	3.7
Factoring Fees	1.4	1.0	1.1	0.4	0.6	0.2
Impairment of Goodwill and Indefinite-Lived Intangibles	193.6	102.2	(0.0)	102.2	(0.0)	102.2

	$372.9	$265.2	$103.9	$182.1	$68.2	$136.5

Adjusted EBITDA	$129.4	$168.8	$93.6	$76.4	$46.8	$37.5

A-1

Value-Added Sales, Value-Added Sales excluding Foreign Exchange, and Content per Wheel

(Millions of dollars)	FY 2020	FY 2019	H2 2020	H2 2019	4Q 2020	4Q 2019
Net Sales	$1,100.8	$1,372.5	$654.9	$662.3	$337.7	$310.3
Less: Aluminum Value and Outside Service Provider Costs	(452.5)	(617.2)	(260.9)	(293.4)	(136.2)	(136.9)

Value-Added Sales	$648.3	$755.3	$394.0	$368.9	$201.5	$173.4
Less: Impact of FX on Value-Added Sales	(9.2)	—	(12.8)	—	(7.6)	—

Value-Added Sales excluding Foreign Exchange	$639.1	$755.3	$381.2	$368.9	$193.9	$173.4

Wheels Shipped	15,194	19,246	8,819	9,317	4,457	4,466

Content per Wheel	$42.06	$39.25	$43.22	$39.59	$43.50	$38.84

Free Cash Flow

(Millions of dollars)	FY 2020	FY 2019	H2 2020	H2 2019	4Q 2020	4Q 2019
Cash Flow Provided By Operating Activities	$150.1	$162.8	$157.2	$93.2	$57.6	$60.5
Cash Flow Used In Investing Activities	(44.2)	(54.7)	(21.4)	(35.7)	(11.4)	(16.7)
Less: Cash Payments for Non-debt Financing Activities	(19.1)	(29.4)	(7.4)	(14.8)	(3.9)	(6.2)

Free Cash Flow	$86.8	$78.7	$128.4	$42.7	$42.3	$37.6

Net Debt

(Millions of dollars)	FY 2020	FY 2019
Long Term Debt (less current portion)	$637.1	$626.6
Short Term Debt	6.1	4.0

Total Debt	643.2	630.6
Less: Cash and Cash Equivalents	(152.4)	(77.9)

Net Debt	$490.8	$552.7

A-2

APPENDIX B

2018 EQUITY INCENTIVE PLAN, AS AMENDED

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

2018 EQUITY INCENTIVE PLAN, AS AMENDED

SECTION 1

BACKGROUND AND PURPOSE

1.1

Background. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights (SARs), Restricted Stock, Restricted Stock Units, Performance Awards and Other Stock-Based Awards.

1.2

Purpose of the Plan. The Plan is intended to attract, motivate and retain the following individuals: (a) employees of the Company or its Affiliates; (b) consultants who provide significant services to the Company or its Affiliates and (c) directors of the Company or any of its Affiliates who are employees of neither the Company nor any Affiliate. The Plan is also designed to encourage stock ownership by such individuals, thereby aligning their interests with those of the Company’s shareholders.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1

“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Act shall include such section, any valid rules or regulations promulgated under such section, and any comparable provisions of any future legislation, rules or regulations amending, supplementing or superseding any such section, rule or regulation.

2.2

“Administrator” means, collectively, (i) the Board, (ii) a committee of the Board designated in accordance with Section 4.1, or (iii) one or more Directors or executive officers of the Company designated by the Board to administer the Plan or specific portions thereof as provided in Section 4.4; provided, however, that Awards to Nonemployee Directors may only be granted by a committee of the Board consisting of two or more Independent Directors.

2.3

“Affiliate” means any corporation or any other entity (including, but not limited to, Subsidiaries, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.4

“Applicable Law” means the legal requirements relating to the administration of an Award issued pursuant to the Plan and similar incentive plans under any applicable laws, including but not limited to federal and state employment, labor, privacy and securities laws, the Code, and applicable rules and regulations promulgated by any stock exchange or quotation system upon which the Shares may then be listed or quoted.

2.5

“Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards, and Other Stock-Based Awards.

2.6

“Award Agreement” means the written agreement or program document between the Company and a Participant setting forth the terms and provisions applicable to each Award granted under the Plan, including the Grant Date.

2.7	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.8

“Cause” shall have the meaning assigned to such term in any Company or Affiliate employment, severance, or similar agreement or Award Agreement with the Participant or, if no such agreement exists or the agreement does not define “Cause,” Cause means (i) commission of, indictment for, or conviction of a felony or crime involving moral turpitude or dishonesty, (ii) an act of theft, fraud, embezzlement or misappropriation, (iii) violation of Company (or any Affiliate) policies, with or acting against the interests of the Company (or any Affiliate), including employing or recruiting any present, former or future employee of the Company (or any Affiliate), (iv) willful failure to perform duties on behalf of the Company (or any Affiliate), (v) misuse of any confidential, secret, privileged or non-public information relating to the Company’s (or any Affiliate’s) business, or (vi) participating in a hostile takeover attempt of the Company or an Affiliate.

2.9	“Change in Control” means the occurrence of any of the following:

a)

Any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

b)

The following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended;

c)	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

d)

The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

2.10

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.11	“Committee” means any committee of the Board designated to administer the Plan in accordance with Section 4.1.

2.12	“Company” means Superior Industries International, Inc., or any successor thereto.

2.13

“Consultant” means any consultant, independent contractor or other person who provides significant services (other than capital-raising activities) to the Company or its Affiliates or any employee or affiliate of any of the foregoing, but who is neither an Employee nor a Director.

2.14

“Continuous Service” means that a Participant’s employment or service relationship with the Company or any Affiliate is not interrupted or terminated. Continuous Service shall not be considered interrupted in the following cases: (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any Subsidiary or successor. A leave of absence approved by the Company shall include sick leave, military leave or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If such reemployment is approved by the Company but not guaranteed by statute or contract, then such employment will be considered terminated on the ninety-first (91st) day of such leave and on such date any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. In the event a Participant’s status changes among the positions of Employee, Director and Consultant, the Participant’s Continuous Service shall not be considered terminated solely as a result of any such changes in status. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Administrator at its discretion, and any determination by the Administrator shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Section 409A of the Code, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treasury Regulations Section 1.409A-1(h).

2.15	“Director” means any individual who is a member of the Board of Directors of the Company or an Affiliate of the Company.

2.16

“Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.17	“Eligible Participant” means an Employee, Director or Consultant.

2.18	“Employee” means any individual who is a common-law employee (including a leased employee) of the Company or of an Affiliate.

2.19

“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option, and the base price used to determine the amount of cash or number of Shares payable to a Participant upon the exercise of a SAR.

2.20

“Fair Market Value” means with respect to a Share, as of any date, the closing sales price for such Share on the Grant Date of the Award, provided the Shares are listed on an established stock exchange or a national market system, including without limitation the New York Stock Exchange (“NYSE”). If no sales were reported on such Grant Date of the Award, the Fair Market Value of a Share shall be the closing price for such Share as quoted on the NYSE (or the exchange with the greatest volume of trading in the Shares) on the last market trading day with reported sales prior to the date of determination. In the case where the Company is not listed on an established stock exchange or national market system, Fair Market Value shall be determined by the Board in good faith in accordance with Code Section 409A and the applicable Treasury regulations.

2.21	“Fiscal Year” means a fiscal year of the Company.

2.22

“Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Shares (or at the discretion of the Administrator, settled in cash valued by reference to Share value).

2.23	“Full-Value Award Limitation” means the limit on Full-Value Awards specified in Section 5.4.

2.24	“Good Reason” shall have the meaning assigned to such term in any Company or Affiliate employment, severance, or similar agreement or Award Agreement with the Participant, to the extent applicable.

2.25

“Grant Date” means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

2.26	“Incentive Stock Option” means an Option to purchase Shares, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.27

“Independent Director” means a Nonemployee Director who is (i) a “nonemployee director” within the meaning of Rule 16b-3 of the 1934 Act and (ii) “independent” as determined under the applicable rules of the NYSE, as any of these definitions may be modified or supplemented from time to time.

2.28	“Nonemployee Director” means a Director who is not employed by the Company or an Affiliate.

2.29	“Nonqualified Stock Option” means an option to purchase Shares that is not intended to be an Incentive Stock Option.

2.30	“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.31

“Other Stock-Based Award” means a right or other interest granted to a Participant pursuant to Section 11 of the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, including, but not limited to, unrestricted Shares or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

2.32	“Participant” means an Employee, Consultant or Nonemployee Director who has an outstanding Award.

2.33	“Performance Award” means an Award granted to a Participant pursuant to Section 10 of the Plan, the vesting of which is contingent on the satisfaction of specified performance conditions.

2.34

“Period of Restriction” means the period during which the transfer of Shares underlying Awards of Restricted Stock or Restricted Stock Units are subject to restrictions that subject the Shares to a substantial risk of forfeiture.

2.35	“Plan” means this Superior Industries International, Inc. 2018 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.36

“Restricted Stock” means an Award granted to a Participant pursuant to Section 9 of the Plan. An Award of Restricted Stock constitutes a transfer of ownership of Shares to a Participant from the Company subject to restrictions against transferability, assignment, and hypothecation. Under the terms of the Award, the restrictions against transferability are removed when the Participant has met the specified vesting requirement.

2.37

“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 9 of the Plan. An Award of Restricted Stock Units constitutes the right to receive Shares (or the equivalent value in cash or other property if the Administrator so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

2.38	“Retirement” shall mean satisfactory completion of the Company’s guidelines for retirement as specified by the Company’s retirement policy, as may be in effect from time to time.

2.39	“SEC” means the U.S. Securities and Exchange Commission.

2.40	“Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.41	“Shares” means shares of common stock of the Company.

2.42

“Stock Appreciation Right” or “SAR” means an Award granted to a Participant pursuant to Section 8 of the Plan. Upon exercise, a SAR gives a Participant a right to receive a payment in cash, or the equivalent value in Shares, equal to the difference between the Fair Market Value of the Shares on the exercise date and the Exercise Price. Both the number of SARs and the Exercise Price are determined on the Grant Date. For example, assume a Participant is granted 100 SARs at an Exercise Price of $10 and the award agreement specifies that the SARs will be settled in Shares. Also assume that the SARs are exercised when the underlying Shares have a Fair Market Value of $20 per Share. Upon exercise of the SAR, the Participant is entitled to receive 50 Shares [(($20-$10)x100)/$20].

2.43

“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3

EFFECTIVE DATE AND TERM

3.1

Effective Date. The Superior Industries International, Inc. 2008 Equity Incentive Plan was originally approved by the Company’s shareholders at the 2008 Annual Meeting of shareholders and became effective on May 30, 2008 (the “Original Plan”). The Original Plan was subsequently amended and restated and re-approved by the Company’s shareholders at the 2013 Annual Meeting (the “Amended and Restated Plan”). The Amended and Restated Plan is further amended and restated hereby in order to, among other things, (i) rename the Plan to the Superior Industries International, Inc. 2018 Equity Incentive Plan, (ii) extend the termination date of the Plan, (iii) increase the number of Shares available for issuance pursuant to Awards granted under the Plan and (iv) expand the types of Awards that may be granted under the Plan. Subject to the approval of the Company’s shareholders at the 2018 Annual Meeting, the Plan, as amended and restated hereby, will become effective on the date that it is approved by the Company’s shareholders (the “Effective Date”).

3.2

Term. Unless earlier terminated as provided herein, the Plan shall continue in effect until the tenth (10th) anniversary of the Effective Date. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan.

SECTION 4

ADMINISTRATION

4.1

The Administrator. The Plan shall be administered by a Committee of the Board appointed by the Board (which Committee shall consist of at least two Directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the Directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award are Section 16 Persons. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation and Benefits Committee of the Board is designated as the Administrator to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. Notwithstanding any of the foregoing, grants of Awards to Nonemployee Directors under the Plan shall be subject to the applicable award limit set forth in Section 5.4 hereof.

4.2

Action and Interpretation by the Administrator. For purposes of administering the Plan, the Administrator may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Administrator may deem appropriate. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Administrator’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all persons and shall be given the maximum deference permitted by Applicable Law. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. No member of the Administrator will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

4.3

Authority of the Administrator. It shall be the duty of the Administrator to administer the Plan in accordance with the Plan’s provisions and in accordance with Applicable Law. The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to: (a) determine which Employees, Consultants and Directors shall be granted Awards; (b) determine the vesting conditions, if any, applicable to Awards and the circumstances under which vesting conditions may be modified, (c) determine the other terms and conditions of the Awards, (d) interpret the Plan, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, (f) interpret, amend or revoke any such rules, and (g) adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.

4.4

Delegation. The Board may, by resolution, expressly delegate to a special committee, consisting of one or more Board members who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate Eligible Participants to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to Eligible Participants (a) who are Nonemployee Directors or (b) who are Section 16 Persons at the Grant Date. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation and Benefits Committee regarding the delegated duties and responsibilities and any Awards so granted. The Administrator may also delegate nondiscretionary administrative duties to other parties as it deems appropriate.

SECTION 5

SHARES SUBJECT TO THE PLAN

5.1

Number of Shares. Subject to adjustment as provided in Section 5.3, the total number of Shares available for grant under the Plan shall be 4,350,000 Shares, including Shares issued or issuable with respect to Awards granted since May 30, 2008. Provided further, that effective May 25, 2021, 2,000,000 additional Shares shall be added to the Plan, also subject to adjustment as provided in Section 5.3. Shares granted under the Plan may be authorized but unissued Shares or reacquired Shares bought on the market or otherwise.

5.2	Share Counting. Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date, but shall be added back to the Plan share reserve in accordance with this Section 5.2:

a)

To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

b)	Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

c)

The following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (ii) Shares used to pay the Exercise Price or withholding taxes related to an outstanding Option or SAR, (iii) Shares repurchased on the open market with the proceeds of the exercise price of an Option or (iv) Shares surrendered or withheld to cover taxes due upon the vesting of an Award.

d)

To the extent that the full number of Shares subject to an Award other than an Option or SAR is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan. For the avoidance of doubt, Shares underlying Awards that are subject to the achievement of performance goals shall be counted against the Plan share reserve based on the target value of such Awards unless and until such time as such Awards become vested and settled in Shares.

e)	Substitute Awards granted pursuant to Section 5.6 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

f)

Subject to applicable stock exchange requirements, shares available under a shareholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.

5.3

Adjustments in Awards and Authorized Shares. The number and kind of shares authorized for grant under the Plan in Section 5.1, the Award limits in Section 5.4, the number and kind of shares covered by each outstanding Award, and the per share exercise price of each such Option or SAR, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, recapitalization, combination, reclassification, spin-off, stock dividend on the Shares, or any other increase or decrease in the number of such Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The Administrator shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction, and the decisions of the Administrator in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option. Notwithstanding any anti-dilution provision in the Plan, the Administrator shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treasury Regulations Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A.

5.4	Limitations on Awards. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 5.3):

a)	Incentive Stock Options Limitation. No more than 3,000,000 Shares may be granted over the life of the Plan in the form of Incentive Stock Options.

b)	[Intentionally Omitted]

c)

Awards to Nonemployee Directors. Notwithstanding anything to the contrary in the Plan, effective May 25, 2021, no Participant who is a Nonemployee Director shall be granted overall compensation (inclusive of equity and cash compensation) in excess of $500,000 during any calendar year, with the value of any Shares determined as of the applicable Grant Date(s). The Board may make exceptions to this limit for a non-executive chair of the Board, or in extraordinary circumstances, for other Nonemployee Directors, provided that a Nonemployee Director receiving the additional compensation may not participate in the decision to award such compensation.

5.5

Minimum Vesting Requirements. Except in the case of substitute Awards granted pursuant to Section 5.6 and subject to the following sentence, Awards granted under the Plan shall be subject to a minimum vesting period of one year. Notwithstanding the foregoing, (i) the Administrator may permit acceleration of vesting of an Award in the event of the Participant’s death, Disability, or Retirement, or the occurrence of a Change in Control, and (ii) the Administrator may grant Awards covering five percent (5%) or fewer of the total number of Shares authorized under the Plan without respect to the above-described minimum vesting requirements. Notwithstanding the foregoing, with respect to Awards to Nonemployee Directors, the vesting of such Awards will be deemed to satisfy the one-year minimum vesting requirement to the extent that the Awards vest based on the approximately one-year period beginning on each regular annual meeting of the Company’s shareholders and ending on the date of the next regular annual meeting of the Company’s shareholders.

5.6

Substitute Awards. In the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Directors or Consultants on account of such transaction may be granted Awards in substitution for awards granted by their former employer, and any such substitute such Options or SARs may be granted with an Exercise Price less than the Fair Market Value of a Share on the Grant Date; provided, however, the grant of such substitute Option or SAR shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.

SECTION 6

ELIGIBILITY

6.1

General. Awards may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of Treasury Regulations §1.409A-1(b)(5)(iii)(E).

SECTION 7

STOCK OPTIONS

7.1

Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted at any time and from time to time as determined by the Administrator in its discretion. The Administrator may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof, and the Administrator, in its discretion and subject to Section 5.4, shall determine the number of Shares subject to each Option. Unless the Administrator expressly provides in an Award Agreement that an Award of Options is intended to be Incentive Stock Options, the Award shall be Nonqualified Stock Options.

7.2

Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise the Option, and such other terms and conditions as the Administrator, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

7.3

Exercise Price. The Administrator shall determine the Exercise Price for each Option subject to the provisions of this Section 7.3. Other than an Option issued as a substitute Award pursuant to Section 5.6, the per Share Exercise Price of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

7.4	Incentive Stock Options. The grant of Incentive Stock Options shall be subject to all of the requirements of Code Section 422, including the following limitations:

a)

The Exercise Price of an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date;

b)	Incentive Stock Options may be granted only to persons who are, as of the Grant Date, Employees of the Company or a Subsidiary, and may not be granted to Consultants or Nonemployee Directors.

c)

To the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 7.4(c), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted; and

d)

In the event of a Participant’s change of status from Employee to Consultant or Director, an Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option three (3) months and one (1) day following such change of status.

7.5	Expiration of Options.

7.5.1

Expiration Dates. Unless otherwise specified in the Award Agreement, but in any event no later than ten (10) years from the Grant Date, each Option shall terminate no later than the first to occur of the following events:

a)	Date in Award Agreement. The date for termination of the Option set forth in the written Award Agreement;

b)	Termination of Service. The thirtieth (30th) day following the date the Participant’s Continuous Service terminates (other than for a reason described in subsections (c), (d), (e), or (f) below);

c)

Termination for Cause. In the event a Participant’s Continuous Service terminates because the Participant has committed an act of Cause, as determined by the Administrator, all unexercised Options held by such Participant, whether or not vested, shall expire immediately following written notice from the Company to the Participant;

d)

Disability. In the event that a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option at any time within twelve (12) months following the date of such termination, but only to the extent that the Participant was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan;

e)

Death. In the event of the death of a Participant, the Participant’s Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Participant was entitled to exercise the Option at the date of death. If, at the time of death, the Participant was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Participant’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan; or

f)

Ten Years from Grant. An Option shall expire no more than ten (10) years after the Grant Date; provided, however, that if an Incentive Stock Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, such Incentive Stock Option may not be exercised after the expiration of five (5) years from the Grant Date.

7.5.2

Administrator Discretion. Notwithstanding the foregoing, the Administrator may, after an Option is granted, extend the exercise period that an Option is exercisable following termination of a Participant’s Continuous Service (subject to limitations applicable to Incentive Stock Options); provided, however that such extension does not exceed the maximum term of the Option.

7.6

Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions as set forth in the Award Agreement and conditions as the Administrator shall determine in its discretion.

7.7

Exercise and Payment. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

7.7.1

Form of Consideration. Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full. The Administrator shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. Unless otherwise determined by the Administrator at or after the Grant Date, payment of the exercise price of an Option may be made in, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (v) by any other means that the Administrator, in its discretion, determines to provide legal consideration for the Shares and to be consistent with the purposes of the Plan.

7.7.2

Delivery of Shares. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver Shares to the Participant (or the Participant’s designated broker), which may be in book entry form or certificated form.

7.8

No “Re-Pricing” Without Shareholder Approval. Except as otherwise provided in Section 5.3, without the prior approval of shareholders of the Company: (i) the Exercise Price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled in exchange for cash, other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Option, or otherwise, and

(iii) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the Exercise Price per share of the Option.

7.9	No Deferral Feature. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

7.10	No Dividend Equivalents. No Option shall provide for dividend equivalents.

SECTION 8

STOCK APPRECIATION RIGHTS

8.1	Grant of SARs. Subject to the terms and provisions of the Plan, SARs may be granted at any time and from time to time as determined by the Administrator in its discretion.

8.1.1	Number of Shares. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

8.1.2

Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, shall have discretion to determine the terms and conditions of SARs granted under the Plan, including whether upon exercise the SARs will be settled in Shares or cash. However, other than a SAR issued as a substitute Award pursuant to Section 5.6, the Exercise Price of a SAR shall be no less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

8.2

Exercise of SARs. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions as set forth in the Award Agreement and conditions as the Administrator shall determine in its discretion.

8.3

SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the SAR, the conditions of exercise and such other terms and conditions as the Administrator shall determine.

8.4

Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator in its discretion as set forth in the Award Agreement, or otherwise pursuant to the provisions relating to the expiration of Options as set forth in Section 7.5.

8.5

Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive from the Company either (whichever is specified in the Award Agreement) (a) a cash payment in an amount equal to (x) the difference between the Fair Market Value of a Share on the date of exercise and the SAR Exercise Price, multiplied by (y) the number of Shares with respect to which the SAR is exercised, or (b) a number of Shares determined by dividing such cash amount by the Fair Market Value of a Share on the exercise date. If the Administrator designates in the Award Agreement that the SAR will be settled in cash, upon Participant’s exercise of the SAR the Company shall make a cash payment to Participant as soon as reasonably practical.

8.6

No “Re-Pricing” Without Shareholder Approval. Except as otherwise provided in Section 5.3, without the prior approval of shareholders of the Company: (i) the Exercise Price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original SAR, or otherwise, and (iii) the Company may not repurchase a SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the Exercise Price per share of the SAR.

8.7	No Deferral Feature. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

8.8	No Dividend Equivalents. No SAR shall provide for dividend equivalents.

SECTION 9

RESTRICTED STOCK OR RESTRICTED STOCK UNITS

9.1

Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Eligible Participants in such amounts as the Administrator, in its discretion, shall determine, subject to the Full-Value Award Limitation in Section 5.4.

9.2

Award Agreement. An Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement setting forth the terms, conditions, and restrictions applicable to the Award, as the Administrator, in its discretion, shall determine. Unless the Administrator determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

9.3

Transferability. Except as provided in this Section 9, Shares of Restricted Stock or Awards of Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until expiration of the applicable Period of Restriction.

9.4

Other Restrictions. Restricted Stock and Restricted Stock Units shall be subject to such other restrictions as the Administrator may impose. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter, subject to Section 5.5.

9.5	Legend on Certificates. The Administrator, in its discretion, may place a legend or legends on the certificates representing Restricted Stock to give appropriate notice of such restrictions.

9.6

Removal of Restrictions. Except as otherwise provided in this Section 9, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after expiration of the Period of Restriction. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 9.5 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to Applicable Law.

9.7

Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement. Except as otherwise provided in an Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units until such time as Shares are paid in settlement of such Awards.

9.8

Dividends and Other Distributions. Unless otherwise provided by the Administrator in an Award Agreement, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions declared with respect to such Shares during the Period of Restriction; provided, that such dividends and other distributions shall be accumulated and paid to the Participants at such time as the restrictions applicable to the Shares of Restricted Stock lapse.

9.9

Return of Restricted Stock to Company. On the date that any forfeiture event set forth in the Award Agreement occurs, the Restricted Stock or Restricted Stock Units for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 10

PERFORMANCE AWARDS

10.1

Grant of Performance Awards. The Administrator is authorized to grant any Award under this Plan, including Options, SARs, Restricted Stock, Restricted Stock Units or Other Stock-Based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Administrator. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Administrator shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 10.2. All Performance Awards shall be evidenced by an Award Agreement or a written program established by the Administrator, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

10.2

Performance Goals. The Administrator may establish performance goals for Performance Awards which may be based on any criteria selected by the Administrator. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. The time period during which the performance goals or other vesting provisions must be met will be called the “Performance Period.” If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Administrator may modify such performance goals in whole or in part, as the Administrator deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a Performance Period, the Administrator may determine that the performance goals or Performance Period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable Performance Period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the Participant in an amount determined by the Administrator.

SECTION 11

OTHER STOCK-BASED AWARDS

11.1

Grant of Other Stock-Based Awards. The Administrator is authorized to grant Awards to Participants in the form of Other Stock-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the Grant Date or thereafter. Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

SECTION 12

MISCELLANEOUS

12.1

Change in Control. Unless otherwise provided in the Award Agreement, in the event of a Change in Control, unless an Award is assumed or substituted by the successor corporation, then (i) all outstanding Options or SARs shall become fully vested and exercisable as of the date of the Change in Control, whether or not otherwise then exercisable, (ii) all service-based restrictions and conditions on any Award then outstanding shall lapse as of the date of the Change in Control, and (iii) the payout level under all Performance Awards shall be deemed to have been earned as of the date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level. If an Award is assumed or substituted by the successor corporation, then if within two (2) years after the effective date of the Change in Control, a Participant’s Continuous Service is terminated without Cause or the Participant resigns for Good Reason, then as of the date of termination (i) all of that Participant’s outstanding Options and SARs shall become fully vested and exercisable, (ii) all service-based vesting restrictions applicable to his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s Performance Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of employment termination based upon an assumed achievement of all relevant performance goals at the “target” level. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonqualified Stock Options.

12.2

Transfers Upon a Change in Control. In the sole and absolute discretion of the Administrator, an Award Agreement may provide that in the event of certain Change in Control events, which may include any or all of the Change in Control events described in Section 2.9, Shares obtained pursuant to this Plan shall be subject to certain rights and obligations, which include but are not limited to the following: (i) the obligation to vote all such Shares in favor of such Change in Control transaction, whether by vote at a meeting of the Company’s shareholders or by written consent of such shareholders; (ii) the obligation to sell or exchange all such Shares and all rights to acquire Shares, under this Plan pursuant to the terms and conditions of such Change in Control transaction; (iii) the right to transfer less than all but not all of such Shares pursuant to the terms and conditions of such Change in Control transaction, and (iv) the obligation to execute all documents and take any other action reasonably requested by the Company to facilitate the consummation of such Change in Control transaction.

12.3

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. Notwithstanding anything to the contrary contained in this Plan or in any Award Agreement, the Participant shall have the right to exercise his or her Award for a period not less than ten (10) days immediately prior to such dissolution or liquidation as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable.

12.4

No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or service at any time, with or without Cause. Unless otherwise provided by written contract, employment or service with the Company or any of its Affiliates is on an at-will basis only. Additionally, the Plan shall not confer upon any Director any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which such Director or the Company may have to terminate his or her directorship at any time.

12.5

Compensation Recoupment Policy. The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.

12.6

Participation. No Employee, Consultant or Nonemployee Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

12.7

Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or, otherwise, sale or disposition of all or substantially all of the business or assets of the Company.

12.8

Beneficiary Designations. If permitted by the Administrator, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Administrator. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

12.9

Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Administrator, (a) transfer a Nonqualified Stock Option to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights and (b) transfer a Nonqualified Stock Option by bona fide gift and not for any consideration to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family or (iv) a foundation in which the Participant and/or member(s) of the Participant’s immediate family control the management of the foundation’s assets.

12.10

Restrictions on Share Transferability. The Administrator may impose such restrictions on any Shares acquired pursuant to the exercise of an Award as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded or any blue sky or state securities laws.

12.11

Legal Compliance. Shares shall not be issued pursuant to the making or exercise of an Award unless the exercise of Options and rights and the issuance and delivery of Shares shall comply with the Securities Act of 1933, as amended, the 1934 Act and other Applicable Law, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Any Award or exercise made in violation hereof shall be null and void.

12.12

Investment Representations. As a condition to the exercise of an Option or other right, the Company may require the person exercising such Option or right to represent and warrant at the time of exercise that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

SECTION 13

SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE

13.1

General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Agreements shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

13.2

Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Agreement by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have otherwise applied absent the non-409A-conforming event.

13.3

Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treasury Regulations Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Administrator or the General Counsel) shall determine which Awards or portions thereof will be subject to such exemptions.

13.4

Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Administrator under Treasury Regulations Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

13.5

Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treasury Regulations Section 1.409A-2(b)(2)(iii) (or any successor thereto).

13.6

Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment, failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to Section 13.4, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

13.7

Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treasury Regulations section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treasury Regulations section 1.409A-3(j)(4).

13.8

Timing of Distribution of Dividend Equivalents. Unless otherwise provided in the applicable Award Agreement, any dividend equivalents granted with respect to an Award hereunder (other than Options or SARs, which shall have no dividend equivalents) will be paid or distributed no later than the 15th day of the 3rd month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the Participant’s right to such dividends equivalents is no longer subject to a substantial risk of forfeiture. In addition, notwithstanding anything to the contrary in the Plan, in no event shall dividends or dividend equivalents payable in connection with an Award granted under the Plan be paid earlier than at the time that the Award or applicable portion thereof becomes vested in accordance with the applicable Award Agreement.

SECTION 14

AMENDMENT, SUSPENSION, AND TERMINATION

14.1

Amendment, Suspension, or Termination. Except as provided in Section 14.2, the Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

14.2

No Amendment without Shareholder Approval. The Company shall obtain shareholder approval of any material Plan amendment (including but not limited to any provision to reduce the exercise or purchase price of any outstanding Options or other Awards after the Grant Date (other than for adjustments made pursuant Section 5.3), or to cancel and re-grant Options or other rights at a lower exercise price), to the extent necessary or desirable to comply with Applicable Law.

SECTION 15

TAX WITHHOLDING

15.1

Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

15.2

Withholding Arrangements. The Administrator, in its discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the applicable withholding amount. The amount of the withholding requirement shall be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made; provided, however, in the case Shares are withheld by the Company to satisfy the tax withholding that would otherwise be issued to the Participant, the amount of such tax withholding shall be determined by applying the relevant federal, state or local withholding tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date taxes are required to be withheld.

SECTION 16

LEGAL CONSTRUCTION

16.1

Liability of Company. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful grant or any Award or the issuance and sale of any Shares hereunder, shall relieve the Company, its officers, Directors and Employees of any liability in respect of the failure to grant such Award or to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.2

Grants Exceeding Allotted Shares. If the Shares covered by an Award exceed, as of the date of grant, the number of Shares, which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained.

16.3

Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.4

Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.5

Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all Applicable Law and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.6

Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Michigan, without giving effect to principles of conflicts of law of such state.

16.7	Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

16.8

Plan Document Controls. All awards granted pursuant to the Plan, including the Original Plan and the Amended and Restated Plan, shall be subject to the terms and conditions of the Plan as amended and restated herein. The Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 24, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 20, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. SUPERIOR INDUSTRIES INTERNATIONAL, INC. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS 26600 TELEGRAPH ROAD If you would like to reduce the costs incurred by our company in mailing proxy materials, SOUTHFIELD, MICHIGAN 48033 you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 24, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 20, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VIRTUAL ANNUAL MEETING OF SHAREHOLDERS The Annual Meeting of Shareholders will be held via live webcast only. There will be no physical location for the meeting. You will be able to attend the Virtual Annual Meeting, vote and submit your questions by visiting www.virtualshareholdermeeting.com/SUP2021. Have your proxy card available when you access the web cast and follow the instructions to participate. You may log in 30 minutes prior to the start of the Annual Meeting. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D42241-P52742 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SUPERIOR INDUSTRIES INTERNATIONAL, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: 1. Election of Directors Nominees: 01) Majdi Abulaban 05) Paul J. Humphries 02) Raynard D. Benvenuti 06) Ransom A. Langford 03) Michael R. Bruynesteyn 07) Timothy C. McQuay 04) Richard J. Giromini 08) Ellen B. Richstone The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To approve, in a non-binding advisory vote, the executive compensation of the Company’s named executive officers for the fiscal year ended December 31, 2020; 3. To approve an amendment to the 2018 Equity Incentive Plan of the Company to, among other things, increase the number of shares of common stock available for issuance under the 2018 Equity Incentive Plan by 2,000,000 shares; and 4. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. To act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report/10-K Wrap are available at www.proxyvote.com. D42242-P52742 SUPERIOR INDUSTRIES INTERNATIONAL, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 25, 2021 The undersigned hereby appoints Majdi Abulaban and Joanne M. Finnorn, and each of them, as attorney agent and proxy of the undersigned, with full power of substitution, to vote all stock of SUPERIOR INDUSTRIES INTERNATIONAL, INC., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held via webcast on Tuesday, May 25, 2021 at 10:00 A.M. EDT and at any and all postponements and adjournments thereof, as fully and with the same force and effect as the undersigned might and could do if personally thereat. THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS AND FOR THE APPROVAL OF PROPOSALS 2, 3 AND 4. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. Continued and to be signed on reverse side